As filed with the Securities and Exchange Commission on December 12, 1997

                                                      Registration No. 333-33465
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ----------------------------


                                 AMENDMENT NO. 4

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ----------------------------

                         STANDARD AUTOMOTIVE CORPORATION
             (Exact name of registrant as specified in its charter)

                         ----------------------------

      Delaware                        3715                        52-2018607
(State or jurisdiction     (Primary Standard Industrial       (I.R.S. Employer
   of incorporation         Classification Code Number)      Identification No.)
   or organization)
                                 321 Valley Road
                            Hillsborough Township, NJ
                            08876-4056 (908) 369-5544
    (Address, including zip code, and telephone number including area code of registrant's principal executive offices)

                                  Steven Merker
                                  Karl Massaro
                                 321 Valley Road
                            Hillsborough Township, NJ
                            08876-4056 (908) 369-5544
       (Name, address including zip code, and telephone number including area code of agent for service)

                          ----------------------------

                                   Copies to:

        Vincent J. McGill, Esq.                     Lawrence B. Fisher, Esq.
Phillips Nizer Benjamin Krim & Ballon LLP     Orrick, Herrington & Sutcliffe LLP
           666 Fifth Avenue                             666 Fifth Avenue
     New York, New York 10103-0084              New York, New York 10103-0001
           (212) 977-9700                               (212) 506-5000

                         ----------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If this Form is a  post-effective  amendment  filed pursuant to Rule 462(c)
under  the  Securities  Act of  1933,  check  the  following  box and  list  the
Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |



                         ----------------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                  SUBJECT TO COMPLETION DATED DECEMBER 12, 1997


PROSPECTUS

                         STANDARD AUTOMOTIVE CORPORATION

           1,000,000 Shares of Convertible Redeemable Preferred Stock

                        1,300,000 Shares of Common Stock

      Standard Automotive Corporation, a Delaware corporation (the "Company"), hereby offers (this "Offering") 1,000,000 shares of 8 1/2% Senior Convertible Redeemable Preferred Stock, par value $.001 per share and liquidation preference of $_____ per share (the "Convertible Preferred Stock"), and 1,300,000 shares of Common Stock, par value $.001 per share (the "Common Stock"). The Convertible Preferred Stock and Common Stock are sometimes collectively referred to as the "Securities." The Convertible Preferred Stock and the Common Stock are being offered separately and not as a unit and will trade separately immediately after this Offering. The Convertible Preferred Stock is convertible into Common Stock at any time on or after _______, 1998 (180 days after the date hereof) prior to redemption at the ratio of one share of Common Stock for each share of Convertible Preferred Stock, an effective conversion price of $____ per share or 120% of the initial public offering price per share of Common Stock (subject to adjustment under certain circumstances including in the event of the failure of the Company to pay a dividend on the Convertible Preferred Stock within 30 days after a dividend payment date, which will result in each instance in a reduction of $.50 per share in the conversion price but not below $9.00 per share). The Convertible Preferred Stock is subject to redemption by the Company at any time on or after __________, 2000 (30 months after the date hereof), in whole but not in part, at $_________per share, plus accumulated and unpaid dividends on 30 days' prior written notice, provided that the closing bid price of the Common Stock for any 20 trading days within a period of 30 consecutive trading days ending not more than five trading days prior to the date of the notice of redemption equals or exceeds $____ per share (180% of the initial public offering price per share of Common Stock). Cumulative dividends on the Convertible Preferred Stock at the rate of $____ per share per annum are payable quarterly, out of funds legally available therefor, on the last business day of March, June, September and December of each year, commencing December 31, 1997. See "Description of Securities."

      Purchasers of the Securities offered hereby will experience immediate and substantial dilution in net tangible book value per share from the initial public offering price. New investors will contribute 100% of the consideration for 44.8% of the total number of shares of Common Stock to be outstanding following completion of this Offering (assuming no conversion of the Convertible Preferred Stock); while existing investors will own the balance of the shares of Common Stock for which they have paid nominal consideration.


      Prior to this Offering, there has been no public market for the Securities and there can be no assurance that such a market will develop after the completion of this Offering or, if developed, that it will be sustained. It is currently estimated that the initial public offering price per share of Convertible Preferred Stock will be between $11.00 and $12.00 and that the initial public offering price per share of Common Stock will be between $9.00 and $10.00. For information regarding the factors considered in determining the initial public offering prices of the Securities and the terms of the Convertible Preferred Stock, see "Risk Factors" and "Underwriting." The Company has applied to have the Convertible Preferred Stock and the Common Stock listed on The American Stock Exchange ("AMEX") for trading separately under the symbols "AJX.Pr" and "AJX," respectively.


THESE ARE SPECULATIVE SECURITIES. THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 9 AND "DILUTION."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ----------------------------

================================================================================
                                                     Underwriting    Proceeds to
                                  Price to Public    Discounts(1)    Company(2)
--------------------------------------------------------------------------------
Per share of Convertible
 Preferred Stock ...............         $                 $              $
--------------------------------------------------------------------------------
Per share of Common Stock ......         $                 $              $
--------------------------------------------------------------------------------
Total(3) .......................         $                 $              $
================================================================================

 (1) Does not include additional compensation to Westport Resources Investment Services, Inc., the representative (the "Representative") of the several Underwriters (the "Underwriters"), in the form of a non-accountable expense allowance. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representative.

 (2) Before  deducting  estimated  expenses of $810,000  payable by the Company,
     excluding   the   non-accountable   expense   allowance   payable   to  the
     Representative.

 (3) The Company has granted the Underwriters an option exercisable within 45 days after the date of this Prospectus to purchase up to an aggregate of 150,000 additional shares of Convertible Preferred Stock and/or 195,000 additional shares of Common Stock upon the same terms and conditions as set forth above, solely to cover over-allotments, if any (the "Over-allotment Option"). The Over-allotment Option may be exercised to purchase shares of Convertible Preferred Stock, shares of Common Stock or any combination thereof. If such Over-allotment Option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $_________, $_________ and $__________, respectively.


It is expected that delivery of the Securities will be made at the offices of the Representative's counsel on or about ___________, 1997.

WESTPORT RESOURCES INVESTMENT SERVICES, INC.

                  DIRKS & COMPANY, INC.

                                    MILLENNIUM FINANCIAL GROUP, INC.
                                        (European Co-Manager)

                                                       RAF FINANCIAL CORPORATION

                  The date of this Prospectus is ________, 1997

                         [Picture of Container Chassis]

       CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING PURCHASES OF THE SECURITIES TO STABILIZE THE MARKET PRICE, PURCHASES OF THE SECURITIES TO COVER SOME OR ALL OF A SHORT POSITION IN THE SECURITIES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


      THE SECURITIES OFFERED IN THIS OFFERING BY THE UNDERWRITERS ARE SUBJECT TO PRIOR SALE. THE UNDERWRITERS RESERVE THE RIGHT TO WITHDRAW, CANCEL OR MODIFY SUCH OFFER (WHICH MAY BE DONE ONLY BY FILING AN AMENDMENT TO THE REGISTRATION STATEMENT) AND TO REJECT ORDERS IN WHOLE OR IN PART FOR THE PURCHASE OF ANY OF THE COMPANY'S SECURITIES AND TO CANCEL ANY SALE EVEN AFTER THE PURCHASE PRICE HAS BEEN PAID IF SUCH SALE, IN THE OPINION OF THE UNDERWRITERS, WOULD VIOLATE FEDERAL OR STATE SECURITIES LAWS OR A RULE OR POLICY OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. ("NASD").

       THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING FINANCIAL STATEMENTS AUDITED BY ITS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT AND QUARTERLY REPORTS CONTAINING UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR.

                         ----------------------------

       This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors" and in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY


      The following summary is qualified in its entirety by reference to the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise specified, all information in this Prospectus (i) assumes that the following transactions (collectively, the "Closing Transactions") have been consummated upon the closing of this Offering (the "Closing Date"): (a) the acquisition (the "Acquisition") of Ajax Manufacturing Company ("Ajax" or the "Predecessor Company") by Standard Automotive Corporation ("Standard"), (b) the filing prior to the date of this Prospectus of a Certificate of Designation, Preferences and Rights amending the Company's Certificate of Incorporation to authorize the Convertible Preferred Stock, (c) the issuance to the holders of $325,000 in aggregate principal amount of certain notes (the "Bridge Notes") of an aggregate number of shares of Common Stock determined by dividing $325,000 by the initial public offering price per share of Common Stock (which is assumed for purposes hereof to be $10.00, yielding 32,500 shares), and (d) the repayment by Mr. Carl Massaro to the Company of $561,000 in loans, and (ii) does not give effect to (x) any exercise of the Over-allotment Option, (y) the issuance of up to 1,000,000 shares of Common Stock upon conversion of the Convertible Preferred Stock, and (z) the issuance of up to 100,000 shares of Convertible Preferred Stock and/or 130,000 shares of Common Stock upon exercise of the Representative's Warrants. See "The Acquisition" and "Underwriting." References to "Ajax" or the "Company" mean Ajax and Standard, respectively, as of dates and periods prior to the Closing Date and to Standard and its subsidiaries, collectively, thereafter. References to "Ajax" or the "Predecessor Company", as they relate to historical financial information presented herein, mean the financial condition, results of operations and statistics of Ajax Manufacturing Company on a separate company basis. Historical financial statements as of and for the six month period ended September 30, 1997 include the financial position and operating results of Standard and Ajax, as if these entities were combined as of and for that period. Standard had no operating results prior to the six month period ended September 30, 1997.


                                   The Company


      The Company is a specialized manufacturer of new trailer chassis which are sold to leasing companies, large steamship lines, railroads and trucking companies to transport overland 20', 40', 45' and 48' shipping containers. The Company also remanufactures used trailer chassis. The Company recently began to manufacture a new line of 20, 30 and 40 yard sanitary containers known as roll-off dumpsters and to sell a new line of intermodal refuse containers that can be shipped on trailer chassis, barge or railroad. The Company's net sales and net income were $22,355,871 and $1,727,907 for the fiscal year ended March 31, 1997, as compared to $42,537,553 and $3,344,303 for the fiscal year ended March 31, 1996, respectively. For the six months ended September 30, 1997, the Company had net sales and net income of $11,170,153 and $407,216, as compared to $8,780,895 and $235,216 for the comparable period of 1996.


      A shipping cargo container is a reusable metal container designed for the efficient carriage of cargo with a minimum of exposure to loss through damage or theft. According to Containerization International, the world container fleet has grown to an estimated 9,100,000 TEU (i.e., "Twenty-Foot Equivalent Unit") as of mid-1995. The Company believes that the demand for new and remanufactured container chassis is closely related to container use. The total size of the United States chassis fleet was estimated at 515,000 units in 1996 as compared to 481,000 units in 1995.

      The Company leases its 182,000 square foot manufacturing facility in Hillsborough, New Jersey. The Company has established production lines for the manufacture of new chassis and the remanufacture of used chassis. In August 1997 the Company expanded its operations by establishing a production line for the manufacture of refuse containers.

      The Company's business strategy is to grow through the acquisition of companies that manufacture complementary products, by diversifying its product lines and establishing manufacturing facilities in the Western United States to service potential customers on the West Coast. At this time the Company is not engaged in any discussions with any acquisition candidates, nor has it established a timetable for the establishment of a new manufacturing facility.

       The Company will use the net proceeds of this Offering to pay the Purchase Price of the Acquisition and to repay approximately $338,000 due under the Bridge Notes.

      The Company is a Delaware corporation formed on January 2, 1997, to acquire and operate the business of Ajax Manufacturing Company. Ajax was incorporated in 1964 under New Jersey law and commenced business in 1979. The Company's office and manufacturing facilities are located at 321 Valley Road, Hillsborough Township, New Jersey, 08876-4056, telephone (908) 369-5544.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                The Acquisition


      On the Closing Date, the Company will use the proceeds of this Offering to consummate the acquisition (the "Acquisition") from Mr. Carl Massaro, the founder and sole stockholder of Ajax, of all of the outstanding capital stock of Ajax. The Stock Purchase and Redemption Agreement (the "Stock Purchase Agreement") dated August 11, 1997 between the Company and Mr. Carl Massaro provides for a purchase price (the "Purchase Price") of $20,625,000 adjusted by an amount equal to 83.33% of the excess of Ajax's net worth as of the Closing Date over $4,463,671 (the "Net Worth Adjustment"). The Purchase Price is payable in cash on the Closing Date by Standard, except that to the extent that the Purchase Price exceeds $19,924,085, the excess amount up to $4,000,000 is payable by Ajax pursuant to a three-year promissory note bearing interest at the annual rate of 10% (the "Redemption Note"), which will be issued in consideration for stock of Ajax to be redeemed simultaneously with the Closing. There is no ceiling on the Net Worth Adjustment and, the excess of the Purchase Price over $23,924,085, is payable in cash by the Company. Promptly after the Closing, Ajax will prepare a balance sheet to determine its net worth as of the Closing Date. Upon final determination of Ajax's Closing Date net worth, appropriate adjustments will be made to the Redemption Note or the cash portion of the Purchase Price. After the Closing Date, Ajax will operate as a wholly-owned subsidiary of the Company. See "The Acquisition."


                                  This Offering

Securities Offered ....................      1,000,000   shares  of  Convertible
                                             Preferred   Stock   and   1,300,000
                                             shares of Common Stock.
Offering Prices:
  Convertible Preferred Stock .........      $_____ per share.
  Common Stock ........................      $_____ per share.


Securities outstanding prior to
  this Offering(1) ....................      1,567,500  shares of  Common  Stock
                                             and  no   shares   of   Convertible
                                             Preferred Stock.

Securities to be outstanding after
  this Offering(2):

  Prior to conversion of the
   Convertible Preferred Stock ........      2,900,000  shares of  Common  Stock
                                             and 1,000,000 shares of Convertible
                                             Preferred Stock.

  Giving effect to full conversion
   of the Convertible Preferred Stock .      3,900,000 shares of Common Stock.

Terms of Convertible Preferred Stock:

Dividend Rate and Payment Dates .......      Cumulative dividends are payable at
                                             the rate of  $____  per  share  per
                                             annum,   quarterly   on  the   last
                                             business   day  of   March,   June,
                                             September   and  December  of  each
                                             year, commencing December 31, 1997,
                                             when,  as  and if  declared  by the
                                             Board  of  Directors,   before  any
                                             dividends  are  declared or paid on
                                             the  Common  Stock  or any  capital
                                             stock   ranking   junior   to   the
                                             Convertible     Preferred    Stock.
                                             Failure   to  pay   any   quarterly
                                             dividend will result in a reduction
                                             of  the   conversion   price.   See
                                             "Dividend  Policy" and "Description
                                             of          Securities--Convertible
                                             Preferred Stock."


-------------------
(1) Does not give effect to the issuance to the holders of $325,000 in aggregate principal amount of Bridge Notes of an aggregate number of shares of Common Stock determined by dividing $325,000 by the initial public offering price per share of Common Stock (which is assumed for purposes hereof to be $10.00, yielding 32,500 shares).

(2) Does not give effect to the issuance of up to 50,000 shares of Common Stock upon exercise of options at an exercise price of $_______ per share [115% of the initial public offering price per share] granted to Mr. Carl Massaro (the "Massaro Options"), and the issuance of up to 340,000 additional shares of Common Stock reserved for issuance upon exercise of stock options that may be granted under the Company's 1997 Stock Option Plan.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Conversion Rights .....................      Convertible  into  Common  Stock at
                                             any time on or after  ______,  1998
                                             (180 days  after  the date  hereof)
                                             and  prior  to   redemption   at  a
                                             conversion  rate  of one  share  of
                                             Common  Stock  for  each  share  of
                                             Convertible   Preferred  Stock  (an
                                             effective conversion price of $____
                                             per  share  or 120% of the  initial
                                             public  offering price per share of
                                             Common    Stock),     subject    to
                                             adjustment       under      certain
                                             circumstances   including   in  the
                                             event of the failure of the Company
                                             to   pay   a   dividend    on   the
                                             Convertible  Preferred Stock within
                                             30 days  after a  dividend  payment
                                             date,  which  will  result  in each
                                             instance in a reduction of $.50 per
                                             share in the  conversion  price but
                                             not  below  $9.00  per  share.  See
                                             "Description                     of
                                             Securities--Convertible   Preferred
                                             Stock."

Optional Cash Redemption ..............      Redeemable,  in  whole  but  not in
                                             part,  by the Company upon 30 days'
                                             prior written notice at any time on
                                             or after  _____,  2000  (30  months
                                             after  the date  hereof)  at $_____
                                             per  share,  plus  accumulated  and
                                             unpaid   dividends,   provided  the
                                             closing  bid  price  of the  Common
                                             Stock  for  any  20  trading   days
                                             within a period  of 30  consecutive
                                             trading  days  ending not more than
                                             five trading days prior to the date
                                             of the notice of redemption  equals
                                             or exceeds  $_____ per share  (180%
                                             of  the  initial  public   offering
                                             price  per  share  of  the   Common
                                             Stock).    See    "Description   of
                                             Securities--Convertible   Preferred
                                             Stock."

Voting Rights .........................      The    holders    of    Convertible
                                             Preferred  Stock  have  the  right,
                                             voting as a class,  to  approve  or
                                             disapprove  of the  issuance of any
                                             class or  series  of stock  ranking
                                             senior  to or on a parity  with the
                                             Convertible  Preferred  Stock  with
                                             respect to declaration  and payment
                                             of dividends or the distribution of
                                             assets on liquidation,  dissolution
                                             or winding-up. The affirmative vote
                                             of  the   holders  of  2/3  of  the
                                             outstanding  shares of  Convertible
                                             Preferred   Stock  is  required  to
                                             approve   the   issuance  of  stock
                                             senior to the Convertible Preferred
                                             Stock,  and the affirmative vote of
                                             the  holders of a  majority  of the
                                             outstanding  shares of  Convertible
                                             Preferred   Stock  is  required  to
                                             approve the  issuance of stock on a
                                             parity    with   the    Convertible
                                             Preferred  Stock.  In addition,  if
                                             the Company  fails to pay dividends
                                             on the Convertible  Preferred Stock
                                             for  four   consecutive   quarterly
                                             dividend payment  periods,  holders
                                             of  Convertible   Preferred   Stock
                                             voting  separately  as a class will
                                             be entitled to elect two  directors
                                             such    voting    right   will   be
                                             terminated  as of the  next  annual
                                             meeting  of   stockholders  of  the
                                             Company  following  payment  of all
                                             accrued dividends. See "Description
                                             of          Securities--Convertible
                                             Preferred Stock."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Liquidation Preference ................      Upon  liquidation,  dissolution  or
                                             winding up of the Company,  holders
                                             of Convertible  Preferred Stock are
                                             entitled  to  receive   liquidation
                                             distributions  equivalent  to $____
                                             per  share  (plus  accumulated  and
                                             unpaid    dividends)   before   any
                                             distribution   to  holders  of  the
                                             Common  Stock or any capital  stock
                                             ranking  junior to the  Convertible
                                             Preferred  Stock.  See "Description
                                             of          Securities--Convertible
                                             Preferred Stock."

Priority ..............................      The  Convertible   Preferred  Stock
                                             will be senior to and have priority
                                             over the Common  Stock with respect
                                             to the  payment  of  dividends  and
                                             upon  liquidation,  dissolution  or
                                             winding-up of the Company.


Use of Proceeds .......................      The  Company  intends  to apply the
                                             net  proceeds  of this  Offering to
                                             pay  the  Purchase   Price  of  the
                                             Acquisition,     to    repay    all
                                             indebtedness  due under the  Bridge
                                             Notes,   and  to  use  any  balance
                                             thereof,  and any  proceeds  of the
                                             Over-allotment  Option, for working
                                             capital   and   general   corporate
                                             purposes. See "Use of Proceeds."

Proposed AMEX Symbols:


  Convertible Preferred Stock .........      AJX.Pr
  Common Stock ........................      AJX

Risk Factors ..........................      An  investment  in  the  Securities
                                             offered  hereby   involves  a  high
                                             degree  of risk and  immediate  and
                                             substantial dilution, and should be
                                             made  only  by  investors  who  can
                                             afford  the  loss of  their  entire
                                             investment.  See "Risk Factors" and
                                             "Dilution."



Reverse  Stock Split ..................      All  references  to  share  and per
                                             share  data have been  adjusted  to
                                             reflect  a  .758162-for-one reverse
                                             stock split effective  November 10,
                                             1997, which  reduced  the number of
                                             shares of the  Company  outstanding
                                             from 2,067,500 to 1,567,500.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             Summary Financial Data


      The following table sets forth (i) for the periods indicated and at the dates indicated historical summary financial information of the Predecessor Company, (ii) historical financial statements as of and for the six month period ended September 30, 1997, that include the financial position and operating results of Standard and Ajax, as if these entities were combined at that date and for that period and (iii) adjusted pro forma financial information of the Company for the fiscal year ended March 31, 1997 and the six months ended September 30, 1997. The historical information contained in the table for the fiscal years ended March 31, 1995, 1996 and 1997 has been derived from audited financial statements, and is qualified in its entirety by, and should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the audited financial statements (and notes thereto) and other financial and statistical information of the Predecessor Company appearing elsewhere in this Prospectus. The historical statements of operations, cash flow and other financial data as of and for the years ended March 31, 1993 and 1994 and for the six months ended September 30, 1996 and 1997, have been derived from unaudited financial statements. The financial statements as of September 30, 1997 and for the six month periods ended September 30, 1996 and 1997 are unaudited; however, in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been made. The historical financial statements as of and for the six month period ended September 30, 1997 include a nonrecurring charge related to a settlement of excise tax assessments with the Internal Revenue Service. The results of interim periods are not necessarily indicative of the results to be obtained in a full fiscal year. The accompanying pro forma unaudited statement of operations, cash flow and other financial data reflect the effects of the Acquisition, the related equity financing, and related expenses, costs and fees as if such transactions occurred on April 1, 1996 (the beginning of the Predecessor Company's fiscal year). The accompanying pro forma unaudited balance sheet data is adjusted to give effect to the Acquisition and the other Closing Transactions as if they had occurred on September 30, 1997.


                                                                      Year Ended
                                                                       March 31,
                                       --------------------------------------------------------------------
                                          1993           1994            1995          1996         1997
                                          ----           ----            ----          ----         ----
                                            (Amounts in thousands, except share and earnings per share data)

Statement of
  Operations Data:
 Net sales ........................    $   7,245       $  17,551      $  33,407     $  42,538     $  22,356
 Gross profit .....................        1,160           1,406          2,696         8,565         5,329
 Selling, general and
   administrative .................          839             861          1,419         3,082         2,510
 Amortization of
   goodwill .......................           --              --             --              --          --
 Operating income .................          321             545          1,277         5,482         2,818
 Excise tax settlement(5) .........           --              --             --            --            --
 Interest expense .................          442             342            339           118            --
 Interest expense related to
   Bridge Notes(6) ................           --              --             --            --            --
 Income (loss) before
   income taxes and
   extraordinary gain .............         (121)            172          1,012         5,449         2,896
 Net income (loss) ................    $     (93)      $     103      $     514     $   3,344     $   1,728
 Preferred stock
   dividends ......................           --              --             --            --            --
 Earnings (loss)
   attributable to Common
   Stockholders ...................          (93)            103            514         3,344         1,728
 Primary and fully diluted
    earnings (loss) per share(3) ..    $    (.06)      $     .06      $     .32     $    2.09     $    1.08
 Weighted average
   common and common
   equivalent shares
   outstanding(3):
Primary and fully diluted .........    1,600,000       1,600,000      1,600,000     1,600,000     1,600,000
Statement of Cash Flow Data:
 Net cash provided by
   (used in) operating
   activities .....................    $     719       $     592      $   2,254     $   2,870     $     547
 Net cash provided by
   (used in) investing
   activities .....................         (158)             63           (600)          325          (471)
 Net cash provided by (used
   in) financing activities .......         (494)           (676)        (2,176)       (2,225)           --
Other Financial Data:
 Ratio of earnings to
   combined fixed charges
   and preferred stock
   dividends(7)....................          .74            1.46           4.46          33.1          47.7
 EBITDA(4) ........................    $     646       $     881      $   1,853     $   5,709     $   3,020
 Acquisition of property
  and equipment
  (use of cash) ...................         (158)            (41)          (136)         (139)         (171)


-------------
Footnotes on Page 8


                                                                                Pro Forma,
                                                                              As Adjusted(2)
                                                                         -----------------------
                                                Six Months Ended                       Six Months
                                                  September 30,          Year Ended      Ended
                                            -----------------------       March 31,    September
                                               1996        1997(1)          1997        30, 1997
                                               ----        ------          -------     ---------
                                        (Amounts in thousands, except share and earnings per share data)

Statement of
  Operations Data:
 Net sales ........................         $   8,781     $  11,170      $  22,356     $  11,170
 Gross profit .....................             1,835         2,290          5,057         2,300
 Selling, general and
   administrative .................             1,073           800          1,917           867
 Amortization of
   goodwill .......................                --            --            790           395
 Operating income .................               762         1,490          2,350         1,038
 Excise tax settlement(5) .........                --           829             --           829
 Interest expense .................                --            --            345           172
 Interest expense related to
   Bridge Notes(6) ................                --           172             --            --
 Income (loss) before
   income taxes and
   extraordinary gain .............               794           521          2,082            69
 Net income (loss) ................         $     468     $     235      $   1,111     $      41
 Preferred stock
   dividends ......................                --            --          1,020           510
 Earnings (loss)
   attributable to Common
   Stockholders ...................               468           235             91          (469)
 Primary and fully diluted
    earnings (loss) per share(3) ..         $     .29     $     .15      $     .03     $    (.17)
 Weighted average
   common and common
   equivalent shares
   outstanding(3):
Primary and fully diluted .........         1,600,000     1,600,000      2,716,000     2,716,000
Statement of Cash Flow Data:
 Net cash provided by
   (used in) operating
   activities .....................         $     828     $    (903)     $     547     $    (903)
 Net cash provided by
   (used in) investing
   activities .....................              (154)         (397)       (19,903)         (397)
 Net cash provided by (used
   in) financing activities .......                --           325         21,000           325
Other Financial Data:
 Ratio of earnings to
   combined fixed charges
   and preferred stock
   dividends (7)...................                --          3.58           1.18           .26
 EBITDA(4) ........................         $     860     $     768      $   3,341     $     711
 Acquisition of property
  and equipment
  (use of cash) ...................               (67)         (136)          (171)         (136)


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                                                                          September 30, 1997
                                                                                        -------------------------
                                                      March 31,                                      Unaudited
                                 ---------------------------------------------------    Historical  Pro Forma, As
                                  1993       1994       1995       1996        1997        (1)       Adjusted (2)
                                 ------     ------     ------     ------      ------    ----------  -------------
                                                            (Amounts in thousands)

Balance Sheet Data:
Cash and Cash Equivalents .          37         15        512      1,482       1,558         583        1,899
Accounts Receivable, net ..         142      1,218        503        751       2,536       1,685        1,685
Inventory .................       3,274      3,172      5,165      3,341       3,515       5,875        6,225
Property and Equipment,
 net ......................       1,268      1,045        949        946         994       1,064        1,064
Capitalized Acquisition
and Financing Costs .......        --         --         --         --          --           792           92
Goodwill ..................        --         --         --         --          --          --         16,499
Current Liabilities
  (excluding debt) ........         882      2,056      3,288      1,464       2,093       3,718        3,492
Total Debt (including
  current) ................       3,699      3,113      2,373       --          --           325        3,450
Stockholders' Equity ......       1,264      1,367      2,151      5,495       7,222       7,458       21,463


-------------
(1) Includes the financial position and operations of Standard and Ajax. The September 30, 1997 balance sheet of Standard was comprised of Capitalized Acquisition and Financing Costs of $792, accrued expenses of $639, short term Bridge Notes of $325 and an accumulated deficit of $172. Results of operations are comprised solely of $172 of interest expense for the six months ended September 30, 1997.

(2) Pro forma, as adjusted amounts reflect the statement of operations and cash flow data, balance sheet data and other financial data of the Predecessor Company after giving effect to the Acquisition and the other Closing Transactions, and the sale of the Securities offered hereby at the assumed price of $10.00 per share for the Common Stock and $12.00 per share for the Preferred Stock, in the manner described under "Unaudited Selected Pro Forma Financial Data."

(3) "Primary and fully diluted earnings (loss) per share" and the "Weighted average common and common equivalent shares outstanding" data assume the Predecessor Company had 1,600,000 shares of Common Stock outstanding during all periods presented. Such number of shares reflects the capitalization of the Company prior to the Acquisition.

(4) As used herein, EBITDA reflects net income (loss) increased by the effects of interest expense, income tax provisions, depreciation and amortization expense. EBITDA is used by management, along with other measures of performance, to assess the Company's financial performance. EBITDA should not be considered in isolation or as an alternative to measures of operating performance or cash flows pursuant to generally accepted accounting principles. EBITDA, pro forma, as adjusted, reflects the effects of amortizing preliminary goodwill and other pro forma adjustments. See "Unaudited Selected Pro Forma Financial Data."

(5)  Represents  the  effects  of  a  nonrecurring   charge  related  to  Ajax's
     settlement of excise tax  assessments.

(6) Upon closing of this Offering, the Company will issue to the holders of the Bridge Notes a number of shares of Common Stock. The Company incurs a charge to operations (approximately $325) during the period that the Bridge Notes are outstanding related to this issuance.


(7) The pro forma, as adjusted, ratio of earnings to combined fixed charges and preferred stock dividends for the six months ended September 30, 1997 results in a less than one to one ratio. The deficiency is $781. The ratio of earnings to combined fixed charges and preferred stock dividends for the year ended March 31, 1993 results in a less than one to one ratio. The deficiency is $121.


--------------------------------------------------------------------------------

                                  RISK FACTORS

      The Securities offered hereby are speculative and involve a high degree of risk. An investment should only be made by investors who can afford the loss of their entire investment. Accordingly, prospective investors, before making an investment, should carefully consider the following risk factors:

Risks of the Acquisition

      The Company will commence operations upon the consummation of the Acquisition of Ajax upon the closing of this Offering. There can be no assurance, however, that any benefits will be achieved or that the results of Ajax prior to the Acquisition will be improved upon. In addition, Carl Massaro, the President and Chief Executive Officer of Ajax, will resign from those positions upon consummation of the Acquisition, and become a consultant to the Company. Although Carl Massaro's position will be filled by his son, Karl Massaro, Ajax's Vice President and General Manager since 1991, there can be no assurance that the management of the Company and Ajax will be successfully combined, or that the new management will collectively have the necessary experience to operate the Company. The process of combining the organizations could cause the interruption of, or a loss of momentum in, the activities of part or all of the Company's business, which could have an adverse effect on the Company.

Limited Recourse Against Selling Shareholder

      Pursuant to the Stock Purchase Agreement, Carl Massaro's obligation to indemnify the Company for breaches of his representations and warranties therein is, with certain exceptions, limited to $2.0 million. Consequently, the Company will have no recourse against Mr. Massaro for claims in excess of such amount.

Incurring Additional Indebtedness and Issuing New Securities


      In connection with the Acquisition of Ajax the Company will become indebted to Carl Massaro in an amount estimated to be $3,450,000, based upon the results of operations of Ajax through September 30, 1997, and which amount may increase to up to $4,000,000 based upon the results of operations of Ajax through the Closing Date. In addition, to consummate the Acquisition the Company will issue the Common Stock and Convertible Preferred Stock offered hereby. The Convertible Preferred Stock has an annual dividend requirement of $1,020,000 ($1,173,000 if the Over-allotment Option is exercised in full; assuming a public offering price of $12.00 per share of Convertible Preferred Stock).

Inadequate Dividend Coverage


      The annual  dividend  requirement on the  Convertible  Preferred  Stock is
$1,020,000 ($1,173,000 if the Over-allotment Option is exercised in full; assuming a public offering price of $12.00 per share of Convertible Preferred Stock). The future earnings of the Company, if any, may not initially be adequate to pay the dividends on the Convertible Preferred Stock, and, although the Company will pay quarterly dividends out of available capital surplus, there can be no assurance that the Company will maintain sufficient capital surplus or that future earnings, if any, will be adequate to pay the dividends on the
Convertible Preferred Stock. Under the Delaware General Corporation Law, dividends may be paid only out of legally available funds. Failure to pay any quarterly dividend will result in a reduction in the conversion price and failure to pay a total of four consecutive quarterly dividends will entitle the holders of the Convertible Preferred Stock, voting separately as a class, to elect two directors. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution. See "Dividend Policy" and "Description of Securities--Convertible Preferred Stock."

Significant Leverage



     On the Closing Date of this Offering and of the Acquisition, the Company will have up to $4,000,000 in long-term indebtedness outstanding, consisting of the Redemption Note, and related annual interest expense of up to $400,000. As a result, the Company will be significantly leveraged and will have indebtedness that is substantial in relation to its stockholders' equity. In contrast, at March 31, 1995, 1996 and 1997 and September 30, 1997 (historical) and September 30, 1997 (pro forma, as adjusted), the Company had a ratio of indebtedness to total capitalization of 2.63:1, .27:1, .34:1, .54:1, and .32:1, respectively. For the fiscal years ended March 31, 1995, 1996 and 1997, and the six months ended September 30, 1997, the net increase (decrease) in cash and cash equivalents of the Company was $(522,837), $970,153, $76,329 and $(975,330), respectively.
The ability of the Company to make principal and interest payments will depend on future performance, which is subject to many factors, some of which will be outside the Company's control. In addition, the Redemption Note will be secured by substantially all of the assets of the Company. In the case of a continuing default by the Company under the Redemption Note, Mr. Carl Massaro will have the right to foreclose on the Company's assets, which would have a material adverse effect on the Company. Payment of principal and interest on such indebtedness may limit the Company's ability to pay dividends to shareholders. The Company's leverage may also adversely affect the ability of the Company to finance its future operations and capital needs, may limit its ability to pursue other business opportunities and may make its results of operations more susceptible to adverse economic conditions. See "The Acquisition."

Additional Capital Requirements

      Almost the entire proceeds of this Offering (assuming no exercise of the Over-allotment Option) will be used to pay the Purchase Price of the Acquisition and repay the Bridge Notes. As a result the Company may require additional capital to expand its operations. The Company contemplates that it may seek to expand its operations and product lines, which might require significant modifications to and modernization of the Company's facilities and the establishment of new manufacturing facilities outside the territory served by the Company's current facility and the acquisition of companies in the trailer chassis industry or related industries. Any such expansion would likely require that the Company raise additional financing either in the form of debt or equity. There can be no assurance that any such financing will be available to the Company on favorable terms, if at all. Further, there can be no assurance that the Company will be able to service its existing indebtedness or any debt it may hereafter incur in connection with the expansion of its operations. If the Company were to seek to raise additional equity, its then existing shareholders would suffer dilution to their interests.

Absence of Principal Shareholder

      Historically, the Company has obtained money and achieved other financial accommodations through arrangements guaranteed by Mr. Carl Massaro. After the Closing Date, the Company will no longer be able to rely upon Mr. Massaro's credit when seeking to borrow money or obtain other financial accommodations. Following the completion of this Offering, management intends to seek to obtain bank credit facilities for the Company; however, the Company does not currently have any specific plans or arrangements with respect to obtaining such facilities. The fact that the Redemption Note will be secured by substantially all of the assets of the Company may make it more difficult for the Company to obtain such credit facilities.

Risks Associated with Rapid Expansion and Acquisitions

      The Company's proposed expansion is expected to place a strain on its management, administrative, operational, financial and other resources. The Company's expansion will be largely dependent upon its ability to maintain its operating margins, successfully market new products, hire and retain skilled management, marketing and other personnel and successfully manage growth (including monitoring operations, controlling costs and maintaining effective management and credit controls). The Company has limited experience in effectuating rapid expansion and in managing a broader range of new services and operations which are geographically dispersed. There can be no assurance that the Company will be able to successfully expand its operations or manage growth. To date, the Company's customer base has been concentrated in the Northeastern United States. The Company's growth prospects will be significantly affected by its ability to achieve greater penetration in new and existing geographic areas. The Company's prospects could be adversely affected by a decline in the trucking and shipping industry in general or in particular geographic markets or related market segments, which could result in reduction or deferral of expenditures by prospective customers. While the Company regularly evaluates possible acquisition opportunities, as of the date of this Prospectus, the Company has no plans, agreements, commitments, understandings or arrangements with respect to any such acquisition. There can be no assurance that the Company will ultimately effect any acquisition or that the Company will be able to successfully integrate into its operations any business which it may acquire. Any inability to do so, particularly in instances in which the Company has made significant capital investments, would have a material adverse effect on the Company.

      The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of continuing expansion. To the extent that the Company finances an acquisition with a combination  of  cash  and  equity  securities,  any  such  issuance  of  equity securities would result in dilution to the interests of the Company's shareholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with any acquisition, the Company will be subject to risks associated with incurring additional indebtedness and there can be no assurance that cash flow will be sufficient to repay any such indebtedness. See "Use of Proceeds" and "Business--Business of the Company--Business Strategy."

Risks of New Products

      The Company has recently begun to manufacture and market a new line of sanitary containers, known as "roll-off" dumpsters. The Company may consider manufacturing this product for inventory rather than upon receipt of customer purchase orders. There can be no assurance that the Company will be able to commercially exploit this new container line or any other new product. If it is not able to do so, the Company will incur a loss with regard to any unsold inventory.

Dependence on Trucking and Shipping Industries

      The container chassis and marine container manufacturing industries and related industries are dependent on the demand for their products from the trucking and shipping industries. Unit sales of new container chassis have historically been subject to substantial cyclical variation. Future economic downturns, increases in the utilization rate of existing container chassis or cyclical decreases in demand for marine cargo containers would likely have a materially adverse effect on the Company. Similarly, downturn or cyclical decreases in demand for container chassis would likely have a materially adverse effect on the Company. See "Business--Industry Overview."

Reliance on Small Number of Customers

      Due to the nature of the heavy-duty trailer chassis and container industries, the available pool of potential customers is limited. The Company's two largest customers, Trac Leasing and Ned Lloyd, accounted for a total of 90% (57% and 33%, respectively), of the Company's total net sales for the year ended March 31, 1997. The Company does not have a long-term contract with either of these customers as sales are made pursuant to purchase orders. The loss of any of such major customers could have a material adverse effect on the business of the Company, its financial condition, and its future operating results. See "Business--Business of the Company--Major Customers."

Dependence on One Manufacturing Site

      All of the Company's products are manufactured at the Company's Hillsborough Township, New Jersey facility. The Company leases the facility from Mr. Carl Massaro. Long-term interruption in the operation of this plant, from labor strikes or disputes, a natural disaster or other cause, whether or not covered by insurance, could have a materially adverse effect on the Company. See "Business--Business of the Company--Facilities and --Insurance."

Competition

      The chassis and container manufacturing industries are highly competitive and barriers to entry are relatively low. The Company directly competes with Strick Corporation, Hyundai Mexico and Monon, three other manufacturers of new trailer chassis, each of which has greater financial resources and higher sales than the Company. Furthermore, the Company's products compete with alternative forms of shipping, such as truck trailers, which the Company believes to have experienced recent rapid growth in usage. There can be no assurance that the Company will be able to continue to compete effectively with existing or potential competitors or alternative forms of shipping. See "Business--Business of the Company--Competition for the Manufacture of New Chassis."

Control by Management and Principal Stockholders

      Upon completion of this Offering, the directors and officers of the Company will own, as a group, shares equal to approximately 42% of the outstanding shares of the Company's Common Stock, assuming no conversion of the Convertible Preferred Stock, 31% assuming full conversion of such stock (40% and 30%, respectively if the Over-
allotment Option is exercised in full). As a result, management may be able to elect the entire Board of Directors and control all matters requiring stockholder approval. This concentration may also have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal Shareholders."

Dependence on Key Employees and Qualified Personnel


      The Company's success is dependent in large measure on the efforts and abilities of its executive officers, including Karl Massaro, its President, and Steven Merker, its Chief Financial Officer. Upon closing of this Offering the Company will enter into three year Employment Agreements with Karl Massaro and Steven Merker. Although the Company will, prior to the Closing Date, obtain a $2 million "key man" insurance policy on the life of Karl Massaro, the loss of either of these executive officers could have a materially adverse effect on the Company. The future success of the Company will also depend in large part on its ability to attract and retain talented management and skilled employees. There can be no assurance that the Company can retain its key employees or that it can attract and retain qualified personnel in the future. See "Business--Business of the Company--Employees" and "Management."

Potential Adverse Effect of Government Regulation

      Trailer chassis and container length, height, width, gross vehicle weight and other specifications are regulated by the National Highway Traffic Safety Administration and individual states. Historically, changes and anticipated changes in these regulations have resulted in significant fluctuations in demand for new trailer chassis and containers thereby contributing to industry cyclicality. The Company's manufactured chassis are also subject to federal excise taxes. Changes or anticipation of changes in these regulations or in applicable tax laws may have a materially adverse impact on the Company's manufacturing operations and sales.

Notice of Violation of Federal and State Air Quality Regulation


      The New Jersey Department of Environmental Protection ("NJDEP"), which administers Title V of the federal Clean Air Act in New Jersey, requires the Company to obtain an air emission permit under Title V thereof (a "Title V Permit") limiting the emission levels from certain equipment at the Company's facility of various pollutants, including volatile organic compounds ("VOC") generated by the drying of solvent-based primers and paints. The Company's equipment that requires Title V permitting includes three paint spray booths, three natural gas fired heaters and two shot blaster systems.

      On March 13, 1997 the NJDEP issued two Notices of Violations, which asserted that the Company had failed to obtain permits for the shot blasters prior to February 5, 1997 and for the heaters for the paint spray booths. The Company submitted permit applications for the heaters on March 26, 1997, which are pending. On May 8, 1997, the NJDEP issued an Administrative Order of Civil Administrative Penalty Assessment ("Order and Notice") assessing the Company a $9,000 penalty for emitting VOCs from the paint spray booths in excess of permissible limits in 1995. In response to the Order and Notice, the Company submitted to the NJDEP an adjudicatory hearing request which contests the $9,000 assessment. The NJDEP could make further assessments with respect to other years in which the allowable VOC limits were exceeded by the Company, although no other assessments have yet been received.


      The Company anticipates that it will exceed its permissible limits for VOC emissions during 1997. The Company is presently preparing an amendment to its Title V Permit application proposing that the Company and NJDEP enter into a Administrative Consent Order or other form of agreement (a "Compliance Schedule") as to VOC emissions from the three paint spray booths at the facility. The Company plans to propose a timetable by which it will change its primer and topcoat paint formulations from current, solvent based products that generate high amounts of VOC upon drying to water-based and lower-solvent based primers and topcoats, which would generate lower amounts of VOC upon drying. The Company believes that such change is technically feasible and that by making such change, the Company will reduce VOC emissions to levels allowable under the Company's present permits while allowing the Company to produce numbers of completed chassis comparable to those produced in recent years. Water-based primers are currently available. The Company has been advised by paint manufacturers that topcoat paints with progressively lower VOC content are currently being tested and will become available during the next twelve months. These primers and paints are suitable for the purposes of the Company's customers. Use of the new primer and paint products is expected to require certain modifications of the Company's production lines, primarily because water-based primer requires an additionally heated drying environment than solvent-based primer. The Company is preparing its plan for installing such modifications, which will be presented to NJDEP as part of the planned
Compliance Schedule proposal. The cost of such modifications and of the equipment required therefor is estimated to be less than $100,000. There is no assurance that NJDEP will grant a Compliance Schedule to the Company, or if granted the Compliance Schedule will not include NJDEP demands for fines, penalties, or other sanctions. IfNJDEP does not grant a Compliance Schedule, the Company might need to reduce its output of chassis until lower VOC formulations are utilized.

      The outcome of NJDEP regulatory actions cannot be predicted with certainty. The NJDEP could fine the Company for operating the shot blaster booths without a completed permit until February 5, 1997, for operating the heaters for the paint spray booths without a permit, and/or for emitting more VOCs from the paint spray booths than allowed by its permits. If changing to water-based primers and low VOC topcoat paints is not acceptable to NJDEP, NJDEP could require the Company to take other steps to comply with NJDEP requirements and the Clean Air Act, including capital improvements to ensure compliance with air quality regulations. Such improvements could include a VOC incinerator and/or other control apparatus which could cost $2,000,000 or more. The Company does not have allowances accrued for fines that may be assessed in respect of its air quality violations or for potential purchases of any capital equipment that may be mandated by the NJDEP or otherwise be necessary to avoid future violations.

      Failure to comply with NJDEP regulations and directives could result in fines and/or NJDEP orders to curtail or shutdown operations, any or all of which could have a material adverse effect on the Company's business and financial condition. The Company would have to bear the entire cost of any such capital improvements subject to Carl Massaro's obligations under the Stock Purchase Agreement to indemnify the Company for all environmental liability up to an aggregate of $250,000. See "Business--Business of the Company--Violation of Federal and State Air Quality Regulation."

Other Environmental and Regulatory Compliance

      General


      The Company is subject to Federal, state and local laws and regulations relating to its operations, including building and occupancy codes, occupational safety and environmental laws, and laws governing the use, discharge and disposal of hazardous materials. Except as described above with regard to air quality regulation and as described below, the Company is not aware of any material non-compliance with any such laws and regulations. However, a Phase I Environmental Site Assessment, prepared at the Company's request by a private environmental consulting firm (the "Phase I Report"), and additional investigation by such firm, has identified the matters described below for additional compliance assessment. The Company is a manufacturer of truck trailers and is covered by Standard Industrial Code (SIC) #3715. Companies covered by SIC Code #3715 are among those companies subject to the New Jersey Industrial Site Recovery Act ("ISRA"). Pursuant to ISRA, the Company has begun an investigation for any environmental "Areas of Concern" ("AOCs") that may be present at the facility. The Company has entered into a Remediation Agreement with NJDEP by which the Company will fulfill its obligations under ISRA. AOCs, if discovered, could require remediation, which could have a material adverse effect on the Company. There can be no assurance that such additional investigations will not reveal additional environmental regulatory compliance liabilities, nor can there be any assurance that health-related or environmental issues will not arise in the future and, if so, that they will not have a material adverse impact on the Company's financial position or results of operations.


      Hazardous Waste Generation

      The Phase I Report indicates that the Company's facility is identified in an environmental data base as a generator of large quantities of solid and/or liquid hazardous waste within the scope of the Federal Resource Conservation and Recovery Act (a "RCRA Large Quantity Generator"). RCRA Large Quantity Generators are subject to quarterly and annual reporting requirements and, among other things, are required to maintain contingency plans on site and to document the disposal of applicable hazardous waste. Failure to comply with those requirements may result in the imposition of potentially significant fines. The Company believes that it is not an RCRA Large Quantity Generator, and that identification as such in the data base is in error. The Company presently is investigating its hazardous waste generator status. Failure to comply with the Federal Resource Conservation and Recovery Act ("RCRA") may result in regulatory enforcement proceedings that could result in the imposition of significant fines on the Company. The imposition of such fines, which may be calculated on a per diem basis based on the number of days that a company is in violation of RCRA, could have a material adverse impact on the Company's financial condition or results of operations.

      Superfund Amendments and Re-authorization Act of 1986

      Title III of the Superfund Amendments and Re-authorization Act of 1986 ("SARA") provides for reporting the use of specified quantities of certain chemicals. The Company believes it is not currently required to submit SARA Title III reports. Based on the Phase I Report, the Company is assessing whether its use prior to 1995 of paints and coatings that contained SARA-reportable chemicals was of a magnitude to which SARA Title III applied. Failure to comply with SARA Title III reporting requirements may result in regulatory enforcement proceedings that could result in the imposition of significant fines on the Company. The imposition of such fines, which may be calculated on a per diem basis based on the number of days that a company is in violation of SARA Title III, could have a material adverse impact on the Company's financial condition or results of operations.

      Stormwater Permit

      The Company has not obtained, but believes it is required to obtain, a general stormwater permit in connection with the outdoor storage at its facility of certain materials and products used and manufactured by the Company. The Company will apply for such a permit, and based on its application submission, the NJDEP will determine if the Company must also institute a stormwater pollution prevention plan.

      Storage of Certain Materials

      The Company presently maintains on the grounds of its facility a rail car containing a liquid hardening agent for concrete. While no evidence of leakage was observed in the Phase I Report, the Company plans to empty the rail car of its contents in accordance with applicable law.

Indemnification by the Company

      Under the Stock Purchase Agreement, the Company is required to indemnify Carl Massaro for liability in excess of $250,000 that Mr. Massaro may incur in connection with compliance with the New Jersey Industrial Site Recovery Act and other environmental laws, with respect to the premises leased by the Company from Mr. Massaro. The Company would be responsible for any liabilities imposed above $250,000. The imposition of any such liabilities resulting from a violation of environmental laws, rules or regulations could have a material adverse impact on the Company's financial condition or results of operations.

Uncertain Availability of Environmental Risk Insurance


      The Company is in the process of obtaining insurance to cover presently unknown potential environmental liabilities. There can be no assurance that such insurance coverage is or will be available on terms favorable to the Company, if at all. If obtained, such insurance will not cover the potential environment liabilities described above. Pursuant to the indemnification described above it will have to bear the cost of any environmental liabilities to the extent they exceed $250,000. At present, the possible magnitude of such potential liabilities is largely unknown and not quantifiable, and could have a materially adverse impact on the Company's financial condition or results of operations.


Inflation

      The Company produces its products upon receipt of confirmed fixed-price orders. The Company normally does not attempt to negotiate inflation-based price adjustment provisions into its orders. Consequently, the price of the chassis is determined at the time an order is accepted. Additionally, competition may limit the amount by which the Company can increase chassis prices. The Company may thus have limited ability to pass on cost increases caused by inflation to its customers on a short term basis.

Variability of Operating Results

      The Company's sales, cash flow and net earnings fluctuate considerably from quarter-to-quarter depending in large part on the availability, timing and success of individual projects. Consequently, year to year comparisons of quarterly results may not be meaningful and quarterly results during the course of a fiscal year may not be indicative of the results for that year. See "Management's Discussion and Analysis of Financial Conditions and Results of Operation."

Federal Excise Tax Liability

      On July 3, 1997, the Internal Revenue Service notified Ajax of a proposed $1,434,931 increase in federal excise tax liability relating to Ajax's valuation of tires included in the sale of new chassis for the period from March 1995 through December 1996 and a $286,986 penalty thereon. In November 1997 the Company and its outside counsel, based on an assessment of preliminary discussions with the IRS, decided to pursue a settlement agreement. On November 7, 1997 the Company paid approximately $829,000 to settle this matter. The Company recognized the effects of this settlement as a charge in the six month period ended September 30, 1997. There can be no assurance that additional liability will not be assessed for subsequent periods. Pursuant to certain amendments to the Internal Revenue Code, commencing on January 1, 1998, the value of such tires will no longer be excluded from the federal excise tax imposed on such chassis sales. Instead, the amount of federal excise tax imposed upon the tire manufacturer will be deductible from the excise tax payable by Ajax on the sale of new chassis. For periods after January 1, 1998, this may result in significant increases in the federal excise taxes paid by Ajax as compared to prior periods. See "Business--Litigation."

Dilution

      Purchasers of shares of Common Stock in this Offering will experience an immediate and substantial dilution of $11.72 per share (based on an assumed initial public offering price of $10.00 per share of Common Stock in this Offering and no conversion of the Convertible Preferred Stock), or approximately 117% of the purchase price of the shares of Common Stock purchased by them in this Offering. Purchasers of Convertible Preferred Stock will experience an immediate and substantial dilution of $10.73 per share (based on an assumed initial public offering price of $12.00 per share of Convertible Preferred Stock and conversion into an equal number of Common Shares), or approximately 89% of the effective purchase price of $12.00 per share of Common Stock. Additional dilution to future net tangible book value per share may occur upon exercise of outstanding stock options and warrants (including the Massaro Options and the Representative's Warrants) and may occur, in addition, if the Company issues additional equity securities in the future, including issuances of Common Stock pursuant to the conversion of the Convertible Preferred Stock. Existing stockholders of the Company acquired their shares of Common Stock for cash consideration which was substantially less than the initial public offering price of the shares of Common Stock offered hereby. As a result, new investors will bear substantially all of the risks inherent in an investment in the Company. See "Dilution" and "Management--1997 Stock Option Plan."

No Dividends on Common Stock

      The Company has never paid any dividends on its Common Stock, and has no plans to pay dividends on its Common Stock in the foreseeable future. Furthermore, pursuant to the terms governing the Convertible Preferred Stock, the Company's Board of Directors may not declare dividends payable to holders of Common Stock unless and until all accrued cash dividends through the most recent past quarterly dividend payment date have been paid in full to holders of the Convertible Preferred Stock. Payment of principal and interest on the Redemption Note and any other indebtedness that the Company may obtain in the future pursuant to bank credit facilities or otherwise may limit the Company's ability to pay dividends to shareholders. In addition, any bank credit facilities that the Company obtains in the future may contain covenants restricting the payment of dividends on the Common Stock and the Convertible Preferred Stock. See "Dividend Policy."

Potential Adverse Effect on Market Price of Securities from Future Sales of Common Stock


      Future sales of Common Stock by stockholders (including option holders) under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), or through outstanding registration rights granted to the holders of the Representative's Warrants, could have an adverse effect on the market prices of the Securities. All holders of the Company's outstanding Common Stock and securities exercisable for or convertible into Common Stock (other than the holders of the Bridge Notes, who have agreed not to Sell (as defined below) any beneficial interest therein for a period of 12 months after the date of this Prospectus) have agreed not to, directly or indirectly, issue, agree or offer to sell, sell, transfer, assign, distribute, grant an option for purchase or sale of, pledge, hypothecate or otherwise encumber or dispose of any beneficial interest in such securities ("Sell") until the expiration of 18 months following the date of this Prospectus and until such time after the expiration of such 18 months that the closing bid price of the Common Stock has been at least $18.00 for any 20 trading days within a period of any consecutive 30 trading days without the prior written consent of the Representative. Sales of substantial amounts of Common Stock or the perception that such sales could occur could adversely affect prevailing market prices for the Convertible Preferred Stock and/or the Common Stock. All of the shares of Convertible Preferred Stock and all shares of Common Stock issuable upon conversion of the Convertible Preferred Stock will have been registered under the Securities Act and, at any time on or after 180 days after the date hereof, may be converted into up to 1,000,000 additional shares of Common Stock, all of which are immediately salable. Such sales may further adversely affect the market price of the Common Stock. See "Shares Eligible For Future Sale."

Current  Prospectus  and  State  Blue  Sky  Registration   Required  to  Convert
Convertible Preferred Stock

      The shares of Common Stock underlying the Convertible Preferred Stock will be restricted and not freely transferable unless, at the time of conversion, the Company has a current prospectus covering such shares of Common Stock and such shares have been registered, qualified or deemed to be exempt under the securities or "blue sky" laws of the state of residence of the converting holder thereof. There can be no assurance that the Company will be able to have all of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock registered or qualified on or before the conversion date and will be able to maintain a current prospectus relating thereto until the redemption of the Convertible Preferred Stock. The value of the Convertible Preferred Stock may be greatly reduced if a current prospectus covering the common Stock issuable upon the conversion thereof is not kept effective or if such Common Stock is not qualified or exempt from qualification in the states in which the holders of the Convertible Preferred Stock reside. The Convertible Preferred Stock will be separately tradeable immediately after this Offering. In the event investors purchase the Convertible Preferred Stock in the secondary market or move to a jurisdiction in which the shares underlying the Convertible Preferred Stock are not registered or qualified during the period that the Convertible Preferred Stock is convertible, the Company will be unable to issue shares to those persons desiring to convert their Convertible Preferred Stock unless and until the shares are qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions, and holders of the Convertible Preferred Stock will have no choice but to attempt to sell the Convertible Preferred Stock in a jurisdiction where such sale is permissible or allow them to be redeemed prior to conversion. See "Description of the Securities--Convertible Preferred Stock."

Effect of Stock Options

      In accordance with the Stock Option Plan, the Company has reserved a total of 340,000 authorized but unissued shares of Common Stock for issuance to executive employees and directors. The committee administering the Stock Option Plan will have sole authority and discretion to grant options under the Stock Option Plan. Options granted will be exercisable during the period specified by the committee administering the Stock Option Plan except that options may become immediately exercisable in the event of a Change in Control (as defined in the Stock Option Plan) of the Company and in the event of certain mergers and reorganizations of the Company. The existence of such options could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock and may have the effect of delaying or preventing a change in control of the Company. The issuance of additional shares upon the exercise of such options could also decrease the amount of earnings and assets available for distribution to the holders of the Securities and could result in the dilution of voting power of the Securities. See Management--1997 Stock Option Plan."

Certain Anti-Takeover Provisions and Potential Adverse Effect on Market Price of Securities from Issuance of Preferred Stock

      The Company's Certificate of Incorporation and By-Laws contain certain provisions that could have the effect of delaying or preventing a change of control of the Company, which could limit the ability of security holders to dispose of their Convertible Preferred Stock and/or Common Stock in such transactions. The Certificate of Incorporation authorizes the Board of Directors to issue one or more series of preferred stock without stockholder approval.
Such preferred stock could have voting and conversion rights that adversely affect the voting power of the holders of Convertible Preferred Stock and/or Common Stock, or could result in one or more classes of outstanding securities that would have dividend, liquidation or other rights superior to those of the Convertible Preferred Stock and/or Common Stock. Issuance of such preferred stock may have an adverse effect on the then prevailing market price of the Convertible Preferred Stock and/or Common Stock. Additionally, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.
Section 203 could have the effect of delaying or preventing a change of control of the Company. See "Description of Securities--Preferred Stock" and "--Delaware Law and Certain Provisions of the Certificate of Incorporation and By-Laws."

Possible Issuance of Additional Preferred Stock Senior to the Convertible Preferred Stock

      In addition to the Convertible Preferred Stock, the Company will have 1,500,000 shares of Preferred Stock authorized after the designation of Convertible Preferred Stock which may be issued with dividend, liquidation, voting and redemption rights senior to the Convertible Preferred Stock; provided, however, that any such issuance of senior preferred stock must be approved by the holders of two-thirds of the outstanding shares of Convertible Preferred Stock. See "Description of Securities--Convertible Preferred Stock."

Adverse Effect of Possible Redemption of Preferred Stock

      The Convertible Preferred Stock may be redeemed by the Company in whole but not in part, at any time on 30 days' prior written notice at the initial public offering price of the Convertible Preferred Stock plus accumulated and unpaid dividends, provided the closing bid price of the Common Stock for any 20 trading days within a period of 30 consecutive trading days ending not more than five trading days prior to the date of notice of redemption equals or exceeds $_____ per share [180% of the initial public offering price per share of Common Stock]. The Company may choose to redeem the Convertible Preferred Stock rather than incur the cost of keeping a registration statement current with the Securities and Exchange Commission (the "Commission") for the shares of Common Stock underlying the Convertible Preferred Stock. Redemption or automatic conversion of the Convertible Preferred Stock could force the holders to convert the Convertible Preferred Stock at a time when it may be disadvantageous for the holders to do so, to sell the Convertible Preferred Stock at the then current market price when they might otherwise wish to hold the Convertible Preferred Stock for possible additional appreciation and receipt of dividends, or to accept the redemption price, which is likely to be substantially less than the market value of the Convertible Preferred Stock at the time of redemption.

No Assurance of Public Trading Market; Arbitrary Determination of Public Offering Prices

      Prior to this Offering, there has been no public market for the Convertible Preferred Stock or the Common Stock, and there can be no assurance that an active trading market for any of the Securities will develop or, if developed, be sustained after this Offering. The initial public offering prices of the Securities offered hereby and the terms of the Convertible Preferred Stock have been arbitrarily determined by negotiations between the Company and the Representatives, and do not necessarily bear any relationship to the Company's assets, book value, results of operations or any other generally accepted criteria of value. See "Underwriting."

                                 THE ACQUISITION

The Stock Purchase Agreement


      On the Closing Date, the Company will use the proceeds of this Offering to consummate the acquisition (the "Acquisition") from Mr. Carl Massaro, the founder and sole stockholder of Ajax, of all of the outstanding capital stock of Ajax. The Stock Purchase and Redemption Agreement (the "Stock Purchase Agreement") dated August 11, 1997 between the Company and Mr. Carl Massaro provides for a purchase price (the "Purchase Price") of $20,625,000 adjusted by an amount equal to 83.33% of the excess of Ajax's net worth as of the Closing Date over $4,463,671 (the "Net Worth Adjustment"). The Purchase Price is payable in cash on the Closing Date by Standard, except that to the extent that the Purchase Price exceeds $19,924,085, the excess amount up to $4,000,000 is payable by Ajax pursuant to a three-year promissory note bearing interest at the annual rate of 10% (the "Redemption Note"), which will be issued in consideration for stock of Ajax to be redeemed simultaneously with the Closing. There is no ceiling on the Net Worth Adjustment, and the excess of the Purchase Price over $23,924,085 is payable in cash by the Company. Promptly after the closing, Ajax will prepare a balance sheet as of the Closing Date to determine its net worth as of the Closing Date. Upon final determination of the Closing Day net worth, appropriate adjustments will be made to the Redemption Note or cash portion of the Purchase Price. After the Closing Date, Ajax will operate as a wholly-owned subsidiary of the Company. In November, 1997 the Stock Purchase Agreement was amended to defer Mr. Massaro's termination rights until January 20, 1998.


      The Stock Purchase Agreement contains various customary representations and warranties by Carl Massaro. With certain exceptions, Mr. Massaro's obligation to indemnify the Company for a breach of his representations and warranties is limited to $2 million, and becomes effective if and to the extent that the amount of such losses exceeds

$250,000. In particular, Mr. Massaro's obligation to indemnify the Company for environmental liability is limited to an aggregate of $250,000. The Company is required to indemnify Mr. Massaro for such environmental liability that he may incur in excess of $250,000.

      The Stock Purchase Agreement contains restrictive covenants prohibiting Carl Massaro for the five year period commencing on the Closing Date, from directly or indirectly owning, having an ownership interest (other than less than a 2% stock ownership interest in a publicly traded corporation) in, managing, controlling or being employed by any company that is competitive with the business of the Company within the United States, from otherwise competing with the Company and from soliciting the Company's customers and employees.

Related Transactions with Carl Massaro


      On the Closing Date, the Company will grant Carl Massaro options (the "Massaro Options") to purchase up to 50,000 shares of Common Stock. The Massaro Options are initially exercisable at a price of 115% of the initial public offering price per share of Common Stock. The Massaro Options may be exercised for a period of five years, commencing upon the happening of both the expiration of 18 months following the date of this Prospectus, and (after the expiration of such 18 month period) the closing bid price of the Common Stock having been at least $18.00 for any 20 trading days within a period of any consecutive 30 trading days, subject to certain exceptions. The Massaro Options provide for adjustment in the number of shares of Common Stock issuable upon the exercise thereof and in the exercise price thereof as a result of certain events, including subdivisions and combinations of the Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."


      On the Closing Date, the Company and Carl Massaro will enter into a three-year consulting agreement providing for annual base compensation of $160,000 and a "triple net" lease of the factory and office facility owned by Mr. Massaro and presently occupied by Ajax. The lease will provide for annual rent of $600,000, payable monthly, and the estimated amount of triple net expenses for the first year are approximately $63,000, without giving effect to maintenance expenses currently being paid by Ajax. During the initial five-year term of the lease, so long as the Company is not in default thereunder or under the Redemption Note, the Company will have the option to purchase the leased facility and land for a cash purchase price of $6.5 million. Ajax will also terminate an existing credit facility with Summit Bank, under which no amounts will be outstanding on the Closing Date, and Mr. Massaro will terminate his guaranty of the Company's obligations thereunder. The terms of the lease, including the purchase option, were determined through arms' length negotiation between the Company and Carl Massaro. See "Management--Employment Agreements" and "Business--Business of the Company--Facilities."

Bridge Financing

      On August 8, 1997, the Company sold $325,000 in aggregate principal amount of Bridge Notes to the following third party investors: Gary Dorsi, Thomas Szemiot, Robert H. Rathauser, Dr. Stephen Jankovic, Ghanshyambhai G. Patel, Martin R. Lesh, Mark M. Wiener, Abbas K. Shikary, Swayam Prakash, Financial Merchant Group, Inc., and David Leibman (collectively, the "Bridge Lenders"). Upon closing of this Offering, the Company will repay the principal amount of the Bridge Notes together with interest thereon at the annual rate of 12% from the date of issuance and issue to the holders of the Bridge Notes a number of shares of Common Stock determined by dividing such principal amount by the initial public offering price per share of the Common Stock offered hereby. The Company incurs a charge to operations during the period that the Bridge Notes are outstanding.

                                 USE OF PROCEEDS


      The net proceeds to be received by the Company from this Offering, assuming an initial public offering price of $10.00 per share of Common Stock and $12.00 per share of Convertible Preferred Stock, are estimated to be approximately $21.4 million (approximately $24.8 million if the Over-allotment Option is exercised in full). The Company will use almost the entire proceeds of this Offering to pay the cash portion of the Purchase Price of the Acquisition due to Mr. Carl Massaro on the Closing Date, to repay approximately $338,000 (including accrued interest), due under the Bridge Notes to the Bridge Lenders, and to pay expenses of approximately $25,000, $40,000 and $25,000 to Redstone Capital Corporation, Steven Merker and William Merker, respectively. See "Certain Transactions." Any balance, and any proceeds received upon the exercise of the Over-allotment Option will be used for working capital and general corporate purposes. Pending utilization as described above, the proceeds of this Offering will be invested principally in United States government securities, short term certificates of deposit, money market funds or other short-term interest-bearing investments.

                                 DIVIDEND POLICY


      The Company has never declared or paid cash dividends, and does not intend to pay any dividends in the foreseeable future on its shares of Common Stock. Pursuant to the terms governing the Convertible Preferred Stock, the Company's Board of Directors may not declare dividends payable to holders of Common Stock unless and until all accrued cash dividends through the most recent past quarterly payment date have been paid in full to holders of the Convertible Preferred Stock. Earnings of the Company, if any, not paid as dividends to holders of the Convertible Preferred Stock are expected to be retained for use in expanding the Company's business. The payment of dividends on the Common Stock is within the discretion of the Board of Directors of the Company and will depend upon the Company's earnings, if any, capital requirements, financial condition and such other factors as are considered to be relevant by the Board of Directors from time to time. The dividends payable annually on the Convertible Preferred Stock are $1,020,000 ($1,173,000 if the Over-allotment Option is exercised in full) [assuming an initial public offering price of $12.00 per share of Convertible Preferred Stock]. The Company's future earnings, if any, may not initially be adequate for the payment of dividends on the Convertible Preferred Stock, in which event such dividends will be paid out of the Company's then capital surplus (the Company's net assets minus the aggregate par or stated value of the outstanding shares of the Company's capital stock), if any. On a pro forma, as adjusted basis, after giving effect to this Offering, the Company's capital surplus as of September 30, 1997 was $21,463,000. The payment of dividends and any future operating losses will reduce such capital surplus, which may adversely affect the Company's ability to continue to pay dividends on the Convertible Preferred Stock. The failure to pay quarterly dividends will result in a reduction of the conversion price on the Convertible Preferred Stock and may in certain circumstances give rise to voting rights to the holders of such Convertible Preferred Stock and allow them, voting as a class, to elect two directors. See "Risk Factors--Inadequate Dividend Coverage" and "Description of Securities--Convertible Preferred Stock."

                                CAPITALIZATION

      The following table sets forth: (a) the capitalization of the Predecessor Company and Standard as if they were combined at September 30, 1997, and (b) the capitalization of the Company on a pro forma, as adjusted basis, to give effect to the consummation of the Acquisition, the repayment of the Bridge Notes, the issuance of 32,500 shares of Common Stock to the holders of the Bridge Notes, the issuance of the Securities and the receipt of the estimated net proceeds of this Offering, the initial application of such estimated net proceeds as described in "Use of Proceeds" and the consummation of the Closing Transactions without conversion of the Convertible Preferred Stock into Common Stock. See "The Acquisition" and "Certain Transactions."

                                                          September 30, 1997
                                                             (in thousands)
                                                      --------------------------
                                                         (a)           (b)
                                                                     Pro Forma
                                                      Historical    As Adjusted
                                                      ----------    -----------
Long-Term Debt .....................................   $  --        $  3,450
Standard - Bridge Note Payable .....................       325          --
Stockholders' Equity

    AJAX
    Ajax Common stock, no par value, 100 shares
    authorized, 75 shares issued and
    outstanding ....................................         1          --

    STANDARD
    Common Stock: par value $.001,
    10,000,000 shares authorized and
    2,900,000 outstanding (Pro Forma
    As Adjusted) ...................................      --               3

    Preferred Stock: par value $.001,
    1,500,000 authorized, no shares
    outstanding (Pro Forma As Adjusted) ............      --            --

    Convertible Preferred Stock: par value
    $.001, 8.5% cumulative dividend;
    1,500,000 shares authorized and 1,000,000
    shares outstanding (Pro Forma
    As Adjusted) ...................................      --               1

Ajax - Contributed Capital(d) ......................       270          --

Additional Paid in Capital - Convertible
   Preferred Stock .................................      --          10,320

Standard - Additional Paid in Capital - Common Stock      --          11,502

Ajax - Retained Earnings ...........................     7,359          --

Standard - (Accumulated Deficit) ...................      (172)         (363)(c)
                                                       -------      --------
Total Stockholders' Equity .........................     7,458        21,463
                                                       -------      --------
Total Capitalization ...............................   $ 7,783      $ 24,913
                                                       =======      ========

--------------
(c) Represents principally interest charges incurred in connection with the settlement of the Bridge Notes.


(d) Represents the value, in excess of amounts paid, ascribed to services rendered by the Ajax Stockholder in the Fiscal Year ended March 31, 1995.

                                    DILUTION

Common Stock


      The net tangible book value of the Company and the Predecessor Company as if they were combined at September 30, 1997 was approximately $7,458,000 or $4.66 per share of Common Stock, assuming for this purpose there were 1,600,000 shares of Common Stock outstanding. Net tangible book value (deficit) per share of Common Stock, represents the amount of the Company's total tangible assets less total liabilities less capital (net of underwriter discounts and offering costs) attributable to the Convertible Preferred Stock, divided by the number of shares of Common Stock outstanding at that date. After giving effect to the sale of the Common Stock, at an assumed initial public offering price of $10.00 per share and after deducting allocable underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the net proceeds therefrom as described under "Use of Proceeds," as well as the issuance of 32,500 shares of Common Stock pursuant to the terms of the Bridge Notes at no additional cost, the Company's pro forma, as adjusted net tangible book value (deficit) at September 30, 1997 (assuming no conversion of the
Company's Convertible Preferred Stock) would have been approximately $(4,981,000) or $(1.72) per share of Common Stock. This represents an immediate decrease in the net tangible book value per share of Common Stock of $6.38 when compared to the net tangible book value per common share of the Company and the Predecessor Company as if they were combined, and an immediate dilution of $11.72 per share of Common Stock (approximately 117% of the initial public offering price) to investors purchasing shares of Common Stock in this Offering. The following table illustrates this per share dilution allocable to the Company's Common Stockholders (assuming no conversion of the Company's Convertible Preferred Stock):

      Initial public offering price per
      share of Common Stock ............................                 $10.00
      Net tangible book value per share of Common
      Stock of Standard and Ajax (Historical)
      at September 30, 1997 ............................   $4.66
                                                            ----
      Pro forma as adjusted net tangible
      book value (deficit) per share of
      Common Stock at September 30, 1997
      after giving effect to the of
      Convertible Preferred Stock and the
      addition of a pro rata portion of an intangible
      prior to the issuance of  the Common Stock .......   (4.87)
                                                            ----
      Pro Forma as adjusted net tangible book value
      (deficit) decrease per share to the effects
      of Acquisition and issuance of Common Stock ......   (1.51)
                                                            ----
      Pro forma as  adjusted  net  tangible  book
      value  (deficit)  per share of Stock at
      September 30, 1997 after the Acquisition
      and this Offering ................................                  (1.72)
                                                                        -------
      Dilution per share to new Common Stock investors .                $ 11.72
                                                                        =======


      The computations in the table set forth above assume that the Over-allotment Option is not exercised. If the Over-allotment Option for the Common Stock is exercised in full, the pro forma net tangible book value (deficit) at September 30, 1997 allocable to the Company's Common Stock (assuming no conversion of the Company's Convertible Preferred Stock) would have been $(3,246,000) or $(1.05) per share of Common Stock, representing immediate dilution of $11.05 per share or approximately 110% of the initial public offering price per share of Common Stock.

      The following table summarizes, on a pro forma, as adjusted basis, after giving effect to this Common Stock Offering and the Closing Transactions, the number of shares purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors:

                                                          Total          Average
                                Shares Purchased      Consideration       Price
                              ------------------   -------------------     Per
                                Number   Percent     Amount    Percent    Share
                              ---------  -------     ------     -----   --------
Existing Stockholders ......  1,600,000    55.2%   $     1,600     0%    $.001
Purchasers of Common Stock .  1,300,000    44.8%    13,000,000   100%      $10
                              ---------   -----    -----------   ---
                              2,900,000   100.0%   $13,001,600   100%
                              =========   =====    ===========   ---

      The information presentabove, with respect to existing stockholders, assumes no exercise of the Over-allotment Option. In addition, 130,000 shares of Common Stock and 100,000 shares of Convertible Preferred Stock have been reserved for issuance upon exercise of the Representative's Warrants, 340,000 shares of Common Stock have been reserved for future issuance upon exercise of options available for grant pursuant to the Stock Option Plan and 50,000 shares of Common Stock have been reserved for future issuance upon exercise of the Massaro Options. The issuance of such shares of Common Stock may result in further dilution to new investors. See "The Acquisition;" "Management--1997 Stock Option Plan" and "Underwriting."

      The information set forth above gives no effect to the conversion of the shares of Convertible Preferred Stock offered hereby. If one assumes conversion of the Convertible Preferred Stock, (which is not convertible until 180 days following the date of this Prospectus) the net tangible book value of the Company's Common Stock as of September 30, 1997, would have been $1.27, representing dilution to the purchasers of Common Stock offered hereby of $8.73 per share or approximately 87% of the initial public offering price per share of Common Stock.

Conversion of Convertible Preferred Stock into Common Stock

      The net tangible book value (deficit) of the Company at September 30, 1997 was approximately $(4,981,000), or $(1.72) per share of Common Stock, after giving effect to the Closing Transactions and the sale of the Common Stock offered hereby. This net tangible book value (deficit) per share represents the amount of the Company's total tangible assets less total liabilities less capital attributable to the Convertible Preferred Stock divided by the number of shares of Common Stock outstanding at that date. After giving effect to the sale of the Convertible Preferred Stock at an assumed initial public offering price of $12.00 per share and conversion of the Convertible Preferred Stock into an equal number of shares of Common Stock (which conversion cannot occur until 180 days after the date of this Prospectus), and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the net proceeds therefrom as described under "Use of Proceeds," as well as the issuance of 32,500 shares of Common Stock pursuant to the terms of the Bridge Notes at no additional cost, the Company's pro forma, as adjusted net tangible book value at September 30,1997 would have been $4,964,000 or $1.27 per share of Common Stock. This represents an immediate decrease in the net tangible book value of $(3.39) per share to existing Company stockholders and an immediate dilution of $10.73 per share (or approximately 89%) to new Convertible Preferred Stock investors who elect to convert shares into Common Stock. The following table illustrates this per share dilution:


      Weighted average initial public
      offering price per common
      share and equivalents ............................                  $12.00
      Net tangible book value per common
      share and equivalents of Standard
      and Ajax (Historical) at September 30,
      1997 before this Offering ........................   $4.66
                                                           -----
      Decrease in net tangible book value
      per common share and equivalents
      attributable to new investors ....................   (3.39)
                                                           -----
      Pro forma, as adjusted, net tangible
      book value per common share and equivalents
      after this Offering ..............................                    1.27
                                                                          ------
      Dilution in net tangible book value per
      common share and equivalents to new investors ....                  $10.73
                                                                          ======


      The computations in the table set forth above assume that the Over-allotment Option for the Common Stock and the Convertible Preferred Stock are not exercised. If the Over-allotment Option is exercised in full, the pro forma net tangible book value at September 30, 1997 would have been $8,302,000 or $1.96 per share of Common Stock, as converted representing an immediate dilution of $10.04 per share of Common Stock or 84% per share.

      The following table summarizes, on a pro forma, as adjusted basis, after giving effect to this Offering and the Closing Transactions, the number of shares purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors:

                                                   Shares Purchased          Total Consideration      Average
                                                -----------------------    -----------------------     Price
                                                 Number        Percent      Amount        Percent    Per Share
                                                ---------      -------     ------------   --------   ---------

Existing Stockholders ........................  1,600,000        41.0%     $     1,600       0%       $ .001
Purchasers of Common Stock ...................  1,300,000        33.3%      13,000,000      52%       $10.00
Purchasers of Convertible Preferred Stock ....  1,000,000        25.7%      12,000,000      48%       $12.00
                                                ---------       -----      -----------     ---
                                                3,900,000       100.0%     $25,001,600     100%
                                                =========       =====      ===========     ===

      The information presented above, (i) assumes conversion of the Convertible Preferred Stock into an equal number of shares of Common Stock (which conversion cannot occur until 180 days after the date of this Prospectus) and (ii) with respect to existing stockholders, assumes no exercise of the Over-allotment Option. In addition, 130,000 shares of Common Stock and 100,000 shares of Convertible Preferred Stock have been reserved for issuance upon exercise of the Representatives' Warrants, 340,000 shares of Common Stock have been reserved for future issuance upon exercise of options available for grant pursuant to the Stock Option Plan and 50,000 shares of Common Stock have been reserved for future issuance upon exercise of the Massaro Options. The issuance of such shares of Common Stock may result in further dilution to new investors. See "The Acquisition;" "Management--1997 Stock Option Plan" and "Underwriting."

                             SELECTED FINANCIAL DATA

      The following table sets forth for the periods indicated and at the dates indicated summary historical financial information of Standard and the Predecessor Company. Historical financial statements as of and for the six month period ended September 30, 1997 include the financial position and operating results of Standard and Ajax, as if these entities were combined as of and for that period. Standard had no operating results prior to the six month period ended September 30, 1997. The historical information contained in the table for the fiscal years ended March 31, 1995, 1996 and 1997 has been derived from audited financial statements, and is qualified in its entirety by, and should be read in connection with, "Management's Discussion and Analysis of Financial Condition and Results of Operations", the audited financial statements (and notes thereto) and other financial and statistical information of the Predecessor Company appearing elsewhere in this Prospectus. The historical information as of and for the years ended March 31, 1993 and 1994 and the six months ended September 30, 1996 and 1997 have been derived from unaudited financial statements. The financial statements as of September 30, 1997 and for the six month periods ended September 30, 1996 and 1997 are unaudited; however in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been made. The results of interim periods are not necessarily indicative of the results to be obtained in a full fiscal year.

                                                                                                                 Six Months Ended
                                                                  Year Ended March 31,                             September 30,
                                                 ---------------------------------------------------------      -------------------
                                                 1993        1994         1995         1996         1997        1996        1997(1)
                                                 ----        ----         ----         ----         ----        ----        ------
                                                         (Amounts in thousands, except share and earnings per share data)

Statement of Operations Data:
   Net sales ................................  $   7,245   $  17,551    $  33,407   $  42,538    $  22,356   $   8,781    $  11,170
   Gross profit .............................      1,160       1,406        2,696       8,565        5,329       1,835        2,290
   Selling, general and administrative ......        839         861        1,419       3,082        2,510       1,073          800
   Operating income .........................        321         545        1,277       5,482        2,818         762        1,490
   Excise tax settlement ....................       --          --           --          --           --          --            829
   Interest expense .........................        442         342          339         118         --          --
   Interest expense related to
      Bridge Notes (4) ......................       --          --           --          --           --          --            172
   Income (loss) before income taxes and
      extraordinary gain ....................       (121)        172        1,012       5,449        2,896         794          521
   Net income (loss) ........................      $ (93)      $ 103        $ 514     $ 3,344      $ 1,728       $ 468        $ 235
   Earnings (loss) attributable to Common
      Stockholders ..........................        (93)        103          514       3,344        1,728         468          235
   Primary and fully diluted earnings (loss)
      per share(2) ..........................     $ (.06)      $ .06        $ .32      $ 2.09       $ 1.08       $ .29        $ .15
   Weighted average common and common
      equivalent shares outstanding(2):
    Primary and fully diluted ...............  1,600,000   1,600,000    1,600,000   1,600,000    1,600,000   1,600,000    1,600,000
Statement of Cash Flow Data:
   Net cash provided by (used in) operating
      activities ............................      $ 719       $ 592      $ 2,254     $ 2,870        $ 547       $ 828       $ (903)
   Net cash provided by (used in) investing
      activities ............................       (158)         63         (600)        325         (471)       (154)        (397)
   Net cash provided by (used in)
      financing activities ..................       (494)       (676)      (2,176)     (2,225)        --          --            325
Other Financial Data:
   Ratio of Earnings to Combined Fixed Charges
      and Preferred Stock Dividends(5).......        .74        1.46         4.46        33.1         47.7        --           3.58
   EBITDA(3) ................................      $ 646       $ 881      $ 1,853     $ 5,709      $ 3,020         860          768
   Acquisition of property and equipment
      (use of cash) .........................       (158)        (41)        (136)       (139)        (171)        (67)        (136)
Balance Sheet Data:
   Cash and Cash Equivalents ................         37          15          512       1,482        1,558                      583
   Accounts Receivable, net .................        142       1,218          503         751        2,536                    1,685
   Inventory ................................      3,274       3,172        5,165       3,341        3,515                    5,875
   Property and Equipment, net ..............      1,268       1,045          949         946          994                    1,064
   Capitalized acquisition and
      financing costs .......................       --          --           --          --           --          --            792
   Current Liabilities (excluding debt) .....        882       2,056        3,288       1,464        2,093                    3,718
   Total Debt (including current) ...........      3,699       3,113        2,373        --           --                        325
   Stockholders' Equity .....................      1,264       1,367        2,151       5,495        7,222                    7,458

----------
(1) Includes the financial position and operations of Standard and Ajax. The September 30, 1997 balance sheet of Standard was comprised of Capitalized Acquisition and Financing Costs of $792, accrued expenses of $639, short term Bridge Notes of $325 and an accumulated deficit of $172. Results of operations are comprised solely of $172,000 interest expense for the six months ended September 30, 1997.

(2) "Primary and fully diluted (loss) per share" and the "Weighted average common shares and common equivalent shares outstanding" data assume the Predecessor Company had 1,600,000 shares of Common Stock outstanding during all periods presented. Such number of shares reflects the capitalization of the Company prior to the Closing Date.

(3) As used herein -- EBITDA reflects net income (loss) increased by the effects of interest expense, income tax provisions, depreciation and amortization expense. EBITDA should not be considered in isolation or as an alternative to measures of operating performance or cash flows pursuant to generally accepted accounting principles.

(4) Upon closing of this Offering, the Company will issue to the holders of the Bridge Notes a number of shares of Common Stock. The Company incurs a charge to operations (approximately $325) during the period that the Bridge Notes are outstanding related to this issuance.


(5) The ratio of earnings to combined fixed charges and preferred stock dividends for the year ended March 31, 1993 results in a less than one to one ratio. The deficiency is $121.

                   UNAUDITED SELECTED PRO FORMA FINANCIAL DATA

      The following unaudited pro forma statements of operations and other financial data are based upon the historical financial statements for the year ended March 31, 1997 of the Predecessor Company, and the historical financial statements for the six month period ended September 30, 1997 of Standard and Ajax, as if they were combined, adjusted to give effect to the Acquisition (accounted for as a purchase), the other Closing Transactions and the sale of the Securities offered hereby at the assumed price of $10.00 per share for the Common Stock and $12.00 per share for the Preferred Stock, as if the Closing Transactions and the sale of the Securities had occurred at April 1, 1996 (the beginning of the Predecessor Company's fiscal year). Standard had no operating results prior to the six month period ended September 30, 1997. The accompanying unaudited pro forma selected balance sheet data is adjusted to give effect to the Acquisition, the other Closing Transactions and the sale of the Securities as if they had occurred on September 30, 1997. The unaudited pro forma selected statements of operations and other financial data are not necessarily indicative of the results that would have been obtained if the Acquisition, the other Closing Transactions and the sale of the Securities had occurred on the dates indicated or for any future period or date. The pro forma financial data should be read in conjunction with the Company's historical financial statements and notes thereto and the historical financial statements of the Predecessor Company and the notes thereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Unaudited Pro Forma Selected Statements of Operations

                                                                          Combined                     Pro forma
                                   Ajax                     Pro forma    Historical                   As Adjusted
                                Historical                 As Adjusted   Six Months                    Six Months
                                Year Ended     Closing     Year Ended      Ended          Closing       Ended
                                 March 31,  Transactions    March 31,   September 30,   Transactions  September 30,
                                   1997      Adjustments      1997          1997         Adjustments      1997
                                ----------   -----------   ----------   ------------     -----------  ------------
                                      ( Amounts in thousands, except share and earnings per share data)
Pro Forma, As Adjusted
Statement of Operations
Data

Net sales .....................  $22,356        --           $22,356      $11,170           --         $11,170
Gross profit ..................    5,329       (272)(b,e)      5,057        2,290            10(e)       2,300
Selling, general and ..........
   administrative .............    2,510       (593)(d,e)      1,917          800            67(d)         867
Amortization of goodwill ......      --         790(a)           790          --            395(a)         395
Operating income ..............    2,818       (468)           2,350        1,490          (452)         1,038
Excise tax settlement .........      --         --               --           829            --            829
Interest expense ..............      --         345(c)           345                        172(c)         172
Interest expense related to
   Bridge Notes ...............      --         --               --           172          (172)(g)        --
Income (loss) before income
   taxes and extraordinary
   gain .......................    2,896       (814)           2,082          521          (452)            69
Net income (loss) .............    1,728       (617)(f)      $ 1,111       $  235           194(f)      $   41
                                                             =======      ======                       =======
Preferred stock dividends .....                                1,020                                      (510)
Earnings (loss) attributable to
   Common Stockholders ........                              $    91                                   $  (469)
Primary and fully diluted
   earnings(loss) per share(h).                              $   .03                                   $  (.17)
Weighted average common and
   common equivalent shares
   outstanding:
 Primary and fully diluted ....                            2,716,000                                 2,716,000


Notes to  Unaudited Pro Forma Selected Statements of Operations

(a) The increase in amortization expense of $790 for the year ended March 31, 1997 and $395 for the six months ended September 30, 1997 relates to the amortization of goodwill and related costs arising from the Acquisition. The allocation of preliminary goodwill (i.e., the excess of the Purchase Price over the book value of Ajax's net assets) and related amortization expense are subject to adjustment based on the completion of certain valuations and the consummation of the Acquisition, and assumes an amortization period of 20 years. A defined lease agreement for the Company's facilities has yet to be formally executed with Mr. Carl Massaro. Accordingly, the accounting treatment to be afforded to this lease has not been determined. For purposes of preparing the Pro Forma, As Adjusted, Statement of Operations Data, the effects of this contemplated lease arrangement is treated as an operating lease.

(b) The decrease in gross profit of $287 reflects the effects of the write up of acquired inventory to fair market value, which was subsequently sold in the year ended March 31, 1997. The effects of this write up will result in a charge to the Company in the period subsequent to the Acquisition.

(c) The interest expense of $345 and $172 for the year ended March 31, 1997 and the six months ended September 30, 1997, respectively, principally relates to the Redemption Note.

(d) Historical Selling, General and Administrative Expenses for the year ended March 31, 1997 are reduced (increased) as a result of the following conditions and agreements:

            Consulting Agreement with Mr. Carl Massaro .............  $423
            Employment Agreement with Mr. Karl Massaro .............   430
            Employment Agreement with Mr. Steven Merker ............  (150)
            Additional Administrative Salary requirements ..........  (175)
            Amortization of Massaro Options ........................   (22)
            Redundant Administrative Costs .........................    82
                                                                      ----
                                                                      $588
                                                                      ====

      The effects of these conditions and agreements was to increase Selling, General and Administrative Expenses by $67 for the six months ended September 30, 1997. The pro forma adjustments do not encompass bonuses that may be paid in the future, inasmuch as these amounts are not
      presently   determinable.   However,  such  amounts  may  be  material  to
      operations.


(e)   Reductions  in rent  expense  of $67 for the year  ended  March  31,  1997
      (allocated $15 to Cost of Sales and $5 to Selling, General and Administrative Expense) related to the effects of the rent agreement with Mr. Carl Massaro. The effects were $10 (allocated to Cost of Sales) in the six months ended September 30, 1997.

(f) The provision for income taxes for the year ended March 31, 1997 and the six months ended September 30, 1997 were decreased by $197 and $258 respectively, as a result of the net income tax benefits related to adjustments (a), (c), (d) and (e) at an effective rate of 41%. With respect to adjustment (b), there is no related tax benefit recognized in operations for the year ended March 31, 1997.


(g) In connection with the settlement of the Bridge Notes, the Company will issue 32,500 shares of common stock to the holders of the Bridge Notes. The assumed issuance price of $10 per share will result in an interest charge of $325 during the period that the Bridge Notes are outstanding. The unaudited selected pro forma statements of operations for the year ended March 31, 1997 and the six months ended September 30, 1997 do not reflect the effects of this nonrecurring charge. Likewise, the pro forma adjustments for the six months ended September 30, 1997 do not reflect the effects of the interest charges related to the Bridge Notes ($172).

(h) In calculating primary earnings per common share, preferred stock dividends were based on an assumed 1,000,000 shares of Convertible Preferred Stock outstanding during the year ended March 31, 1997 and the six months ended September 30, 1997. The proceeds from the sale of 1,116,000 shares of Common Stock represent the funding from Common Stock issuances necessary to consummate the Acquisition and fund related costs (in addition to the proceeds from the sale of 1,000,000 shares of Convertible Preferred Stock).

      For purposes of determining primary earnings per share, the convertible preferred stock is not considered a common stock equivalent. For purposes of determining fully diluted earnings per share, the effects of such conversion is anti-dilutive.

Unaudited Pro Forma Selected Balance Sheet Data


                                                Combined              Closing            Pro Forma
                                           September 30, 1997      Transactions         As Adjusted
                                               Historical           Adjustments     September 30, 1997
                                            -----------------      ------------      -----------------
                                                               (Amounts in thousands)
Assets:
Cash and Cash Equivalents ...............       $   583             $ 1,316(b,c)         $ 1,899
Accounts Receivable .....................         1,685                 --                 1,685
Inventory ...............................         5,875                 350(b)             6,225
Other current assets ....................           953                                      953
                                                -------             -------              -------
  Total current .........................         9,096               1,666               10,762
Property & Equipment ....................         1,064                                    1,064
Other assets ............................         1,353              (1,261)(b)               92
Intangibles                                                          16,499               16,499
                                                -------             -------              -------
  Total .................................       $11,513             $16,904              $28,417
                                                =======             =======              =======
Liabilities & Stockholders' Equity:
Accounts Payable ........................       $ 1,221                                  $ 1,221

Accrued Expenses ........................           676                (125)(b)              551
Accrued obligation on Note Settlement ...           151                (151)(c)              --
Note payable ............................           325                (325)(c)              --
Income taxes ............................           841                  50(b)               891
Accrued settlement ......................           829                 --                   829
                                                -------             -------              -------
  Total current .........................         4,043                (551)               3,492
Other noncurrent liabilities ............            12                                       12
Long term debt ..........................           --                3,450(b)             3,450
                                                -------             -------              -------
  Total liabilities .....................         4,055               2,899                6,954
                                                -------             -------              -------
Common Stock ............................             1                   2(a)(c)              3
Convertible Preferred Stock .............           --                    1(a)                 1
Additional Paid In Capital ..............           --               21,822(a)(c)         21,822
Contributed Capital                                 270                (270)(b)              --
Retained Earnings (Accumulated Deficit) .         7,187              (7,550)(b,c)           (363)
                                                -------             -------              -------
  Total Stockholders' Equity ............         7,458              14,005               21,463
                                                -------             -------              -------
Liabilities & Stockholders' Equity ......       $11,513             $16,904              $28,417
                                                =======             =======              =======



Notes to Unaudited Pro Forma Selected Balance Sheet Data

      Adjustments to reflect the Closing Transactions as if they had occurred on September 30, 1997 are as follows:

      (a) The issuance of the Securities offered hereby at the assumed price of $10.00 per share for the Common Stock and $12.00 per share for the Preferred Stock, for aggregate proceeds, net of underwriting discounts, of $22,250 (excluding $1,250 in capitalized transaction expenses, see "Use of Proceeds");


      (b) The acquisition of Ajax by the Company for $23,263; $19,924 funded by cash received in (a) with the balance and other closing adjustments (assuming funding under the Redemption Note of $3,450) payable in a three year promissory note bearing an interest rate of 10%; and excess cash of $1,097 reverting to the Company. In connection with the Acquisition, inventory was written up by $350 to estimated fair market values, repayments of officer loans of $561 were received, and approximately $700 of Capitalized Acquisition Costs was reclassified to Goodwill. Accrued compensation expense of $125 related to Mr. Carl Massaro's services has been reversed since the Acquisition agreement prohibits the payment of such amounts. The tax liability related to this reversal is $50. The stockholder's equity of Ajax was eliminated in connection with the Acquisition, which is accounted for as a purchase. The preliminary allocation of the purchase price related to the Acquisition has been determined as follows (in thousands):

      Estimated purchase price ............................            $23,263
      Estimated Acquisition related costs .................              1,200
      Net Assets of Ajax at September 30, 1997 ............    7,630
      Write up of inventory to fair market value ..........      350
      Other adjustments ...................................      (16)
                                                             -------
      Less: Fair market value of net assets at
       September 30, 1997 .................................             (7,964)
                                                                       -------
      Value ascribed to Goodwill ..........................            $16,499
                                                                       =======


      The preliminary allocation of the purchase price is based on estimates; however, management believes that the final allocations will not materially differ from the allocations noted above.

      (c) The principal repayment of $325 to Bridge Note holders (including accrued interest) and the effects of the issuance of 32,500 shares to Bridge Note holders. This issuance results in a charge to operations (estimated to approximate $325; $151 of which was accrued in the Combined Historical Balance sheet as of September 30, 1997.

      (d) Options to purchase 50,000 shares at an exercise price of $________ [115% of the initial public offering price per share] to be issued to Mr. Carl Massaro have been valued at $1.80 per share. Such value was determined by management using the Black Scholes option pricing formula and accepted valuation methodologies. Because such options have been granted to the previous owner of Ajax in connection with the Acquisition, the value thereof has been recorded as a deferred charge. The related amortization period is four years.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read together with the consolidated financial statements and notes thereto included elsewhere herein. Historical financial statements as of and for the six month period ended September 30, 1997 include the financial position and operating results of Standard and Ajax, as if these entities were combined as of and for that period. Standard had no operating results prior to the six month period ended September 30, 1997. Overview

      The Company manufactures and remanufactures trailer chassis. The Company manufactures and remanufactures all of its chassis to order and revenues are recognized when the finished product is inspected and accepted by the customer or its agent. The market for chassis is cyclical and is affected by overall economic conditions, in particular the needs of the transportation industry. Remanufacturing existing chassis tends to be counter-cyclical to manufacturing new chassis. To reduce the effect of industry cyclicality on its business, in September 1996 the Company began to manufacture roll-off refuse containers. Sales of such containers comprised less than 1% of the Company's sales for the year ended March 31, 1997.

      Prior to the Acquisition, the Company had no business operations and engaged in no activities other than those related to its organization, the negotiation of the Acquisition and obtaining the funds necessary to complete the Acquisition, including the issuance of the Bridge Notes. Accordingly, the discussion contained herein relates solely to the operating results and financial position of Ajax. Simultaneously with the consummation of this Offering, the Company will consummate the Acquisition and the other Closing Transactions, and, among other things, Ajax will deliver the Redemption Note to Carl Massaro.

      The Company anticipates that the number of chassis it remanufactures will increase as compared to the number of new chassis it manufactures as a result of
(i) a contemplated increase in the Company's marketing of its remanufacturing capabilities, (ii) the potentially large number of purchasers of remanufactured chassis among the lessors and steamship lines that use the Company's chassis,
(iii) the fact that the container chassis fleet is growing and aging and (iv) potential regulatory changes affecting the container chassis fleet. The chassis that the Company remanufactures for a particular customer are provided by that customer. Results of Operations

      The following table sets forth, for the period indicated, certain components of the Company's Statements of Income expressed in dollar amounts (in thousands) and as a percentage of net sales (rounded):


                                                                                        Six Months Ended
                                         Year Ended March 31,                              September 30,
                            -----------------------------------------------------  --------------------------------
                                   1995              1996               1997             1996             1997
                             ---------------   --------------   ----------------   ---------------   --------------
Net Sales .................  $33,407  100%     $42,538  100%     $22,356   100%    $8,781    100%  $11,170    100%
Costs of Sales ............   30,711   92%      33,973   80%      17,027    76%     6,946     80%    8,880     80%

Selling, General
and Administrative ........    1,419    4%       3,082    7%       2,510    11%     1,073     12%      800      7%
Interest Expense ..........      339    1%         118   --%          --    --%       --      --%      172      2%
Excise tax settlement .....       --   --%         --    --%          --    --%       --      --%      829      7%
Other Income (net) ........       74   --%          84   --%          77    --%        32     --%       32     --%
Provision for Taxes .......      498    1%       2,195    5%       1,168     5%       326      4%      286      3%
Extraordinary Gain ........       --   --%          90   --%          --    --%        --     --%      --      --%
Net Income ................      514    2%       3,344    8%       1,728     8%       468      6%      235      2%


      The following discussion provides information regarding the Company's results of operations for the fiscal years ended March 31, 1995 ("Fiscal 1995"), March 31, 1996 ("Fiscal 1996") and March 31, 1997 ("Fiscal 1997") and the six months ended September 30, 1996 and 1997.

Comparison of Six Months Ended September 30, 1997 to Six Months Ended September 30, 1996.

      Net Sales. Net sales in the six months ended September 30, 1997, were $11,170,000 an increase of 27% from net sales of $8,781,000 for the six months ended September 30, 1996. The increase in net sales reflects an increase in the six months ended September 30, 1997, of approximately $586,000 in sales of new chassis and an increase of approximately $662,000 in sales of remanufactured chassis resulting from an increase in the volume of new and remanufactured chassis sold in the six months ended September 30, 1997, as compared to the six months ended September 30, 1996, and continued growth in sales of roll-off refuse containers and parts, which increased in the six months ended September 30, 1997, by $1,146,000 as compared to net sales in the six months ended September 30, 1996. During the six months ended September 30, 1997, net sales of new chassis, remanufactured chassis, spare parts and roll-off containers represented 38%, 47%, 14% and 1% of net sales, as compared to 41%, 53%, 6% and 0%, respectively, for the six months ended September 30, 1996.


      Cost of Sales. Cost of sales increased to $8,880,000 in the six months ended September 30, 1997, compared to $6,946,000 for the six months ended September 30, 1996. The increase in the cost of sales reflects the increase in net sales; however, in both periods cost of sales remained relatively constant as a percentage of net sales.

      Gross Profit. Gross profit was $2,290,000 in the six months ended September 30, 1997, an increase of 25% from gross profit of $1,835,000 during the six months ended September 30, 1996. The increase in gross profit reflects the fact that the Company's overall margins decreased only slightly as net sales increased. The Company's ability to maintain its gross margins reflects the increase in the sale of remanufactured chassis during the first six months of 1997 as compared to the first six months of 1996, as well as the increased volume of new chassis, which enabled the Company to effectuate economies of scale in the production of new chassis.


      Selling, General and Administrative Expenses. Selling, general and administrative expenses ("SG&A") were $800,000 during the six months ended September 30, 1997, a decrease of 25% from the $1,073,000 of SG&A incurred during the six months ended September 30, 1996. The decrease in SG&A is primarily attributable to the fact that the Company accrued $568,000 for officers' incentives during the six months ended September 30, 1996 and accrued $125,000 in of such incentives during the six months ended September 30, 1997. The decrease in officers' incentives is due largely to reduced income levels in the 1997 period, and is partially offset by increases in the six months ended September 30, 1997, as compared to the six months ended September 30, 1996, of $70,000 with respect to officers' salaries resulting from an increase in such salaries; $34,000 in office personnel salary resulting from an increase in office personnel and $30,000 in legal and professional fees. Despite the increase in net sales, SG&A represented approximately 7% of net sales in the six months ended September 30, 1997, as compared to 12% of net sales in the six months ended September 30, 1996.

      Total Operating Costs. Total operating costs and expenses were $9,680,000 for the six months ended September 30, 1997, an increase of 21% from the $8,019,000 of total operating costs and expenses incurred during the six months ended September 30, 1996. Although total operating costs and expenses increased during the six months ended September 30, 1997, total operating costs and expenses were 87% of net sales in the six months ended September 30, 1997, as compared to 91% of net sales during the year earlier period, reflecting the increase in the Company's net sales.

      Operating Income. Operating income was $1,490,000 during the six months ended September 30, 1997, an increase of 96% from operating income of $762,000 recorded during the year earlier period. As a percentage of net sales, operating income increased to 13% of net sales during the six months ended September 30, 1997, from 9% during the earlier period, reflecting operating efficiencies attained through the increase in the level of the Company's manufacturing operations.


      Other Income (Expense). Other income (expense) for the six months ended September 30, 1997 included a charge of approximately $829,000 (the effects of which have been accounted for as a change in estimate) related to the settlement of an assessment of excise tax liabilities with the Internal Revenue Service. In November of 1997, based on assessment of information obtained and compiled by its outside counsel, management decided to pursue a settlement agreement.

      Interest Expense. Interest expense was $172,000 during the six months ended September 30, 1997 compared to $-0- during the six months ended September 30, 1996. The interest expense relates to the issuance of Bridge Notes to third parties in August 1997. Upon consummation of the initial public offering, the Company will repay the principal amount of Bridge Notes along with interest thereon at the annual rate of 12% from the date of issuance and issue holders of the Bridge Notes a sufficient number of shares of common stock to equal the principal amount of the Bridge Notes, determined by the initial public offering price per share of the Company's common stock. The Company incurs a charge to operations in the period that the Bridge Notes are outstanding. Interest expense on the anticipated issuance of common stock to Bridge Notes investors (based upon an estimated issuance date of November 30, 1997) totalled $151,000 for the six months ended September 30, 1997.

Comparison  of Fiscal  Year Ended  March 31, 1997 to Fiscal Year Ended March 31,
1996

      Net Sales. Net sales in Fiscal 1997 were $22,356,000, a decrease of 47% from net sales of $42,538,000 for Fiscal 1996. The decrease in net sales reflects a shift of the Company's business from the manufacture of new chassis to the remanufacture of used chassis, and a general slowdown in the trailer industry. During Fiscal 1997, sales of new chassis represented 60% of total sales as compared to 82% in Fiscal 1996; the reduction in sales of new chassis resulted principally from a decrease in the volume of new chassis sold in Fiscal 1997 as compared to Fiscal 1996. In contrast, sales of remanufactured chassis represented 40% of total sales in Fiscal 1997 as compared to 18% in Fiscal 1996; the increase in sales of remanufactured chassis resulted from an increase in the number of remanufactured chassis sold in Fiscal 1997 as compared to Fiscal 1996. Despite the shift to the remanufacture of used chassis, the Company maintained its margins in Fiscal 1997 due to the fact that gross profit on a remanufactured chassis is approximately 85% of gross profit on a new chassis while the Company's cost to remanufacture a chassis is approximately 62% of the cost to manufacture a new chassis, reflecting, in part, the lower cost of materials used to remanufacture a chassis. Sales of refuse containers were not material during Fiscal 1997, the first year the Company manufactured refuse containers.

      Cost of Sales. Cost of sales decreased to $17,027,000 or 76% of net sales in Fiscal 1997 from $33,973,000 or 80% of net sales in Fiscal 1996. The decrease in the cost of sales as a percentage of net sales reflects the fact that during Fiscal 1997 the mix of the Company's business reflected an increase in the sale of remanufactured chassis.

      Gross Profit. Gross profit was $5,329,000 in Fiscal 1997, a decrease of 38% from gross profit of $8,565,000 in Fiscal 1996 due to decreased sales. Nevertheless, gross profit increased to 24% of net sales in Fiscal 1997 from 20% of net sales in Fiscal 1996 due to higher margins attributable to the change in the mix of the Company's products. The Company's decision to shift personnel from the production of new chassis to the sale of remanufactured chassis reflects intense price competition for new chassis, which adversely impacted its gross margins on new chassis.

      SG&A. SG&A were $2,510,000 during Fiscal 1997, a decrease of 19% from the $3,082,000 of SG&A incurred during Fiscal 1996. Although SG&A expenses decreased from Fiscal 1996 to Fiscal 1997, SG&A represented 11% of net sales during Fiscal 1997 as compared to 7% of net sales during Fiscal 1996. The increase in SG&A as a percentage of net sales in Fiscal 1997 reflects the relatively constant nature of the SG&A expenses despite the decrease in the Company's revenues. The decrease in Fiscal 1997 SG&A principally reflects a reduction in executive incentive compensation paid of $349,000 due to decreased profitability of the Company in fiscal 1997. This was partially offset by an increase to $121,000 from $97,000 in the amounts paid to outside professionals. See "Management--Executive Compensation."

      Total Operating Costs. Total operating costs and expenses were $19,537,000 for Fiscal 1997 a decrease of 47% from total operating costs and expenses of $37,055,000 incurred during Fiscal 1996. Consistent with the decrease in net sales, total operating costs and expenses as a percentage of net sales remained relatively constant at 87% for Fiscal 1997 and Fiscal 1996. The consistency of total operating costs and expenses as a percentage of net sales reflects the shift in the Company's business from the production of new chassis to the remanufacture of used chassis. The costs of materials related to the remanufacture of a chassis are significantly less than those related to the manufacture of a new chassis. Thus, in Fiscal 1997, when the Company's operations shifted to the production of remanufactured chassis from the production of new chassis, the Company's operating costs and expenses decreased proportionately to the decrease in its net sales.

      Operating Income. Operating income was $2,818,000 during Fiscal 1997, a decrease of 49% from the $5,482,000 of operating income during Fiscal 1996. Despite the dollar decrease in the Company's operating income, operating income as a percentage of net sales remained constant primarily as a result of the shift in the mix of the Company's products to remanufactured chassis.

      Interest Expense. Interest expense decreased to $0 in Fiscal 1997 from $118,000 during Fiscal 1996, reflecting full repayment of all interest bearing debt.

Comparison  of Fiscal  Year Ended  March 31, 1996 to Fiscal Year Ended March 31,
1995

      Net Sales. Net sales for Fiscal 1996 were $42,538,000, an increase of 27% from net sales of $33,407,000 for Fiscal 1995. The increase in net sales reflects a substantial increase in the volume of new chassis manufactured during Fiscal 1996 resulting from an increase in orders and a slight increase in the average price per new chassis.

      Cost of Sales. Cost of sales were $33,973,000 in Fiscal 1996, an increase of 11% from $30,711,000 in Fiscal 1995. Cost of sales as a percentage of net sales decreased from 92% for Fiscal 1995 to 80% of net sales for Fiscal 1996. The decrease in cost of sales as a percentage of net sales reflects increased efficiencies resulting from the increase in the volume of the Company's net sales as well as decreases in the cost of net sales as a percentage of net sales resulting from the change in the Company's product mix. The increase in cost of sales reflects the corresponding growth of sales in the Company's business which occurred during Fiscal 1996.

      Gross Profit. Gross profit was $8,565,000 during Fiscal 1996, an increase from gross profit of $2,696,000 generated in Fiscal 1995. Further, gross profit increased to 20% of net sales during Fiscal 1996 from 8% of net sales during 1995, reflecting, in part, improved production efficiency and reduced unit cost. The proportion of the Company's products sold which were new chassis increased to 82% in Fiscal 1996 as compared to 70% in Fiscal 1995. The Company's ability to increase gross profit while increasing the proportion of sales represented by new chassis reflects an increase in the gross profit derived from the sale of new chassis resulting from the aforementioned improvement in production and reduced unit costs and a slight increase in the prices for new chassis.


      SG&A. SG&A expenses were $3,082,000 during Fiscal 1996, an increase from the $1,419,000 incurred during Fiscal 1995. SG&A expenses increased to 7% of net sales during Fiscal 1996 from 4% of net sales during Fiscal 1995. The increase in SG&A expenses as a percentage of net sales reflects the increase in executive compensation of $1,235,000, related to the amounts paid to Carl Massaro and Karl Massaro and an increase of approximately $127,000 in sales volume related costs compared to the amount of such costs incurred during Fiscal 1995. SG&A for fiscal 1995 includes imputed compensation expense of $270,000 reflecting the value assigned to Carl Massaro's services to the Company in excess of actual amounts paid. The increases in executive compensation in Fiscal 1996 as compared to Fiscal 1995 reflects the policy of Carl Massaro, as the shareholder of Ajax, of paying higher incentives to himself and certain other executives in those years when Ajax generated higher profits. The increase in rent expense (allocated to cost of sales and SG&A) resulted from a new agreement between Mr. Massaro and the Company during 1996 that effectively doubled the base rent for the premises occupied by Ajax from that paid in Fiscal 1995. The base rent, reflecting this increase, is currently at the same level as that paid in Fiscal 1996.

      Total Operating Costs and Expenses. Total operating costs and expenses as a percentage of net sales decreased to 87% for Fiscal 1996 as compared to 96% for Fiscal 1995. Consistent with the increase in revenues from Fiscal 1995 to Fiscal 1996 actual total operating costs and expenses increased 15% to $37,055,000 for Fiscal 1996 from $32,129,000 for Fiscal 1995. The decrease in total operating costs and expenses as a percentage of net sales reflects the substantial increase in the Company's sales volume.

      Operating Income. Operating income was $5,482,000 during Fiscal 1996, an increase of $4,205,000 from the $1,277,000 of operating income generated during Fiscal 1995 due to an increase in net sales. As a percentage of net sales, operating income increased to 13% in Fiscal 1996 from 4% of net sales in Fiscal 1995.


      Interest Expense. Interest expense was $118,000 during Fiscal 1996, a decrease of 65% from $339,000 during Fiscal 1995, reflecting debt reduction and improved operating cash flows.

Liquidity and Capital Resources

      Historically, the Company has financed its operations through debt provided by its sole stockholder and loans from financial institutions. In addition, to provide the Company with working capital, Carl Massaro varies the amount of his compensation to reflect the performance of the Company's business. In 1989, the Company borrowed $300,000 from an officer of Ajax at an interest rate of 9% with principal to be amortized over a term of 30 years. The Company repaid the entire balance of this loan in September 1995. In November 1995 the Company entered into a revolving line of credit agreement with a bank permitting borrowing up to the lesser of $2,000,000 or the sum of certain inventory and receivables plus $750,000. As of September 30, 1997 there were no amounts outstanding on the Company's bank credit facilities. Upon completion of the Acquisition this facility will be terminated and the Company will seek a new bank credit facility. The fact that the Redemption Note payable to Carl Massaro will be secured by substantially all of the Company's assets may make it more difficult for the Company to obtain a new credit facility.

      Capital expenditures, primarily for the acquisition of equipment at the Company's facility were $171,000, $139,000 and $136,000 in Fiscal 1997, Fiscal 1996 and Fiscal 1995, respectively. The Company anticipates that capital expenditures during fiscal 1998 will slightly exceed those of the preceding years as the Company expands its roll-off refuse container business and expands its product line to include intermodal containers. Nevertheless, the Company could require substantial additional capital if it were to seek to expand its product lines by substantially modifying or modernizing its facility, open additional facilities or acquire a new business within the chassis industry or related industries.


      The Company used $903,000 in operating activities during the six months ended September 30, 1997, as compared to $828,000 provided by operating activities during the six months ended September 30, 1996. The use of cash in operating activities during the six months ended September 30, 1997, reflects primarily an increase of approximately $2,360,000 in the Company's inventory and a decrease of $759,000 in accounts payable and accrued expenses partially offset by a decrease of $851,000 in accounts receivable. Net cash used by investing activities was $397,000 during the six months ended September 30, 1997, as compared to $153,000 used in investing activities during the six months ended September 30, 1996. The use of cash in investing activities during the earlier period reflects a loan of $80,000 to a related party and the application of $67,000 to the acquisition of property and equipment. The $397,000 used by investing activities during the six months ended September 30, 1997 reflects a $261,000 loan by the related party partially offset by the application of $136,000 applied to the acquisition of property and equipment. Cash flows provided by financing activities of $325,000 in the six months ended September 30, 1997 are comprised entirely of proceeds from the issuance of the Bridge Notes in August 1997.


      Net cash provided by operating activities decreased to $547,000 in Fiscal 1997 from $2,870,000 in Fiscal 1996. The decrease in cash provided by operating activities reflects the reduction in the Company's net income, the growth in accounts receivable from $271,000 in Fiscal 1996 to $1,792,000 in Fiscal 1997, partially offset by an increase in the Company's accounts payable and accrued expenses from $806,000 as of the end of Fiscal 1996 to $1,849,000 as of the end of Fiscal 1997. The increase in accounts receivable at March 31, 1997, as compared to March 31, 1996, is attributable to the fact that although net sales for all of Fiscal 1997 were less than those for Fiscal 1996, net sales during the month of March 1997 were approximately $2,240,000 as compared to net sales of $1,512,000 for the month of March 1996. Further, a large portion of the month of March 1997 sales occurred during the end of the month, temporarily increasing accounts receivable until payments were received. Net cash used in investing activities in Fiscal 1997 was $471,000 as compared to $325,000 of net cash provided by investing activities in Fiscal 1996. The cash used in investing activities in Fiscal 1997 reflects a loan of $300,000 (which is evidenced by a note which does not bear interest or stipulate payment terms) primarily to the Company's principal shareholder and the application of $171,000 to the acquisition of property and equipment. The net cash of $325,000 provided by investing activities in Fiscal 1996 represents the repayment of a note from a related party of approximately $464,000 partially offset by $139,000 applied to the acquisition of property and equipment. Net cash used in financing activities in Fiscal 1997 was --$0-- as compared to $2,225,000 used in financing activities during Fiscal 1996. Cash used by financing activities in Fiscal 1996 represented principally $1,406,000 applied to reduce short term borrowings and $525,000 applied to reduce restructured debt.


      Net cash provided by operating activities increased to $2,870,000 in Fiscal 1996 from $2,254,000 in Fiscal 1995 reflecting the increase in the amount of $2,560,000 in the Company's net income and decreases in inventory of $2,205,000 offset by decreases in accounts payable and accrued expenses of $2,800,000 and increases in accounts receivable of $986,000. Net cash provided by investing activities was $325,000 in Fiscal 1996 compared to approximately $600,000 of net cash used in investing activities in Fiscal 1995 due primarily to the repayment during Fiscal 1995 of notes receivable from related parties. The use of net cash in investing activities in Fiscal 1995 represents loans to related parties of approximately $464,000 and approximately $136,000 applied to the purchase of property and equipment. Net cash used in financing activities of $2,225,000 in Fiscal 1996 remained approximately unchanged from the $2,176,000 used in Fiscal 1995. The use of net cash in financing activities in Fiscal 1995 principally reflects a reduction of $1,701,000 in the Company's short term borrowings and approximately $316,000 paid to reduce loans from related parties.


      The terms on which the Company manufactures and remanufactures chassis provide for payment within 30 days of acceptance and the Company's accounts receivable were collected in an average of less than 30 days during Fiscal 1996 and Fiscal 1997.

      On the Closing Date, the Company will repay $325,000 in aggregate principal amount to the holders of the Bridge Notes, together with interest thereon at the annual rate of 12% per annum, and issue to the holders of the Bridge Notes an aggregate of 32,500 shares of Common Stock (assuming an initial public offering price of $10.00 per share of the Common Stock). The Company will incur a charge to operations in the period that such shares are issued. In addition, Carl Massaro will repay $561,000 in loans from the Company and the Company will terminate its line of credit with Summit Bank.

      The annual dividend requirement on the Convertible Preferred Stock is $1,020,000 ($1,173,000 if the Over-allotment Option is exercised in full; assuming an initial public offering price of $12.00 per share of Convertible Preferred Stock). The future earnings of the Company, if any, may not initially be adequate to pay the dividends on the Convertible Preferred Stock, and, although the Company will pay quarterly dividends out of available capital surplus, there can be no assurance that the Company will maintain sufficient capital surplus or that future earnings, if any, will be adequate to pay the dividends on the Convertible Preferred Stock. In addition, on the Closing Date of this Offering and the Acquisition, the Company will have up to $4,000,000 in debt outstanding, consisting of the Redemption Note, which bears interest at an assumed rate of 10%, payable quarterly, and an aggregate annual interest expense of up to $400,000.

      The Company anticipates that the proceeds of this Offering (assuming no exercise of the Over-allotment Option) and cash generated from operations will be sufficient to satisfy all working capital needs for 12 months after the date hereof. The Company intends to seek opportunities for growth through acquisitions, and, in connection therewith, may seek to raise additional cash in the form of equity, bank debt or other debt financing, or may seek to issue stock as consideration for assets. At this time the Company is not party to any agreements for acquisitions or joint ventures.

Recent Pronouncements of the Financial Accounting Standards Board

      The  Financial   Accounting  Standards  Board  has  issued  Statements  of
Financial Accounting Standard Statement ("SFAS") No. 123, "Accounting and Disclosure of Stock-Based Compensation." Statement No. 123 is effective for years beginning after December 15, 1995. The adoption of Statement No. 123 did not have a material effect on the Company's financial statements as the Company has adopted only the disclosure requirements of Statement No. 123 for options to be granted to employees.

      In February 1997, SFAS No. 128, "Earnings per Share", was issued. The pronouncement, which is effective for periods ending after December 15, 1997, requires dual presentation of basic and diluted earnings per share. This statement is not expected to have a material impact on the primary earnings per share of the Company.

      In June 1997, SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information, were issued. SFAS No. 130 addresses standards for reporting and display of comprehensive income and its components and SFAS No. 131 requires disclosure of reportable operating segments. Both statements are effective for the Company's 1999 fiscal year. The Company will be reviewing these pronouncements to determine their applicability.

                                    BUSINESS

Overview of the Company


      The Company is a specialized manufacturer of new trailer chassis which are sold to leasing companies, large steamship lines, railroads and trucking companies to transport overland 20', 40', 45' and 48' shipping containers. The Company also remanufactures used trailer chassis. Ajax recently began to manufacture a new line of 20, 30 and 40 yard sanitary containers known as roll-off dumpsters and to sell a new line of intermodal refuse containers that can be shipped on trailer chassis, barge or railroad. The Company's net sales and net income were $22,355,871 and $1,727,907 for the fiscal year ended March 31, 1997, as compared to $42,537,553 and $3,344,303 for the fiscal year ended March 31, 1996, respectively. For the six months ended September 30, 1997, the Company had net sales and net income of $11,170,153 and $235,216, as compared to $8,780,895 and $468,139 for the comparable period of 1996.


      A shipping container is a reusable metal container designed for the efficient carriage of cargo with a minimum of exposure to loss through damage or theft. According to industry sources, the world container fleet has grown to an estimated 9,100,000 TEU as of mid-1995. The Company believes that demand for new and remanufactured container chassis is closely related to container use. The total size of the United States chassis fleet was estimated at 515,000 units in 1996 as compared to 481,000 in 1995.

      The Company leases its 182,000 square foot manufacturing facility in Hillsborough, New Jersey. The Company has established production lines for the manufacture of new chassis and for the remanufacture of used chassis. In August 1997 the Company expanded its operations by establishing a production line for the manufacture of refuse containers.

      The Company's business strategy is to grow through the acquisition of companies that manufacture complementary products, by diversifying its product lines and establishing manufacturing facilities in the Western United States to service potential customers on the West Coast, who are currently constrained by freight cost considerations from purchasing from the Company's East Coast facility. At this time the Company has not established a timetable for the establishment of a new manufacturing facility and is not party to any acquisition agreement. The Company and its agents have begun to identify and evaluate potential acquisition candidates, and in that connection the Company's agents had entered into three letters of intent with potential acquisition candidates. The Company was not a party to any of these letters of intent, two of which have expired and one of which has been terminated. The parties to all of these letters of intent have executed and delivered releases of their respective obligations thereunder. The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of continuing expansion. To the extent that the Company finances an acquisition with a combination of cash and equity securities, any such issuance of equity securities would result in dilution to the interests of the Company's shareholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with any acquisition, the Company will be subject to risks associated with incurring additional indebtedness and there can be no assurance that cash flow will be sufficient to repay any such indebtedness.

      The Company will use the proceeds of this Offering to pay the Purchase Price of the Acquisition, repay approximately $338,000 (including accrued interest), due under the Bridge Notes, and to pay expenses of approximately $25,000, $40,000 and $25,000 to Redstone Capital Corporation (which is a party related to Steven Merker and William Merker, who are officers, directors and principal stockholders of the Company, and to Andrew Levy, who is a principal stockholder of the Company and a consultant and advisor to the Company), Steven Merker and William Merker, respectively.

Industry Overview

      The Shipping Container and Chassis Market

      The Company manufactures and remanufactures chassis used in the transport of shipping containers.

      Steamship companies use chassis by attaching them to a truck cab, driving it to a customer's warehouse, having a container loaded upon it, transporting the container to an ocean going vessel, removing the container from the chassis and loading the container on a ship. At the destination, the container is unloaded from the ship onto another chassis which is attached to a truck cab for transportation to the container's next or final destination. Rail freight users stack the chassis either separately or together with the containers on rail cars.

      A shipping container is a reusable metal container designed for the efficient overland carriage of cargo with a minimum of exposure to loss through damage or theft. Containers are manufactured to conform to worldwide standards of container dimensions and container ship fittings adopted by the International Standards Organization ("ISO") in 1968. The standard container is either 20' long x 8' wide x 8'6" high (i.e., one "20 foot Equivalent Unit" or "TEU") or 40' long x 8' wide x 8'6" high (two TEU). Standardization of the construction, maintenance and handling of containers allows containers to be picked up, dropped off, stored and repaired efficiently. This standardization is the foundation on which the container industry has developed.

      The Container Market

      The Company believes that one of the primary benefits of containerization has been the ability of the shipping industry to effectively lower freight rates due to the efficiencies created by standardized intermodal containers. Containers can be handled much more efficiently than loose cargo and are typically shipped via several modes of transportation, including truck, railway and ship. Containers require loading and unloading only once and remain sealed until arrival at the final destination, significantly reducing transport time, labor and handling costs, and losses due to damage and theft. Efficient movement of containerized cargo between ship and shore reduces the amount of time that a ship must spend in port and the transit time of freight moves.

      The Company believes that greater use of containers on cargo ships has led railroad and trucking companies to increase their capacity to transport containers domestically by chassis and railcar, and shipping companies have begun soliciting domestic freight in order to mitigate the cost of moving empty containers back to the port areas for use again in international trade. The Company believes that the introduction in the mid-1980's of the double stack railroad car, specially designed to carry containers stacked one on top of another, accelerated the growth of domestic intermodal transportation by reducing shipping costs still further. Due to these trends, the Company believes that an increasing portion of domestic cargo is now being shipped by container instead of by a conventional highway trailer.

      The Container Chassis Market

      The total size of the United States chassis fleet was estimated at 515,000 units in 1996 as compared to 481,000 units in 1995. Most chassis are owned by leasing companies or by maritime shipping companies. Two of the largest U.S. owners of container chassis are Flexi Van Leasing, Inc. and Trac Lease, Inc., customers of the Company.

      Factors Affecting Demand for Container Chassis in the United States

      The Company believes that the demand for container chassis is closely related to container use. The Company believes that the primary factors affecting demand for new or remanufactured container chassis are: domestic and international business conditions, technical changes (resulting from a desire for greater payloads), regulatory developments (such as a requirement for a new braking system) and foreign use of containerization, railroad containerization and over-the-road containerization. Increased ocean and rail freight usage has a direct relationship with chassis demand, and such increase is affected by general business conditions, domestically and internationally.

      Chassis Design, Technology and Useful Life

      There has been little change in container chassis design over the last five years. Over a more extended time, customers have sought longer chassis capable of carrying larger payloads. As a result, chassis length has increased from 40' to 45' to 53'. In addition, moving the running gear further to the rear to increase load-bearing capacity and increasing container height by six inches has affected the design of the chassis "gooseneck." The Company believes that such redesigns have increased the demand for remanufactured chassis. The Company believes that, if properly used and maintained, a chassis generally will last between 15 and 20 years. Legal obsolescence (which is in part a function of technological advances) plays a large role in the useful life of a chassis. Proposed changes in laws concerning the vehicles' braking systems would add $700 to $1,800 to the cost of a chassis. This would increase demand for remanufacturing and have a favorable effect on the Company's business. Changes in industry practice also affect the life of a chassis. Shippers generally demand the ability to carry the largest possible payload, thereby forcing carriers to upgrade their chassis to accommodate such demands.

Business of the Company

      Products

      New Container Chassis. The Company manufactures its new chassis from raw materials and purchased parts to customer order, in accordance with International Standards Organization ("ISO") specifications or such other specifications as the customer may require.

      Remanufactured Container Chassis. The Company remanufactures chassis originally built by the Company and by other manufacturers to customer order and to ISO specifications. The Company remanufactures a used chassis by removing all of its components except the axles, which are refurbished, and replacing the discarded components with new components. In periods of high demand, customers tend to purchase new chassis because their existing chassis are in use and cannot be returned for remanufacture. When demand eases, leasing companies are able to remove chassis from service for remanufacturing at the end of their lease terms.

      Chassis Parts. Chassis parts include front assemblies ("goosenecks"), slider assemblies and rear bolster sets. Sales of chassis parts and sub-assemblies have historically been small. However, the Company anticipates that such sales will increase as the number of chassis in service grows.

      Sanitary Containers. Ajax has recently begun to manufacture and market a new line of 20, 30 and 40 yard sanitary containers known as roll-off dumpsters, which will be available in standard and watertight containers. The Company anticipates that the potential market for its sanitary containers will include waste haulers, scrap metal dealers, construction and demolition companies and leasing companies in the Northeast. Although the Company is unable to estimate the total demand for its sanitary containers, the Company contemplates that it may manufacture such containers for sale from inventory rather than upon receipt of a customer purchase order. The Company is in discussions with several waste haulers regarding their requirements for these products. In addition, the Company has begun to offer for sale a line of enclosed, intermodal refuse containers that can be shipped on trailer chassis, barge or railroad.

      New Products. The Company's new product lines include converter dollies, for which manufacturing has commenced, as well as platform trailers and "drop frame" trailers. Converter dollies are used to link tandem trailers and are manufactured in a similar (but simpler) manner as a chassis. The Company expects that these dollies would be marketed directly to fleet over-the-road haulers.

      Revenue by Product

      The table set forth below shows the Company's approximate sales as a percentage of total sales by product group for the last six years:

      Fiscal Year Ended                      New           Remanufactured
          March 31,                        Chassis            Chassis
      -----------------                    -------         --------------
            1997 ........................    60%                 40%
            1996 ........................    82%                 18%
            1995 ........................    70%                 30%
            1994 ........................    67%                 33%
            1993 ........................    (1)                100%
            1992 ........................    (1)                100%
----------
(1) Due to intense price competition during these years the Company focused exclusively on the remanufacture of used chassis.

      During the six months ended September 30, 1997, sales of new chassis and remanufactured chassis represented 38% and 47% of the Company's net sales, the balance being comprised of spare parts and roll-off refuse containers.

      In general, the Company's cost to remanufacture a chassis is approximately 62% of the Company's cost to build a new chassis. However, gross profit earned by the Company on a remanufactured chassis is approximately 85% of the Company's gross profit on a new chassis. Although the Company has historically received only limited revenues from the sale of parts and subassemblies, it anticipates that such sales will increase as the number of chassis in service grows.

      Backlog

      The Company's backlog of firm unfilled orders totalled approximately $8,225,000 as of September 22, 1997, as compared to approximately $8,911,000 as of September 22, 1996. The Company estimates that approximately all of its current backlog will be filled by March 31, 1998.

      Business Strategy

      The Company's business strategy is to grow through the acquisition of companies that manufacture complementary products, by diversifying its product lines and, establishing manufacturing facilities in the Western United States to service potential customers on the West Coast. At this time the Company has not established a timetable for the establishment of a new manufacturing facility and is not party to any acquisition agreement. The Company and its agents have begun to identify and evaluate potential acquisition candidates, and in that connection the Company's agents had entered into three letters of intent with potential acquisition candidates. The Company was not a party to any of these letters of intent, two of which have expired and one of which has been terminated. The parties to all of these letters of intent have executed and delivered releases of their respective obligations thereunder. The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of continuing expansion. To the extent that the Company finances an acquisition with a combination of cash and equity securities, and such issuance of equity securities would result in dilution to the interests of the Company's shareholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with any acquisition, the Company will be subject to risks associated with incurring additional indebtedness and there can be no assurance that cash flow will be sufficient to repay any such indebtedness. See "Use of Proceeds."

      Marketing and Distribution

      The Company sells directly to its customers, and does not use outside dealers or distributors. The Company anticipates that new products, such as sanitary containers and truck trailers, will be sold both directly and through dealers and distributors. The Company currently employs one person in sales who, together with senior management, maintain customer contacts. The Company intends to increase the size of its sales force. The Company participates in industry trade shows and is listed in industry registers. The Company does not currently rely on printed advertisement of its products. Magazine and trade publication promotion of its products is limited.

      Manufacturing

      The Company manufactures all of its products to order. The Company maintains little finished goods inventory. All products are pre-inspected by the buyer before title passes. Products are then shipped FOB manufacturer. Customer orders run from as little as 100 units to as many as 2,000 units. Production scheduling, except for customer emergencies, is generally planned three months in advance. Each of the Company's production lines is capable of producing between 13 and 15 chassis per single daily shift on a continuous basis. The Company currently operates three production lines for one shift per day. The Company has the capacity to operate four production lines for two shifts per day.

      The Company manufactures most of the components that are used in the chassis from commercially available, standard supplies and materials. Where possible, the Company purchases pre-sized material. Lead times are generally between four to eight weeks. In the case of steel I beams, lead time is tied to the steel mills' production scheduling. The Company maintains an inventory position which it believes is sufficient to prevent delays due to inventory shortages. The Company engages independent contractors to arrange, at no cost to the Company, for the disposal of parts of refurbished chassis and used equipment that are stored at its present location.

      Raw Materials

      Materials, such as steel, tires and wheels, represent approximately 82% of the cost of sales of manufactured chassis and 51% of the cost of sales of remanufactured chassis, the remainder consisting of labor and factory overhead. Labor represents about 11% and 40% of product cost for new and remanufactured chassis, respectively, and is the other significant cost factor. Any change in the price of materials or labor would have a direct effect on the price of the product. Other factors affecting product cost include design changes, changes in available materials and changes in government regulations. The Company has generally been able to pass any such cost increases through to its customers.

      The Company does business with suppliers with which it has generally had long relationships. All of its primary suppliers are well-known in the industry, substantial and have a reputation for reliability. The Company purchases its materials on an as-needed basis, and does not have any long-term agreements with any of its suppliers. The Company does not rely upon a single supplier for steel, tires or wheels, but rather maintains relationships with a few suppliers of each of these components.

      Machinery and Equipment

      The Company's manufacturing equipment consists primarily of steel bending, cutting, hole punching and welding equipment. There have been little basic changes in this type of equipment over time. The basic equipment used by the Company has a useful life of 40 or more years. The Company manufactures some and maintains most of its tools and dies. If the Company implements its plans to manufacture new products, it would acquire additional tooling and equipment as necessary. The Company also uses paint spraying and material handling equipment. The Company has its own internal maintenance department and performs regular preventive maintenance on its equipment.

      Major Customers

      The Company generally sells to leasing companies that, in turn, lease chassis to steamship companies. The Company also negotiates purchase orders directly with steamship companies. Although the Company typically has long-standing relationships with such steamship companies, it does not have any long-term contracts with them, as all sales are made pursuant to purchase orders. The Company does not offer any special discounts or credit terms.

      Set forth below are the Company's sales by percentage of net sales to five customers which individually accounted for 10% of more of net sales for the fiscal years ended March 31, 1995, 1996 and 1997.

                                                                 Six Months
                               Fiscal Year Ended March 31,         Ended
                                ----------------------------    September 30,
    Customer                   1995        1996        1997        1997
    --------                   ----        ----        ----        ----
 Trac Leasing ..............   32%         33%         57%         59%
 Ned Lloyd .................   --          26%         33%         --
 Nadag Lloyd ...............   --          18%         --          --
 Flexi Van Leasing .........   30%         10%         --          24%
 Maersk Lines ..............   37%         --          --          --
                               ---         ---         ---         ---
 Total                         99%         87%         90%         83%
                               ===         ===         ===         ===

      Trac Leasing and Flexi Van Leasing each purchase new chassis from the Company for the account of approximately 12 steamship lines and other lessees and end users and purchase remanufactured chassis for their own account. Historically, the Company has relied on a limited number of customers for a substantial portion of its total net revenues. The Company expects that a significant portion of its future revenues from chassis sales will continue to be generated by a limited number of customers.

      Competition for the Manufacture of New Chassis

      The Company believes that it has only three significant domestic competitors in manufacturing new chassis. The Company believes that it has no significant competitors in remanufacturing chassis on a production line basis and is aware of only a limited number of companies that remanufacture on a piece-by-piece basis. Because container chassis are purchased FOB manufacturer, shipping costs affect customer purchase decisions. The market is thus segmented geographically. The Company currently competes mainly on the Eastern seaboard, with some Gulf Coast sales. The Company's primary competitors are Strick Corporation (located in Pennsylvania) which also services the Northeast market primarily, Hyundai Mexico (located on the California border), and Monon (located in Chicago, Illinois), all of which manufacture products in addition to trailer chassis. The Company believes that none of the competitors in the industry has a price advantage.

      In making purchase decisions, the customer generally considers engineering, quality, availability, price and transportation cost. The Company believes that it competes well with regard to each of these factors, as a result of the Company's design and manufacturing integrity, its flexibility in making design changes to meet customer requirements, its ability to meet delivery schedules and its competitive pricing.

      Manufacturing labor, both direct and indirect, represents approximately 11% of the value of a new chassis, while materials represent in excess of 82% of value and the balance is SG&A expense. This ratio, plus the cost of shipment, tends to protect the domestic container chassis market from low labor cost foreign competition. Additionally, chassis used elsewhere in the world are manufactured to local standards in addition to ISO specifications. The Company believes that, with the exception of chassis being manufactured by Hyundai in Mexico and shipped to California, there are no chassis imported into the United States.

      Due to freight cost considerations, the industry competes on a regional basis. The Company thus believes that there is currently no significant export market. The Company is evaluating the feasibility of establishing a facility in the Western United States to serve potential customers on the West Coast, although the Company has not identified any such facility and there can be no assurance that any such facility, if identified, will be established.

      Product Warranties

      The Company provides limited warranties against construction defects in its products. These warranties generally provide for the replacement or repair of defective parts or workmanship for a specified period following the date of sale. Customers and end-users also receive warranties from suppliers of components incorporated into the Company's chassis.

      Facilities

     Upon closing of the Acquisition, Ajax and Carl Massaro will enter into a new lease whereby Ajax will continue to lease from Mr. Massaro, on a "triple net" basis, the 189,000 square foot factory complex it currently occupies. The facility is located on 22 acres in Hillsborough Township, New Jersey, approximately 45 miles southwest of New York City. The area is rural to suburban and is convenient to major expressways and points of delivery. The facility was built in 1964. Currently approximately 2,500 square feet is devoted to administrative offices and the balance is used for manufacturing and warehousing. The 22 acre site is part of approximately 70 acres owned by Mr. Massaro. The site is primarily used for storing chassis and inventory and employee parking. The Company believes that it has sufficient storage and warehousing space.

      The lease will provide for a five-year initial term and will be renewable at the Company's option for four successive, five year renewal terms, at an annual base rent of $600,000 for the initial term, subject to increase during each renewal term by the percentage increase in the Consumer Price Index over the immediately preceding five year term. The lease will contain customary provisions indemnifying Mr. Massaro for the acts of the Company and its employees, agents, contractors and the like, and against certain specified environmental liabilities other than those arising out of Mr. Massaro's use of the leased facility and land prior to the closing of the Acquisition and acts which at Mr. Massaro's discretion are required to be performed by the Company. Additionally, so long as the lease remains in effect, the Company is not in default thereunder or under the Redemption Note, the Company will have the option, exercisable during the initial term of the lease, to purchase the leased facility and land for a cash purchase price of $6,500,000.

      Violation of Federal and State Air Quality Regulation

      The New Jersey Department of Environmental Protection ("NJDEP") requires the Company to obtain air emission permits which limit the emission levels from certain equipment at the Company's facility of various pollutants, including volatile organic compounds ("VOC") generated by the drying of solvent-based primers and paints. NJDEP deems the facility to be a "major" facility because the facility has the potential to emit more than 25 tons per year of VOCs. Accordingly, the Company is required to obtain a permit under Title V of the federal Clean Air Act (a "Title V Permit") from NJDEP, which administers Title V Permits in New Jersey. A Title V Permit consolidates a permit holder's various air quality permits. The NJDEP determined the Company's Title V permit application to be complete on November 14, 1996 and NJDEP is reviewing the application. Pursuant to NJDEP Title V regulations, the Company presently pays an annual air contaminant fee.

      The equipment from which emissions are limited by permit includes three paint spray booths, three natural gas fired heaters and two shot blaster systems. NJDEP has issued permits for the spray booths and shot blasters. On March 13, 1997 the NJDEP issued two Notices of Violations to the Company, which respectively asserted that the Company had failed to obtain permits for (i) the shot blasters prior to February 5, 1997 and (ii) the heaters for the paint spray booths. The Company submitted permit applications for the heaters on March 26, 1997, which are pending.

      The Company has emitted VOCs in excess of its permit limits. NJDEP requires the Company to file an annual Emission Statement to report the estimated actual emissions of regulated air contaminants, including VOCs. The Company's Emission Statements show that the facility emitted 58.28, 92.995,
90.46  and  56.91  tons  per  year  of  VOCs  in  1993,  1994,  1995  and  1996, respectively. The paint spray booths account for approximately 97% of the reported VOCs. The permits for the paint spray booths allow a combined total of
26.89 tons of VOCs per year to be emitted. In March 1997, the Company applied for new permits which seek to increase the VOC emission limits of the paint spray booths by almost 25 additional tons per year, which application was denied by NJDEP on July 30, 1997. The Company has applied for a hearing to appeal the NJDEP denial. If the Company does not succeed in obtaining new permit limits for VOCs, the Company is not expected to be in compliance with its allowable emission limits during 1997.


      The Company is presently preparing an amendment to its Title V Permit application proposing that the Company and NJDEP enter into a Administrative Consent Order or other form of agreement (a "Compliance Schedule") as to VOC emissions from the three paint spray booths at the facility. The Company plans to propose a timetable by which it will change its primer and topcoat paint formulations from current, solvent based products that generate high amounts of VOC upon drying to water-based and lower-solvent based primers and topcoats, which would generate lower amounts of VOC upon drying. The Company believes that such change is technically feasible and that by making such change, the Company will reduce VOC emissions to levels allowable under the Company's present permits while allowing the Company to produce numbers of completed chassis comparable to those produced in recent years. Water-based primers are currently available. The Company has been advised by paint manufacturers that topcoat paints with progressively lower VOC content are currently being tested and will become available during the next twelve months. These primers and paints are suitable for the purposes of the Company's customers. Use of the new primer and paint products is expected to require certain modifications of the Company's production lines, primarily because water-based primer requires an additionally heated drying environment than solvent-based primer. The Company is preparing its plan for installing such modifications, which will be presented to NJDEP as part of the planned Compliance Schedule proposal. The estimated cost of such modifications and of the equipment required therefor is estimated to be less than $100,000. There is no assurance that NJDEP will grant a Compliance Schedule to the Company, or if granted the Compliance Schedule will not include NJDEP demands for fines, penalties, or other sanctions. If NJDEP does not grant a Compliance Schedule, the Company might need to reduce its output of chassis until lower VOC formulations are utilized.


      On May 8, 1997, the NJDEP issued an Administrative Order of Civil Administrative Penalty Assessment ("Order and Notice") assessing the Company a $9,000 penalty for emitting VOCs from the paint spray booths in excess of permissible limits in 1995. In response to the Order and Notice, the Company submitted to the NJDEP an adjudicatory hearing request which contests the $9,000 assessment. The NJDEP could make further assessments with respect to other years in which the allowable VOC limits were exceeded by the Company, although no other assessments have yet been received.

      The outcome of NJDEP regulatory actions cannot be predicted with certainty. The NJDEP could fine the Company for operating the shot blaster booths without a completed permit until February 5, 1997, for operating the heaters for the paint spray booths without a permit, and/or for emitting more VOCs from the paint spray booths than allowed by its permits. If changing to water-based primers and low-VOC topcoat paints is not acceptable to NJDEP, NJDEP could require the Company to take other steps to comply with NJDEP requirements and the Clean Air Act, including capital improvements to ensure compliance with air quality regulations. Such improvements could include a VOC incinerator and/or other control apparatus which could cost $2,000,000 or more. Failure to comply with NJDEP regulations and directives could result in fines and/or NJDEP orders to curtail or shutdown operations, any or all of which could have a material adverse effect on the Company's business and financial condition.

      Other Environmental and Regulatory Compliance

      The Company is subject to extensive Federal, state and local laws and regulations relating to its operations, including building and occupancy codes, occupational safety and environmental laws, and laws governing the use, discharge and disposal of hazardous materials. Except as otherwise described above with regard to its compliance with air quality regulations and under "Risk Factors--Notice of Violation of Federal and State Air Quality Regulations and--Other Environmental and Regulatory Compliance", the Company is not aware of any material non-compliance with any such laws and regulations. The Company is a manufacturer of truck trailers and is covered by Standard Industrial Code (SIC) #3715. Companies covered by SIC Code #3715 are among those companies subject to the New Jersey Industrial Site Recovery Act ("ISRA"). Pursuant to ISRA, the Company has begun an investigation for any environmental "Areas of Concern" ("AOCs") that may be present at the facility. The Company has entered into a Remediation Agreement with NJDEP by which the Company will fulfill its obligations under ISRA. AOCs, if discovered, could require remediation, which could have a material adverse effect on the Company.


      Insurance


      The Company maintains auto liability and general liability coverage of $300,000, contents/physical loss coverage of $350,000 and statutory workmen's compensation coverage. The Company is in the process of obtaining directors' and officers' liability coverage and environmental liability coverage with expected policy limits of $5,000,000 each. If obtained, such environmental insurance will cover presently unknown potential environmental liabilities, and will not cover the potential environmental liabilities disclosed elsewhere in this Prospectus under Risk Factors--Notice of Violation of Federal and State Air Quality Regulation and--Other Environmental and Regulatory Compliance. See "Risk Factors--Indemnification by the Company" and "--Uncertain Availability of Environmental Risk Insurance." The Company has not experienced any significant claim under any of its insurance policies.


      Employees

      As of March 31, 1997, the Company had 146 full-time employees of whom four were managers, eight were administrative personnel and the rest were in production. The Company's employees do not belong to a collective bargaining unit and the Company considers its relations with employees to be satisfactory.

      Litigation

      On July 3, 1997, the Internal Revenue Service notified Ajax of a proposed $1,434,931 increase in federal excise tax liability relating to Ajax's valuation of tires included in the sale of new chassis for the period from March 1995 through December 1996 and a $286,986 penalty thereon. In November 1997 the Company and its outside counsel, based on an assessment of preliminary discussions with the IRS, decided to pursue a settlement agreement. On November 7, 1997 the Company paid approximately $829,000 to settle this matter. The Company recognized the effects of this settlement as a charge in the six month period ended September 30, 1997. There can be no assurance that additional liability will not be assessed for subsequent periods. Pursuant to certain amendments to the Internal Revenue Code, commencing on January 1, 1998, the value of such tires will no longer be excluded from the federal excise tax imposed on such chassis sales. Instead, the amount of federal excise tax imposed upon the tire manufacturer will be deductible from the excise tax payable by Ajax on the sale of new chassis.

      In August 1997, a former employee of the Company instituted a lawsuit against the Company, Carl Massaro and Karl Massaro for $121,500 in back salary and $135,000 plus interest for repayment of a loan made to the Company. The Company and the individual defendants intend to vigorously contest this action and have filed an answer and a counterclaim.

      The Company is involved in litigation arising in the normal course of its business, none of which is believed, individually or in the aggregate, to be material to the Company's financial position and results of operations.

                                   MANAGEMENT

Executive Officers and Directors

      The executive officers and directors of the Company are as follows:

      Name                         Age    Position with the Company
      ------                       ---    -----------------------
      Roy Ceccato (1) ...........   38    Director
      Karl Massaro ..............   44    President and Director
      Steven Merker (2) .........   40    Treasurer, Chief Financial Officer and
                                          Director
      William Merker ............   37    Vice President, Secretary and Director
      Joseph Spinella (1)(2) ....   40    Director
      William Needham (2) .......   56    Director
      ----------
      (1) Member of the Audit Committee
      (2) Member of the Compensation Committee

      Roy Ceccato has been a Director of the Company since August 1997. Since 1995, Mr. Ceccato has been Director of Finance of Complete Management, Inc., an AMEX-listed physician practice management company. From 1990 to 1995, he was President of Broad Partners, Inc., a management consulting firm. From 1986 to 1989, he was Vice President of The R.O.I. Group, Inc., an investment banking firm specializing in retailing and machine tool parts manufacturing companies for the aerospace industry. Mr. Ceccato graduated from Pace University in 1980 with a BBA in management accounting.

      Karl Massaro has been President and a Director of the Company since August 1997. Mr. Massaro has been Vice President and General Manager of Ajax since 1991. From 1984 to 1990, he was purchasing manager and chief product designer/engineer of Ajax, and, prior to that, he worked for Ajax in various other capacities from 1963 to 1984.

      Steven Merker has been Treasurer, Chief Financial Officer and a Director of the Company since August 1997. Mr. Merker is the Managing Director of Barclay Partners LLC, an investment banking firm specializing in corporate buy-outs, which he formed in 1995 with his brother, William Merker. From 1993 to 1995 he was Senior Vice President of Branin Investments. From 1988 to 1993, he was a partner with the Redstone Group, an investment banking firm. Prior to joining Redstone, Mr. Merker was the Chief Financial Officer of The R.O.I. Group, Inc., an investment banking firm. Mr. Merker graduated with a B.S. degree in accounting from Fairleigh Dickinson University in 1979.

      William Merker has been a Vice President, Secretary and a Director of the Company since August 1997. William Merker has been associated with the law firm of Loeb, Block & Partners LLP since 1990, specializing in the field of corporate law. In 1995, Mr. Merker and his brother, Steven Merker, founded Barclay Partners LLC. Mr. Merker received a B.S. degree in accounting from The American University in 1982 and graduated from Georgetown University Law School in 1985.

      Joseph Spinella has been a Director of the Company since August 1997. Since October 1997, Mr. Spinella has been controller of Morcroft Capital
Corporation (an equipment leasing company). From November 1996 until October 1997, Mr. Spinella was manager of financial reporting for Gruntal Financial L.L.C. (an investment banking and brokerage company). From 1989 through 1995, Mr. Spinella was Vice President-Director of Financial Services and Controller of Copelco Capital, a subsidiary of Itochu International. From 1987 to 1989, he was an Assistant Vice President with First Fidelity Bank. Mr. Spinella graduated from Fairleigh Dickinson University with a B.S in Accounting in 1979 and with an MBA in Finance in December 1988.


      William Needham has been a Director of the Company since November 1997. Since March 1995, Mr. Needham has been a private merchant banker and investor. From March 1994 to March 1995 he was a registered representative and corporate finance specialist at First Hanover Securities, Inc., an investment banking and brokerage firm. From December 1989 to March 1994, Mr. Needham was a registered representative and corporate finance specialist at Emanuel & Company, an investment banking and brokerage firm. Mr. Needham is a director of Modal Systems, Inc., a housing construction company, and a director of Cutting Edge Industries, Inc., a manufacturer of toys and novelties. Mr. Needham graduated from Wesleyan University in 1963 with a B.A. in Liberal Arts.


Consultant

      Andrew A. Levy has acted as a consultant and advisor to Steven Merker since August 1996. Since June 1983, Mr. Levy has been the chief executive officer of Redstone Capital Corporation, an investment banking firm specializing in oil and gas and energy cogeneration project financings, and in leveraged buy-outs. From March 1993 to August 1994, Mr. Levy was vice-president and a director of NR Marine, Inc., a company engaged in the business of owning and operating off-shore oil and gas drilling rigs. In August 1994, NR Marine filed for bankruptcy protection under chapter 11 of the U.S. Bankruptcy Code. Mr. Levy graduated from Yale University in 1968 with a B.S. in engineering, and graduated from Harvard Law School in 1972.

Executive Compensation

      The following table sets forth the compensation paid by Ajax for services rendered in all capacities during the fiscal years ended March 31, 1997, 1996 and 1995 to its chief executive officer and to the most highly-compensated executive officer and key employee (other than the chief executive officer) whose annual salary and bonus exceeded $100,000 and who were serving at March 31, 1997 (collectively, the "Named Officers").

                           Summary Compensation Table


                                                    Annual Compensation
                                             ----------------------------------
Name and Principal Position       Year                             Other Annual
---------------------------       Ended         Salary     Bonus   Compensation
                                March 31          ($)       ($)         ($)
                                --------     -----------   -----   ------------
Carl Massaro ..................    1997      $   581,947     0           0
Consultant                         1996      $ 1,232,500     0           0

                                   1995      $    13,000(*)  0           0

Karl Massaro ..................    1997      $   680,546     0           0
Director and President             1996      $   386,613     0           0
                                   1995      $   110,500     0           0
-----------

* In Fiscal Year 1995, the Company charged $270,000 of imputed compensation to Mr. Carl Massaro, reflecting the value assigned to his services, in excess of amounts paid, for that period. This non cash charge is included in Selling, General and Administrative Expenses for the year ended March 31, 1995.


Employment Agreements

      The Company has entered into employment agreements with each of Karl Massaro and Steven Merker, and into a consulting agreement with Carl Massaro.

      The employment agreement of Karl Massaro will become effective on the Closing Date, and will terminate three years thereafter, subject to earlier termination upon the occurrence of certain specified events. Pursuant to his Employment Agreement, Mr. Massaro will receive a base salary at the annual rate of $200,000 and such bonus compensation as the Board of Directors may determine. The agreement will also contain restrictive covenants prohibiting Mr. Massaro from directly or indirectly competing with the Company east of the Mississippi River during the three-month period commencing upon the termination of his agreement, and, during the six-month period commencing upon such termination, from soliciting or servicing any supplier to or customer of the Company for any competitive purpose, and from employing or retaining any employee of or consultant to the Company or soliciting any such employee or consultant to become affiliated with any entity other than the Company.

      The employment agreement of Steven Merker will become effective on the Closing Date, and will terminate three years thereafter, subject to earlier termination upon the occurrence of certain specified events. Pursuant to his employment agreement, Mr. Merker will receive a base salary at the annual rate of $144,000. Mr. Merker will be required to devote at least 40 hours per week to the business of the Company. Mr. Merker's employment agreement also contains covenants prohibiting him during the one year period commencing upon termination of the agreement, from soliciting or servicing any party who was a supplier or customer of the Company during the term of his agreement for any purpose which is in competition with the Company, and from soliciting any employee or consultant of the Company with a view towards causing such employee or consultant to become affiliated with the entity with which the employee is then affiliated.

      Carl Massaro's consulting agreement will become effective on the Closing Date, and will terminate three years thereafter, subject to earlier termination on the occurrence of certain specified events. Mr. Massaro will receive consulting fees at the annual rate of $160,000. Mr. Massaro will be required to devote at least 40 hours per month to the business of the Company. Mr. Massaro will have the right to attend Board meetings as an observer. The agreement also contains restrictive covenants prohibiting Mr. Massaro, during the one-year period commencing upon the termination of the agreement, from directly or indirectly competing with the Company east of the Mississippi River, soliciting or servicing any supplier to or customer of the Company for any competitive purpose, and employing or retaining any employee of or consultant to the Company or soliciting any such employee or consultant to become affiliated with any entity other than the Company.


Executive Recruitment

      The Company is actively engaged in the process of recruiting a chief financial officer to assume those duties, which presently are being rendered by Steven Merker. The Company expects that such chief financial officer initially will be compensated at the rate of approximately $125,000 per year.

Board of Directors


      The Certificate of Incorporation divides the Board of Directors into three classes, with, initially, one class having a term of one year, one class having a term of two years and one class having a term of three years. Commencing with the annual meeting of stockholders to be held in 1998, directors will be elected to succeed those directors whose terms have expired, and each newly elected director will serve for a three-year term. All officers are appointed annually by the Board of Directors and, subject to existing employment agreements, serve at the discretion of the Board. Directors who are employees of the Company receive no compensation for serving on the Board of Directors. It is expected that Directors who are not employees of the Company will receive compensation for their services in an amount to be determined. All Directors are reimbursed by the Company for any expenses incurred in attending Director's meetings and, upon completion of this Offering, non-employee directors will receive compensation of $500 per meeting attended and options to purchase 2,000 shares of the Company's Common Stock in respect of the first year of such service as a director, and 500 shares of the Company's Common Stock for each year of such service thereafter. The Company intends to obtain Officers and Directors liability insurance.


Audit Committee of the Board of Directors

      The Board of Directors has designated an Audit Committee of the Board of Directors consisting initially of Messrs. Ceccato and Spinella. The duties of the Audit Committee are to (i) recommend to the full Board the auditing firm to be selected each year as the Company's independent auditors and the terms and conditions upon which such firm is to be engaged, (ii) consult with the persons so chosen to be the independent auditors with regard to the plan of audit, (iii) review, in consultation with the independent auditors, their report of audit, or proposed report of audit, and the accompanying management letter, if any, (iv) consult with the independent auditors (periodically, as appropriate, out of the presence of management) with regard to the adequacy of the Company's internal accounting and control procedures, (v) review the Company's financial condition and results of operations with management and the independent auditors and (vi) review any non-audit services and special engagements to be performed by the independent auditors and consider the effect of such performance on the auditors' independence.

Compensation Committee of the Board of Directors

      The Board of Directors has designated a Compensation Committee of the Board of Directors, consisting initially of Steven Merker, Joseph Spinella and William Needham. The primary duties of the Compensation Committee are to (i) determine the annual salary, bonus and other benefits, direct and indirect, of any and all executive officers (as defined under Regulation S-K promulgated by the Commission), (ii) prepare an Annual Report of the Compensation Committee for inclusion in the Company's Proxy Statement, (iii) review and recommend to the full Board any and all matters related to benefit plans covering the foregoing officers and any other employees in the event such matters are appropriate for stockholder approval, and (iv) administer any stock option plan or other bonus or incentive plan or pool adopted by the Company (including the 1997 Incentive Stock Option Plan).

1997 Stock Option Plan

      The Company has adopted its 1997 Stock Option Plan ("Plan"). The Board believes that the Plan is desirable to attract and retain executives and other key employees of outstanding ability. Under the Plan, options to purchase an aggregate of not more than 340,000 shares of Common Stock may be granted from time to time to all employees of the Company or any parent corporation or subsidiary corporation of the Company. To date, no options have been granted pursuant to the Plan.

      The Plan is currently administered by the Board of Directors which has empowered the Compensation Committee to administer the Plan. The Compensation Committee is generally empowered to interpret the Plan, prescribe rules and regulations relating thereto, determine the terms of the option agreements, amend them with the consent of the optionee, determine the individuals to whom options are to be granted, and determine the number of shares subject to each option and the exercise price thereof. The per share exercise price for options granted under the Plan are determined by the Compensation Committee; provided that the exercise price of incentive stock options ("ISOs") will not be less than 100% of the fair market value of a share of the Common Stock on the date the option is granted (110% of fair market value on the date of grant of an ISO if the optionee owns more than 10% of the Common Stock of the Company); and further provided that, for a period of 18 months after the Closing Date, the exercise price will be the greater of 110% of fair market value on the date of grant and the initial public offering price of the Common Stock. Upon exercise of an option, the optionee may pay the purchase price with previously acquired shares of Common Stock of the Company, or at the discretion of the Board, the Company may loan some or all of the purchase price to the optionee.

      Options will be exercisable for a term determined by the Compensation Committee which will not be greater than ten years from the date of grant (or five years in the case of ISO's granted to holders of more than 10% of the Common Stock). The Compensation Committee shall determine the effect on an option of the termination of the optionee's relationship with the Company. In the event of certain basic changes in the Company, including a reorganization, merger or consolidation of the Company, or the purchase of shares pursuant to a tender offer for shares of Common Stock of the Company, in the discretion of the Committee, each option may become fully and immediately exercisable. ISOs are not transferable other than by will or the laws of descent and distribution. Non-qualified stock options may be transferred to the optionee's spouse or lineal descendants, subject to certain restrictions. Options may be exercised during the holder's lifetime only by the holder, his or her guardian or legal representative.

      Options granted pursuant to the Plan may be designated as ISOs, with the attendant tax benefits provided under Section 421 and 422 of the Internal Revenue Code of 1986. Accordingly, the Plan provides that the aggregate fair market value (determined at the time an ISO is granted) of the Common Stock subject to ISOs exercisable for the first time by an employee during any calendar year (under all plans of the Company and its subsidiaries) may not exceed $100,000. The Board may modify, suspend or terminate the Plan; provided, that certain material modifications affecting the Plan must be approved by the stockholders, and any change in the Plan that may adversely affect an optionee's rights under an option previously granted under the Plan requires the consent of the optionee.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock at the date of this Prospectus (assuming (a) consummation of the Acquisition and (b) no conversion of the Convertible Preferred Stock) by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors and executive officers, and (iii) all officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws, where applicable.

                                           Percent of Common   Percent of Common
   Name and Address of        Number of   Stock Owned Before   Stock Owned After
    Beneficial Owner            Shares         Offering(4)         Offering(5)
   -------------------        ---------   ------------------   -----------------
Roy Ceccato (1) .............    70,000            4.5%                2.4%
Andrew Levy (2) .............   178,430           11.4%                6.2%
Karl Massaro (1) ............   145,000            9.3%                5.0%
Steven Merker (3) ...........   525,160           33.5%               18.1%
William Merker (3) ..........   304,410           19.4%               10.5%
Joseph Spinella (1) .........      __              __                   __
William Needham .............      __              __                   __
All Directors and Officers
   as a group (6 persons) ... 1,223,000             78%                 42%

----------

(1)  The  address  of  such  person  is  c/o  the  Company,   321  Valley  Road,
     Hillsborough Township, N.J.

(2) The address of such person is c/o Redstone Capital Corp., 375 Park Avenue, New York, N.Y. Includes 30,000 shares owned by a family trust and 50,000 shares owned by Mr. Levy's wife. Mr. Levy disclaims beneficial ownership as to all such shares.

(3) The address of such person is c/o Loeb, Block, Wacksman & Selzer LLP, 505 Park Avenue, New York, N.Y. Steven and William Merker each disclaim beneficial ownership of shares owned by the other.

(4) Does not give effect to the issuance to the holders of $325,000 in aggregate principal amount of Bridge Notes (the "Bridge Note Holders") of an aggregate of 32,000 shares of Common Stock (based on an assumed initial public offering price per share of Common Stock of $10.00).

(5) Gives effect to the issuance of 32,500 shares of Common Stock to the Bridge Note Holders.

      Steven Merker and William Merker are brothers. Carl Massaro, the founder of Ajax and its sole stockholder prior to the Acquisition, is the father of Karl Massaro, the President and a Director of the Company. There are no other family relationships among the Company's officers, directors and 5% shareholders.

                              CERTAIN TRANSACTIONS

The Acquisition


      On the Closing Date, the Company will use the proceeds of this Offering to consummate the Acquisition of all of the outstanding capital stock of Ajax from Mr. Carl Massaro. The Stock Purchase Agreement provides for a Purchase Price of $20,625,000 adjusted by an amount equal to the Net Worth Adjustment, which is payable in cash on the Closing Date, except that, to the extent that the Purchase Price exceeds $19,924,085, the excess amount up to $4,000,000 is payable by Ajax pursuant to the Redemption Note. On the Closing Date, the
Company will grant Carl Massaro options to purchase up to 50,000 shares of Common Stock at 115% of the initial public offering price thereof, (the "Massaro Options"), and enter into (i) a three-year consulting agreement with Carl Massaro providing for annual base compensation of $160,000 and (ii) a "triple net" lease with Carl Massaro of the factory and office facility presently occupied by Ajax. The Massaro Options may be exercised for a period of five years, commencing upon the happening of both the expiration of 18 months following the date of this Prospectus, and (after the expiration of such 18 month period) the closing bid price of the Common Stock having been at least $18.00 for any 20 trading days within a period of any consecutive 30 trading days, subject to certain exceptions. See "The Aquisition-- Related Transactions with Carl Massaro" and "Underwriting." On the Closing Date, Carl Massaro will repay $561,000 in loans from the Company. Carl Massaro repaid the Company $300,000 in loans in 1995. In addition, Ajax will terminate an existing credit facility with Summit Bank, and Mr. Massaro will terminate his guaranty of Ajax's obligations thereunder. See "The Acquisition," "Management--Employment Agreements" and "Business--Business of the Company--Facilities."


Fees to Affiliated Parties

      The Company will reimburse Redstone Capital Corporation (which is a party related to Steven Merker and William Merker, who are officers, directors and principal stockholders of the Company, and to Andrew Levy, who is a principal stockholder of the Company and a consultant and advisor to Steven Merker), Steven Merker and William Merker approximately $25,000, $40,000 and $25,000, respectively (an aggregate of $90,000), representing amounts advanced by them in respect of expenses incurred in connection with the Acquisition and this Offering.

                            DESCRIPTION OF SECURITIES

General

      The Company is authorized by its amended and restated Certificate of Incorporation (the "Certificate") to issue an aggregate of 10,000,000 shares of Common Stock, par value $.001 per share, and 3,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), which Preferred Stock may be issued with such rights, designations and privileges (including redemption and voting rights) as the Board of Directors may, from time to time, determine.

Common Stock

      Holders of the Common Stock are entitled to one vote per share and, subject to the rights of the holders of the Preferred Stock (discussed below), to receive dividends when and as declared by the Board of Directors, and to share ratably in the assets of the Company legally available for distribution in the event of the liquidation, dissolution or winding up of the Company. The Board of Directors may not declare dividends payable to holders of Common Stock unless and until all accrued cash dividends through the most recent past quarterly dividend payment date have been paid in full to holders of the Convertible Preferred Stock. Holders of the Common Stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights. In the event the Company were to elect to sell additional shares of its Common Stock following this Offering, investors in this Offering would have no right to purchase such additional shares. As a result, their percentage equity interest in the Company would be diluted. The shares of Common Stock offered hereby will be, when issued and paid for, fully-paid and not liable for further call or assessment. Holders of the Common Stock do not have cumulative voting rights, which means that the holders of more than half of the outstanding shares of Common Stock (subject to the rights of the holders of the Preferred Stock) can elect all of the Company's directors, if they choose to do so. In such event, the holders of the remaining shares would not be able to elect any directors. The Board is empowered to fill any vacancies on the Board. Except as otherwise required by the Delaware Law, all stockholder action is taken by vote of a majority of the outstanding shares of Common Stock voting as a single class present at a meeting of stockholders at which a quorum (consisting of a majority of the outstanding shares of the Company's Common Stock) is present in person or by proxy.

Preferred Stock

      The Company is authorized by the Certificate to issue a maximum of 3,000,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by the Board of Directors of the Company. Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and limitations with respect thereto, shall be filed with the Secretary of State of the State of Delaware. The effect of such Preferred Stock is that the Company's Board of Directors alone, within the bounds and subject to the federal securities laws and the Delaware Law, may be able to authorize the issuance of Preferred Stock which could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

Convertible Preferred Stock

      The issuance of 1,500,000 shares of Convertible Preferred Stock has been authorized by resolutions adopted by the Board of Directors and set forth in a Certificate of Designation, Preferences and Rights of 8 1/2% Senior Convertible Redeemable Preferred Stock filed with the Secretary of State of the State of Delaware, which contains the designations, rights, powers, preferences, qualifications and limitations of the Convertible Preferred Stock. Upon issuance, the shares of Convertible Preferred Stock offered hereby will be fully paid and non-assessable.

      Dividends. The holders of the Convertible Preferred Stock are entitled to receive if, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends at the rate of $____ per share per annum, payable quarterly on the last business day of March, June, September and December of each year, commencing December 31, 1997 (each a "Dividend Payment Date"), to the holders of record as of a date, not more than 60 days prior to the Dividend Payment Date, as may be fixed by the Board of Directors. Dividends accrue from the first day of the quarterly period in which such dividend may be payable, except with respect to the first quarterly payment which shall accrue from the date of issuance of the Convertible Preferred Stock.

      Dividends on the Convertible Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the Dividend Payment Date to which they relate. Accumulated unpaid dividends will not bear interest. Under Delaware Law, the Company may declare and pay dividends or make other distributions on its capital stock only out of capital surplus (as defined in the Delaware Law) and in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. On September 30, 1997, the Company had available capital surplus of $21,459,000 (on a pro forma as adjusted basis, after giving effect to this Offering). The payment of dividends and any future operating losses will reduce such surplus of the Company, which may adversely affect the ability of the Company to continue to pay dividends on the Convertible Preferred Stock. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution.

      No dividends may be paid on any shares of capital stock ranking junior to the Convertible Preferred Stock (including the Common Stock) unless and until all accumulated and unpaid dividends on the Convertible Preferred Stock have been declared and paid in full.

      Conversion. At the election of the holder thereof, each share of Convertible Preferred Stock will be convertible into Common Stock at any time on or after ______, 1998 (180 days after the date hereof) and prior to redemption at a conversion rate of one share of Common Stock for each share of Convertible Preferred Stock (an effective conversion price of $__ per share or 120% of the initial public offering price per share of Common Stock) (the "Conversion Price"). The Conversion Price is subject to adjustment from time to time in the event of (i) the issuance of Common Stock as a dividend or distribution on any class of capital stock of the Company; (ii) the combination, subdivision or reclassification of the Common Stock; (iii) the distribution to all holders of Common Stock of evidences of the Company's indebtedness or assets (including securities, but excluding cash dividends or distributions paid out of earned surplus); (iv) the failure of the Company to pay a dividend on the Convertible Preferred Stock within 30 days after a Dividend Payment Date, which will result in each instance in a reduction of $.50 per share in the Conversion Price but not below $9.00 per share, or __% of the initial per share Conversion Price of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock; or (v) the sale of Common Stock at a price, or the issuance of options, warrants or convertible securities with an exercise or conversion price per share, less than the lower of the then current Conversion Price or the then current market price of the Common Stock (except upon exercise of options outstanding on the date of this Prospectus and options thereafter granted to employees, officers, directors, stockholders or consultants pursuant to existing stock option plans). No adjustment in the Conversion Price will be required until cumulative adjustments require an adjustment of at least 5% in the Conversion Price. No factional shares will be issued upon conversion, but any fractions will be adjusted in cash on the basis of the then current market price of the Common Stock. Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally available funds. The right to convert the Convertible Preferred Stock terminates on the date fixed for redemption.

      In case of any consolidation or merger to which the Company is a party (other than a consolidation or merger in which the Company is the surviving party and the Common Stock is not changed or exchanged), or in case of any sale or conveyance of all or substantially all the property and assets of the Company, each share of Convertible Preferred Stock then outstanding will be convertible from and after such merger, consolidation or sale or conveyance of property and assets into the kind and amount of shares of stock or other securities and property receivable as a result of such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock could have been converted immediately prior to such merger, consolidation, sale or conveyance.

      Optional Cash Redemption. The Company may, at its option, redeem the Convertible Preferred Stock, in whole but not in part, upon 30 days prior written notice at any time on or after _______, 2000 (30 months after the date hereof) at a redemption price of $___ per share, plus accumulated and unpaid dividends, if the Market Price of the

Common Stock (as defined below) equals or exceeds $___ per share (180% of the initial public offering price per share) for at least 20 trading days within a period of 30 consecutive trading days ending not more than five trading days prior to the date of the notice of redemption. The term "Market Price" means the closing bid price as reported by the principal securities exchange on which the Common Stock is listed or admitted to trading or by Nasdaq or, if not traded thereon, the high bid price as reported by Nasdaq or, if not quoted thereon, the high bid price on the OTC Bulletin Board or in the National Quotation Bureau sheet listing for the Common Stock, or, if not listed therein, as determined in good faith by the Board of Directors.

      Provisions Relating to Optional Cash Redemption. Notice of redemption must be mailed to each holder of Convertible Preferred Stock to be redeemed at his last address as it appears upon the Company's registry books not less than 30 days nor more than 60 days prior to the date fixed for redemption (the "Redemption Date"). On and after the Redemption Date, dividends will cease to accumulate on shares of Convertible Preferred Stock called for redemption.

      On or after the Redemption Date, holders of Convertible Preferred Stock which have been redeemed shall surrender their certificates representing such shares to the Company at its principal place of business or as otherwise specified in the notice of redemption and thereupon either (i) the redemption price of such shares shall be payable to the order of, or (ii) the shares of Common Stock shall be issued to, the person whose name appears on such certificate or certificates as the owner thereof; provided, that a holder of Convertible Preferred Stock may elect to convert such shares into Common Stock at any time prior to the Redemption Date.

      From and after the Redemption Date, all rights of the holders of redeemed shares shall cease with respect to such shares and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

      Voting Rights. The holders of Convertible Preferred Stock are not entitled to vote, except as set forth below and as provided by applicable law. On matters subject to a vote by holders of Convertible Preferred Stock, the holders are entitled to one vote per share.

      The affirmative vote of at least: (i) two-thirds of the shares of Convertible Preferred Stock, voting as a class, shall be required to authorize, effect or validate the creation and issuance of any class or series of stock ranking superior to; and (ii) a majority of the shares of Convertible Preferred Stock, voting as a class, shall be required to authorize, effect or validate the creation and issuance of any class or series of stock ranking on parity with, the Convertible Preferred Stock with respect to the declaration and payment of dividends or distribution of assets on liquidation, dissolution or winding-up. In the event that the Company has the right to redeem the Convertible Preferred Stock, no such vote is required if, prior to the time such class is issued, provision is made for the redemption of all shares of Convertible Preferred Stock and such Convertible Preferred Stock is redeemed on or prior to the issuance of such class.

      In the event that the Company fails to pay any dividends for four consecutive quarterly dividend payment periods, the holders of the Convertible Preferred Stock, voting separately as a class, shall be entitled to elect two directors. Such right will be terminated as of the next annual meeting of stockholders of the Company following payment of all accrued dividends.

      Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders of Common Stock or any stock ranking junior to Convertible Preferred Stock, the holders of Convertible Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidating distribution of $________ per share, plus any accumulated and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment of $________ per share, plus all accumulated and unpaid dividends on the Convertible Preferred Stock and similar payments on any other class of stock ranking on a parity with the Convertible Preferred Stock upon liquidation, then the holders of Convertible Preferred Stock and such other shares will share ratably in any such distribution of the Company's assets in proportion to the full respective distributable amounts to which they are entitled.

      A consolidation or merger of the Company with or into another corporation or sale or conveyance of all or substantially all the property and assets of the Company will not be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Company for purposes of the foregoing.

      Miscellaneous. The Company is not subject to any mandatory redemption or sinking fund provision with respect to the Convertible Preferred Stock. The holders of the Convertible Preferred Stock are not entitled to preemptive rights to subscribe for or to purchase any shares or securities of any class which may at any time be issued, sold or offered for sale by the Company. Shares of Convertible Preferred Stock redeemed or otherwise reacquired by the Company shall be retired by the Company and shall be unavailable for subsequent issuance as any class of the Company's Preferred Stock.

Indemnification of Officers and Directors

      The Company's Certificate of Incorporation provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under the Delaware General Corporation Law as in effect when such liability is determined. The General Corporation Law of the State of Delaware limits the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty or care as a director. Liability is not limited for (i) any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. This limitation does not eliminate the liability for violation of federal securities laws. The Company's by-laws provide that the Company shall, to the fullest extent permitted under Delaware law, indemnify its officers and directors.

Delaware Law and Certain Provisions of the Certificate of Incorporation and By-Laws

      The Company's Certificate of Incorporation (the "Certificate") and By-Laws include provisions that could make more difficult the acquisition of the Company by means of a merger, tender offer, a proxy contest or otherwise. These provisions, as described below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. These provisions may also, however, inhibit a change in control of the Company in circumstances that could give the holders of the Common Stock the opportunity to realize a premium over the then prevailing market price of the Common Stock. In addition, such provisions could adversely affect the market price for the Common Stock. The Company believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

      The Certificate and the By-Laws provide that the Board of Directors (the "Board") will be divided into three classes of directors, with the term of each class expiring in a different year. See "Management." The By-Laws provide that the number of directors will be fixed from time to time exclusively by the Board, but shall consist of not more than 15 nor less than three directors. A majority of the Board then in office has the sole authority to fill any vacancies on the Board. The Certificate provides that directors may be removed only by the affirmative vote of holders of at least 75% of the voting power of all of the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

      The Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Certificate and By-Laws provide that special meetings of stockholders can be called by the Chairman of the Board of the Company, pursuant to a resolution approved by a majority of the total number of directors which the Company would have if there were no vacancies on the Board, or by the stockholders owning at least 20% of the stock entitled to vote at the meeting. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the Chairman of the Board, or at the request of a majority of the members of the Board, or as specified in the stockholders' notice of a meeting.

      The By-Laws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Board, of candidates for election as directors and with regard to business brought before an annual meeting of stockholders of the Company.

      The Certificate and By-Laws contain provisions requiring the affirmative vote of the holders of at least 75% of the Voting Stock, voting together as a single class, to amend certain provisions of the Certificate relating primarily to anti-takeover provisions and to the limitations on director liability.

      The Certificate empowers the Board, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the capital stock, the estimated current value of the Company in a freely negotiated transaction, and the estimated future value of the Company as an independent entity; (ii) the impact of such a transaction on the customers and employees of the Company, and its effect on the communities in which the Company operates; and (iii) the ability of the Company to fulfill its objectives under applicable statutes and regulations.

      The Certificate prohibits the Company from purchasing any shares of the Company's stock from any person, entity or group that beneficially owns 5% or more of the Company's Voting Stock at a price exceeding the average closing price for the 20 trading days prior to the purchase date, unless a majority of the Company's disinterested stockholders approve the transaction. This restriction on purchases by the Company does not apply to any offer to purchase shares of a class of the Company's stock which is made on the same terms and conditions to all holders of that class of stock, to any purchase of stock owned by such a 5% stockholder occurring more than two years after such stockholder's last acquisition of the Company's stock, to any purchase of the Company's stock in accordance with the terms of any stock option or employee benefit plan, or to any purchase at prevailing market prices pursuant to a stock purchase program.

      Section 203 of the Delaware General Corporation Law ("DGCL") is applicable to corporations organized under the laws of the State of Delaware. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation may not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to mean any person that
(i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, and the affiliates and associates of such person referred to in clause (i) or (ii) of this sentence. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective 12 months after adoption. The Company's Certificate and By-Laws do not exclude the Company from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Board.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Upon the consummation of this Offering, 2,900,000 shares of Common Stock and 1,000,000 shares of Convertible Preferred stock will be outstanding (3,095,000 shares of Common Stock and 1,150,000 shares of Convertible Preferred Stock if the Over-allotment Option is exercised in full). The 1,300,000 shares of Common Stock and 1,000,000 shares of Convertible Preferred Stock sold in this Offering (1,495,000 shares of Common Stock and 1,150,000 shares of Convertible Preferred Stock if the Over-allotment Option is exercised in full) will be freely tradeable without restrictions or further registration under the Securities Act unless acquired by an "affiliate" of the Company (as that term is defined in the Securities Act), in which case such Shares will be subject to the resale limitations of Rule 144 under the Securities Act ("Rule 144").

      The remaining 1,600,000 shares of Common Stock which will be outstanding upon the consummation of this Offering have been issued by the Company in private transactions in reliance upon the "private placement" exception under
Section 4(2) of the Securities Act in connection with the organization of the Company, and are therefore "restricted securities" within the meaning of Rule 144 ("Restricted Securities"). In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned for at least one year shares privately acquired, directly or indirectly, from the Company or from an affiliate of the Company, and persons who are affiliates of the Company, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the outstanding shares of Common Stock, or (ii) the average weekly trading volume of shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.


      The existing stockholders, Carl Massaro (with respect to the Massaro Options) and any other holders of outstanding securities exercisable for or convertible into Common Stock other than the holders of the Bridge Notes, have agreed not to, directly or indirectly, issue, agree or offer to sell, sell, transfer, assign, distribute, grant an option for purchase or sale of, pledge, hypothecate or otherwise encumber or dispose of ("Sell") any beneficial interest in such securities until the expiration of 18 months from the date of this Prospectus and until such time after the expiration of such 18 months that the closing bid price of the Common Stock has been at least $18.00 for any 20 trading days within a period of any consecutive 30 trading days without the prior written consent of the Company and the Representative other than (x) shares of Common Stock transferred pursuant to bona fide gifts where the transferee agrees in writing to be similarly bound, or (y) securities transferred through the laws of descent or (z) Common Stock or Convertible Preferred Stock that has been pledged, where the pledgee has agreed in writing to be bound by such restriction. The holders of the Bridge Notes have agreed not to Sell any beneficial interest therein for a period of one year after the date of this Prospectus, subject to the foregoing exceptions. Upon the occurrence of these events, all such shares may be sold subject to the limitations of and in accordance with Rule 144, and these 1,600,000 shares will be available for sale in the public market subject to certain volume and resale restrictions, as described below. Additional shares of Common Stock and Convertible Preferred Stock, including shares issuable upon exercise of (i) up to 340,000 options granted in accordance with the Stock Option Plan, (ii) 50,000 options granted to Carl Massaro (the "Massaro Options"), and (iii) the Representative's Warrants will also become eligible for sale in the public market from time to time in the future.


      The Company has reserved 390,000 shares of Common Stock for issuance under the Stock Option Plan and the Massaro Options. At appropriate times subsequent to completion of this Offering, the Company may file registration statements under the Securities Act to register the Common Stock to be issued under the Stock Option Plan and the Massaro Options. After the effective date of such registration statements, and subject to the lock-up agreement executed by existing shareholders, shares issued under the Plan will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by affiliates of the Company.

      Prior to this Offering, there has been no market for the Common Stock. No prediction can be made with respect to the effect, if any, that public sales of shares of the Common Stock or the availability of shares for sale will have on the market price of the Common Stock after this Offering. Sales of substantial amounts of the Common Stock in the public market following this Offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock the ability of the Company to raise capital through sales of its equity securities.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is a summary of the material United States federal income tax considerations relevant to the purchase, ownership and disposition of the Convertible Preferred Stock and the Common Stock by the holders thereof, but does not purport to be a complete analysis of the relevant tax issues. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of any such stock. The discussion does not address all of the federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign investors and persons holding either or both of the Convertible Preferred Stock and the Common Stock as part of a "straddle," "hedge" or "conversion transaction." Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with investors who hold Convertible Preferred Stock and Common Stock as "capital assets" within the meaning of section 1221 of the Code.

      PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Distributions on Stock

      Distributions on the Convertible Preferred Stock and the Common Stock will be taxable as ordinary income to the extent that the amount distributed does not exceed the Company's current or accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the amount of distributions exceeds the Company's current or accumulated earnings and profits (as determined for federal income tax purposes), a distribution will be treated as a return of capital, thus reducing the holder's adjusted tax basis in such stock. The amount of any such excess distribution that is greater than the holder's adjusted basis in the stock with respect to which a distribution is made will be taxed as capital gain and will be long-term capital gain if the holder's holding period for such stock exceeds one year. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution taxed as ordinary income as described above, unless the context indicates otherwise.

      Dividends on the Convertible Preferred Stock and the Common Stock received by corporate holders will be eligible for the 70% dividends-received deduction under Section 243 of the Code, subject to limitations generally applicable to the dividends-received deductions, including those contained in Sections 246 and 246A of the Code and the corporate alternative minimum tax. The 70% dividends-received deduction may be reduced if a holder's shares with respect to which a dividend was received are "debt financed." In addition, the availability of the 70% dividends received deduction is subject to the satisfaction of holding period requirements under Section 246(c) of the Code (generally 45 days for the Common Stock and 90 days for the Convertible Preferred Stock). The length of time that a holder is deemed to have held stock for these purposes is reduced for periods during which the holder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or other similar transactions. Section 246(c) of the Code also denies the 70% dividends received deduction to the extent that a corporate holder is under an obligation, with respect to substantially similar or related property, to make payments corresponding to the dividend received. Under Section 246(b) of the Code, the aggregate dividends-received deductions allowed generally may not exceed 70% of the taxable income, with certain adjustments, of the corporate shareholder.

      In general, under Section 1059 of the Code, the tax basis of stock that has been held by a corporate shareholder for two years or less (determined as of the earliest of the date on which the Company declares, announces or agrees to the payment of an actual or constructive dividend) is reduced (but not below zero) by the non-taxed portion of an "extraordinary dividend" for which a dividends-received deduction is allowed. In addition, such corporate holder will recognize gain in the year in which the extraordinary dividend is received to the extent that its tax basis would have been reduced below zero but for the foregoing limitation. Generally, an "extraordinary dividend" is a dividend that
(i) equals or exceeds, in the case of preferred stock, 5% of the holder's basis in such stock or 10% in the case of any other stock (computed by treating all dividends having ex-dividend dates within an 85-day period as a single dividend) or (ii) exceeds 20% of the holder's adjusted basis in its stock (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). If an election is made by a holder, under certain circumstances in applying these tests, the fair market value of its stock as of the day before the ex-dividend date may be substituted for the holder's basis.

      An "extraordinary dividend" would also include amounts received in the case of certain redemptions of the Convertible Preferred Stock and the Common Stock that are non-pro rata as to all shareholders, without regard to the period the holder held the stock.

      Special rules apply with respect to "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable no less often than annually and (ii) is not in arrears as to dividends when acquired, provided the actual rate of return as determined under Section 1059(e)(3) of the Code on such stock does not exceed 15%. A qualified preferred dividend will not be treated as an extraordinary dividend if the taxpayer holds the stock for more than five years. In addition, if the taxpayer disposes of the stock before it has been held for more than five years, the aggregate reduction in basis will not exceed the excess of the qualified preferred dividends paid on such stock during the period held by the taxpayer over the qualified preferred dividends which would have been paid during such period on the basis of the stated rate of return as determined under Section 1059(e)(3) of the Code. The length of time that a taxpayer is deemed to have held stock for purposes of the extraordinary dividend rules is determined under principles similar to those applicable for purposes of the dividends-received deduction discussed above.

Conversion of Convertible Preferred Stock

      Conversion of the Convertible Preferred Stock into Common Stock will not result in the recognition of gain or loss (except with respect to cash received in lieu of fractional shares). The holders's adjusted tax basis in the Common Stock received upon conversion would be equal to the holder's tax basis in the shares of Convertible Preferred Stock converted, reduced by the portion of such basis allocable to the fractional share interest exchanged for cash. The holding period for the Common Stock received upon conversion would include the holding period of the Convertible Preferred Stock converted.

Redemption or Other Disposition of Stock

      In the event the Company exercises its right to redeem the Convertible Preferred Stock, the redemption proceeds will generally be treated as a sale or exchange if the holder does not own, actually or constructively, within the meaning of Section 318 of the Code, any stock of the Company other than the stock redeemed. If a holder does own, actually or constructively, such other stock, a redemption of stock may be treated as a dividend to the extent of the Company's current or accumulated earnings and profits (as determined for federal income tax purposes). Such dividend treatment would not apply and the redemption would be treated as a sale or exchange if the redemption is "substantially disproportionate" with respect to the holder under Section 302(b)(2) of the Code or is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code. A distribution to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in the Company. A redemption of stock for cash that results in a reduction in the proportionate interest in the Company (taking into account any constructive ownership) of a holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs may be regarded as a "meaningful reduction" in the holder's stock interest in the Company. In all cases, amounts of cash received upon redemption of the Convertible Preferred Stock which represents declared and unpaid dividends will be subject to taxation in the manner discussed under "Distributions on Stock" above.

      If a redemption of stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount received by the holder. The holder's adjusted tax basis in the redeemed stock will be transferred to his remaining stock holdings in the Company. If the holder does not retain any stock ownership in the Company, the holder may lose such basis entirely.

      Upon a redemption of stock that is not treated as a distribution taxable as a dividend or upon a sale or other disposition of stock, the holder will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received and the holder's adjusted tax basis in the stock that is redeemed, sold or disposed of. Such gain or loss would be long-term capital gain or loss if the holding period for the stock exceeded one year. For corporate taxpayers, long-term capital gains are taxed at the same rate as ordinary income. For individual taxpayers, net capital gains (the excess of the taxpayer's net long-term capital gains over his net short-term capital losses) are subject to a maximum tax rate of (i) 28%, if such stock was held for more than one year but not more than 18 months or (ii) 20%, if such stock was held for more than 18 months. The deductibility of capital losses are restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, individual taxpayers generally may deduct annually $3,000 of capital losses in excess of their capital gains. Capital losses which cannot be utilized because of the aforementioned limitation are, for corporate taxpayers carried back three years and, in most circumstances, carried forward for five years; for individual taxpayers, capital losses may only be carried forward without a time limitation.

Proposed Legislation

      The President has previously proposed legislation which would reduce the 70% dividends-received deduction to 50%. Although such legislation was not enacted as part of the recently enacted Taxpayer Relief Act of 1997, it cannot be predicted with certainty whether in the future such proposal will be enacted into law or, if enacted, what would be its effective date. Corporate holders of stock are urged to consult their own tax advisors regarding the possible effects of such proposed legislation.

Backup Withholding

      A holder of the Convertible Preferred Stock or Common Stock may be subject to backup withholding at a rate of 31% with respect to dividends thereon and gross proceeds upon sale, exchange or retirement of such stock, unless such holder (i) is a corporation or other exempt recipient and, when required, demonstrates that fact, or (ii) provides a correct taxpayer identification number, certifies, when required, that such holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld are creditable against the holder's federal income tax, provided the required information is provided to the IRS. A holder who does not provide the Company with a correct taxpayer identification number may be subject to penalties imposed by the IRS. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

EACH PROSPECTIVE HOLDER OF CONVERTIBLE PREFERRED STOCK OR COMMON STOCK SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF HOLDING OR DISPOSING OF SUCH STOCK INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN INCOME TAX LAWS, AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                                  UNDERWRITING

      The Underwriters named below (the "Underwriters"), for whom Westport Resources Investment Services, Inc. is acting as Representative, have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") to purchase from the Company and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of shares of Convertible Preferred Stock and Common Stock set forth opposite their names:

                                          Number of Shares
                                          of Convertible       Number of Shares
    Underwriters                          Preferred Stock       of Common Stock
    ------------                          ---------------       ---------------
 Westport Resources ....................
 Investment Services, Inc ..............
 Dirks & Company, Inc. .................
 Millennium Financial Group, Inc. ......
 RAF Financial Corporation .............

     Total .............................    1,000,000               1,300,000
                                            =========               =========

      The Underwriters are committed to purchase all the Securities offered hereby, if any of such Securities are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

      The Company has been advised by the Representative that the Underwriters propose initially to offer the Securities to the public at the initial public offering price, set forth on the cover page of this Prospectus and to certain dealers at such price less concessions not in excess of $________ per share of Common Stock and $________ per share of Convertible Preferred Stock. Such dealers may re-allow a concession not in excess of $________ per share of Common Stock and $________ per share of Convertible Preferred Stock to certain other dealers. After the commencement of this Offering, the public offering price, concession and reallowance may be changed by the Representative.

      The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the Securities offered hereby.


      The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make. The Company has also agreed to pay to the Representative a non-accountable expense allowance equal to three percent of the gross proceeds derived from the sale of the Securities underwritten, of which $25,000 has been paid to date. In addition $10,000 was paid to a prior prospective underwriter.


      The Company has granted to the Underwriters an Over-allotment Option, exercisable during the 45 day period from the date of this Prospectus, to purchase up to 150,000 shares of Convertible Preferred Stock and 195,000 shares of Common Stock at the initial public offering prices per share of Common Stock and Convertible Preferred Stock offered hereby, less underwriting discounts and the non-accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Securities offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional Securities proportionate to its initial commitment.


      In connection with this Offering, the Company has agreed to sell to the Representative, for nominal consideration, warrants to purchase from the Company up to 130,000 shares of Common Stock and 100,000 shares of Convertible Preferred Stock. The Representative's Warrants are initially exercisable at a price of ___% of the initial public offering price per share of Common Stock and ___% of the initial public offering price per share of Convertible Preferred Stock. The Representative's Warrants are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the date hereof, except to the respective officers of the Representative and may be exercised for a period of four years, commencing one year from the date of this Prospectus. The
Representative's Warrants provide for adjustment in the number of shares of Common Stock issuable upon the exercise thereof and in the exercise price of the Representative's Warrants as a result of certain events, including subdivisions and combinations of the Common Stock. The Representative's Warrants grant to the holders thereof certain demand and "piggyback" rights of registration for the securities issuable upon exercise thereof.

      All officers, directors and existing stockholders of the Company, and all holders of any outstanding options, warrants or other securities (including Carl Massaro but excluding the holders of the Bridge Notes) convertible, exercisable or exchangeable for or convertible into shares of Common Stock have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose ("Sell") of any beneficial interest in such securities until the expiration of 18 months following the date of this Prospectus and until such time after the expiration of such 18 months that the closing bid price of the Common Stock has been at least $18.00 for any 20 trading days within a period of any consecutive 30 trading days without the prior written consent of the Representative other than (x) shares of Common Stock transferred pursuant to bona fide gifts where the transferee agrees in writing to be similarly bound, (y) securities transferred through the laws of descent or (z) Common Stock or Convertible Preferred Stock that has been pledged, where the pledgee has agreed in writing to be similarly bound. The holders of the Bridge Notes have agreed not to Sell any beneficial interest therein for a period of one year after the date of this Prospectus subject to the foregoing exceptions. An appropriate legend shall be marked on the face of certificates representing all such securities.


      The Company has agreed not to, directly or indirectly, without the prior written consent of Westport Resources Investment Services, Inc., issue, sell, agree or offer to sell, grant an option for the purchase or sale of, or otherwise transfer or dispose of any of its securities for a period of 12 months following the date of this Prospectus, except (x) pursuant to the exercise of the Representative's Warrants, the Massaro Options or the Stock Option Plan or
(y) debt under certain circumstances in connection with bona fide business acquisitions and/or expansions consistent with the Company's business plans as generally described in this Prospectus.

      The Company has agreed for a period of three years after the date hereof, if requested by Westport Resources Investment Services, Inc., to use its best efforts to nominate for election to the Company's Board of Directors one person designated by Westport Resources Investment Services, Inc. In the event Westport Resources Investment Services, Inc. elects not to exercise such right, Westport Resources Investment Services, Inc. may designate a person to receive all notices of meetings of the Company's Board of Directors and all other correspondence and communications sent by the Company to its Board of Directors and to attend all such meetings of the Company's Board of Directors. The Company has agreed to reimburse designees of Westport Resources Investment Services, Inc. for their out-of-pocket expenses incurred in connection with their attendance of meetings of the Company's Board of Directors.

      Prior to this Offering, there has been no public market for the Securities. Consequently, the initial public offering prices of the Securities and the terms of the Convertible Preferred Stock have been determined by negotiation between the Company and the Representative and do not necessarily bear any relationship to the Company's asset value, net worth, or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure, the market for initial public offerings and certain other factors as were deemed relevant.

      In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Convertible Preferred Stock or Common Stock for the purpose of stabilizing their respective market prices. The Underwriters also may create a short position for the account of the Underwriters by selling more Securities in connection with this Offering than they are committed to purchase from the Company, and in such case may purchase Securities in the open market following completion of this Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the Over-allotment Option referred to above. In addition, the Representative, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in this Offering) for the account of other Underwriters, the selling concession with respect to Securities that are distributed in this Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

      Westport Resources Investment Services, Inc. has agreed to share its compensation and rights under the Underwriting Agreement with Dirks & Company, Inc., Millennium Financial Group, Inc. and RAF Financial Corporation.

      The foregoing is a summary of the principal terms of the agreements described above. Reference is made to the copies of such agreements which are filed as exhibits to the Registration Statement of which this Prospectus is a part for a more complete description thereof. See "Additional Information."

                                  LEGAL MATTERS

      The legality of the Securities offered hereby will be passed upon for the Company by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York. Orrick Herrington & Sutcliffe LLP, New York, New York, has acted as counsel for the Underwriters in connection with this Offering.

                                     EXPERTS

      The financial statements and schedules included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

      The Company has filed with the Commission a Registration Statement (together with all amendments and exhibits thereto, the "Registration Statement") on Form S-1 under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. The Company will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Any such request shall be directed to:
Standard Automotive Corporation, 321 Valley Road, Hillsborough Township, New Jersey 08876-4056, telephone (908) 369-5544, Attn: Secretary.

      The Registration Statement, including all exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 219 South Dearborn Street, Chicago, Illinois 60604; 7 World Trade Center, New York, New York 10048; and 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material, including the Registration Statement, can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically at the Commission's site on the World Wide Web located at http:\\www.sec.gov.

      The Company intends to furnish its shareholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. In addition, after this Offering, the Company will be subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports, proxy statements and other information with the Securities and Exchange Commission. The Company's fiscal year end is March 31.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                           -----

Standard Automotive Corporation
            Report of Independent Certified Public Accountants ..........    F-2
            Financial Statements
            Balance Sheets ..............................................    F-3
            Statement of Operations .....................................    F-4
            Statement of Cash Flows .....................................    F-4
            Notes to Financial Statements ...............................    F-5

Ajax Manufacturing Company
            Report of Independent Certified Public Accountants ..........    F-6
            Financial Statements
            Balance Sheets ..............................................    F-7
            Statements of Income and Retained Earnings ..................    F-8
            Statements of Cash Flows ....................................    F-9
            Notes to Financial Statements ...............................   F-10

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

BOARD OF DIRECTORS
STANDARD AUTOMOTIVE CORPORATION:

      We have audited the accompanying balance sheet of Standard Automotive Corporation (the "Company"), as of March 31, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

      As discussed in Note 1 to the balance sheet, the Company was formed in January 1997 and has entered into a definitive agreement for the acquisition of Ajax Manufacturing Company, concurrently with the consummation of an initial public offering of its common and preferred stock.

      In our opinion, the balance sheet referred to above presents fairly, in all material aspects, the financial position of Standard Automotive Corporation as of March 31, 1997 in conformity with generally accepted accounting principles.



/s/ BDO SEIDMAN, LLP
BDO SEIDMAN, LLP
Woodbridge, New Jersey
August 11, 1997 (November 10, 1997 as to Note 4)

                         STANDARD AUTOMOTIVE CORPORATION

                                 BALANCE SHEETS

                                                                    (Unaudited)
                                                        March 31,  September 30,
                                                       ---------   -------------
                                                          1997         1997
                                                       ---------     ---------
                                     ASSETS:

Capitalized Acquisition and Financing Costs .......... $ 375,000     $ 792,000
                                                       ---------     ---------
Total ................................................ $ 375,000     $ 792,000
                                                       =========     =========

                     LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:


Accrued expenses ..................................... $ 375,000     $ 482,000
Accrued interest .....................................      --           6,000
Accrued obligation on settlement of Bridge
  Note payable .......................................      --         151,000
Note payable .........................................      --         325,000
                                                       ---------     ---------
Total liabilities ....................................   375,000       964,000
                                                       ---------     ---------
Stockholders' Equity
 Preferred Stock: $.001 par value, 3,000,000
   shares authorized, none issued and outstanding ....      --           --
 Common Stock: $.001 par value 10,000,000 shares
   authorized, 1,567,500  issued and outstanding .....     1,567         1,567
Common Stock Subscription Receivable .................    (1,567)       (1,567)
Accumulated deficit ..................................      --        (172,000)
                                                       ---------     ---------
Total Stockholders' Equity ...........................         0      (172,000)
                                                       ---------     ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ........... $ 375,000     $ 792,000
                                                       =========     =========


                See accompanying notes to financial statements.

                         STANDARD AUTOMOTIVE CORPORATION
                             STATEMENT OF OPERATIONS
                           For the Three Months Ended
                               September 30, 1997
                                   (Unaudited)

Revenues ....................................................         $    --
                                                                      ---------
Interest expense related to Bridge Notes ....................           172,000
                                                                      ---------
Total Expenses ..............................................           172,000
                                                                      ---------
Loss before income taxes ....................................          (172,000)
Tax benefit .................................................              --
                                                                      ---------
Net loss ....................................................         $(172,000)
                                                                      =========

                              -------------------

                         STANDARD AUTOMOTIVE CORPORATION
                             STATEMENT OF CASH FLOWS
                           For the Three Months Ended
                               September 30, 1997
                                   (Unaudited)

Cash flows from operating activities:

  Net Loss ....................................................       $(172,000)
                                                                      ---------
  Adjustments to reconcile net income to net cash used in operations:

  Accretion of interest expense related to
    settlement of Bridge Notes payable ........................         151,000
  Amortization of Financing Fees ..............................          15,000
  Accrued expenses ............................................        (319,000)
                                                                      ---------
  Net cash used in operations .................................        (325,000)
                                                                      ---------

Cash flows provided by financing activities:

  Proceeds from issuance of Bridge Notes ......................         325,000
                                                                      ---------
  Net cash provided by financing activities ...................         325,000
                                                                      ---------
Net change in cash ............................................               0
Cash, beginning of period .....................................               0
                                                                      ---------
Cash, end of period ...........................................       $       0
                                                                      =========

                See accompanying notes to financial statements.

                         STANDARD AUTOMOTIVE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

Note 1 - Organizational and General

      Standard Automotive Corporation (the "Company") was formed and incorporated in January 1997. The Company has conducted no operations to date. Concurrent with its acquisition of Ajax Manufacturing Company ("Ajax"), the Company has incurred certain costs related to this transaction. The Company has capitalized approximately $375,000 and $775,000 (unaudited) of such costs at March 31, 1997 and September 30, 1997, respectively. The acquisition agreement was executed on August 11, 1997. The acquisition of Ajax is to be funded from the proceeds of an initial public offering of the Company's common and preferred stock. Of the total amount of 3,000,000 authorized shares of Preferred Stock, the Company has reserved 1,150,000 shares in connection with the acquisition of Ajax. Of the total amount of 10,000,000 authorized shares of Common Stock, the Company has reserved 1,495,000 in connection with the acquisition of Ajax.

      The Company maintains its books and records on the accrual basis of accounting.

      Common Stock was issued to the Company's founders and principals at nominal values, which approximated management's assessment of the fair values of such securities at the date of issuance. At that time, the Company had conducted no business and the probability of consummating the acquisition of Ajax could not be predicted with any degree of certainty.

Note 2 - Unaudited Interim Statements

      The financial statements as of and for the three months ended September 30, 1997 are unaudited; however in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim period have been made. Based on an assessment of all available evidence, including the lack of historical positive operating trends, management concluded that the realization of the deferred tax asset (approximately $70,000 at September 30, 1997) could not be considered more likely than not. Accordingly, a valuation allowance was established against the deferred tax asset.

Note 3 - Bridge Financing (Unaudited)

      In August 1997, the Company obtained $325,000 in Bridge Financing ("Bridge Notes") from third party investors. Upon consummation of the initial public offering, the Company will repay the principal amount of bridge notes along with interest thereon at the annual rate of 12% from the date of issuance and issue holders of the bridge notes a sufficient number of shares of common stock to equal the principal amount of the bridge notes, determined by the initial public offering price per share of the Company's common stock. The Company incurs a charge to operations in the period that the Bridge Notes are outstanding. Interest expense on the anticipated issuance of common stock to Bridge Notes investors (based upon an estimated issuance date of November 30, 1997) totalled $151,000 for the three months ended September 30, 1997. Interest expense on the Bridge Notes totalled $6,000 for the three months ended September 30, 1997.


Note 4 - Subsequent Event

      On November 10, 1997, the Company effected a .758162-for-one reverse stock split which reduced the number of shares of the Company outstanding from 2,067,500 to 1,567,500. All references to share and per share data have been changed accordingly.

               Report of Independent Certified Public Accountants

Ajax Manufacturing Company
Hillsborough Township, New Jersey

      We have audited the accompanying balance sheets of Ajax Manufacturing Company as of March 31, 1996 and 1997, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ajax Manufacturing Company as of March 31, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.


/s/ BDO Seidman, LLP
BDO Seidman, LLP
Woodbridge, New Jersey
June 3, 1997 (August 11, 1997 as to Note 11, November 7, 1997 as to the last paragraph of Note 10 and December 10, 1997 as to Note 12)

                           Ajax Manufacturing Company

                                 Balance Sheets

                                                  (As restated)
                                                    (Note 12)       (Unaudited)
                                                     March 31,     September 30,
                                                -----------------  -------------
                                                1996         1997      1997
                                                -----       -----      -----

                                     Assets

Current:
  Cash and cash equivalents ...............  $1,482,069  $1,558,398  $   583,068
Accounts receivable (net of allowance
   for doubtful accounts of $22,800 at
   March 31, 1996 and $30,000 at
   March 31, 1997 and September 30, 1997) .     750,882   2,536,336    1,685,451
    Inventory (Note 3) ....................   3,341,095   3,514,923    5,874,765
    Other receivables .....................      94,019        --           --
    Prepaid expenses (Note 8) .............     158,304     219,505      236,712
    Deferred taxes (Note 7) ...............     199,000     205,000      716,000
                                             ----------  ----------  -----------
      Total current assets ................   6,025,369   8,034,162    9,095,996
                                             ----------  ----------  -----------
Property and equipment, net of accumulated
   depreciation and amortization of
   $2,422,780 at March 31, 1996, $2,539,307
   at March 31, 1997 and $2,605,309 at
   September 30, 1997 (Note 4) ............     946,315     993,649    1,064,144
                                             ----------  ----------  -----------
Other assets:
  Loans receivable - related parties
    (Note 8) ..............................        --       300,000      561,000
                                             ----------  ----------  -----------
      Total assets ........................  $6,971,684  $9,327,811  $10,721,140
                                             ==========  ==========  ===========

                      Liabilities and Stockholder's Equity

Current:
  Accounts payable ......................... $  567,071  $1,179,028   $1,221,651

  Accrued expenses .........................    239,104     669,923      187,552
  Accrued Excise Tax Settlement (Note 10) ..       --          --        828,862
   Income taxes payable ....................    657,643     244,087      841,086
                                             ----------  ----------  -----------
      Total current liabilities ............  1,463,818   2,093,038    3,079,151
Long-term liabilities:
  Deferred income taxes (Note 7) ...........     13,000      12,000       12,000
                                             ----------  ----------  -----------
      Total liabilities ....................  1,476,818   2,105,038    3,091,151
                                             ----------  ----------  -----------
Commitments and contingencies
  (Notes 8 and 10)
Stockholder's equity:
  Common stock, no par value 100 shares
     authorized, 75 shares issued and
     outstanding ...........................      1,000       1,000        1,000
  Contributed Capital (Note 12).............    270,000     270,000      270,000
  Retained earnings ........................  5,223,866   6,951,773    7,358,989
                                             ----------  ----------  -----------
      Total stockholder's equity ...........  5,494,866   7,222,773    7,629,989
                                             ----------  ----------  -----------

      Total liabilities and
          stockholder's equity ............. $6,971,684  $9,327,811  $10,721,140
                                             ==========  ==========  ===========

                See accompanying notes to financial statements.

                           Ajax Manufacturing Company

                   Statements of Income and Retained Earnings


                                                            Years ended                   Six months ended
                                                              March 31,                     September 30,
                                                -----------------------------------    ----------------------
                                                   1995         1996         1997        1996          1997
                                                  ------       ------       ------       -----         -----
                                              (As restated)                           (Unaudited)   (Unaudited)
                                                (Note 12)

Net sales (Note 9) ..........................  $33,406,612  $42,537,553  $22,355,871   $8,780,895  $11,170,153
Operating costs and expenses:
  Cost of sales (Note 8) ....................   30,710,595  33,973,010    17,027,441    6,945,652    8,880,509


  Selling, general and administrative
     expenses (Note 8) ......................    1,418,843   3,082,402     2,509,947    1,073,526      799,529
                                               ----------- -----------   -----------   ----------  -----------
      Total operating costs and expenses ....   32,129,438  37,055,412    19,537,388    8,019,178    9,680,038
                                               ----------- -----------   -----------   ----------  -----------
Operating income ............................    1,277,174   5,482,141     2,818,483      761,717    1,490,115
Interest expense (Notes 5 and 6) ............     (338,869)   (117,501)       --           --           --
Other income (expense):
  Excise tax settlement (Note 10) ...........        --           --           --           --        (828,862)
  Investment income .........................        7,384      49,520        77,424       32,422       31,963
  Legal settlements (Note 10) ...............       66,700      35,003         --           --           --
                                               ----------- -----------   -----------   ----------  -----------
    Income before income taxes and
      extraordinary gain on extinguishment
      of restructured debt ..................    1,012,389   5,449,163     2,895,907      794,139      693,216
Provision for income taxes (Note 7) .........      498,000   2,195,000     1,168,000      326,000      286,000
                                               ----------- -----------   -----------   ----------  -----------
    Income before extraordinary gain on
       extinguishment of restructured debt ..      514,389   3,254,163     1,727,907      468,139      407,216
Extraordinary gain on extinguishment of
   restructured debt (net of taxes of
   $62,640) (Note 6) ........................        --         90,140         --           --           --
                                               ----------- -----------   -----------   ----------  -----------
Net income ..................................      514,389   3,344,303     1,727,907      468,139      407,216
Retained earnings, beginning of period ......    1,365,174   1,879,563     5,223,866    5,223,866    6,951,773
                                               ----------- -----------   -----------   ----------  -----------
Retained earnings, end of period ............  $ 1,879,563 $ 5,223,866   $ 6,951,773   $5,692,005  $ 7,358,989
                                               =========== ===========   ===========   ==========  ===========



                 See accompanying notes to financial statements.

                           Ajax Manufacturing Company

                            Statements of Cash Flows



                                                                  Years ended               Six Months ended
                                                                   March 31,                  September 30,
                                                       --------------------------------     -----------------
                                                        1995        1996         1997        1996       1997
                                                       ------      ------       ------       -----      -----
                                                    (As restated)                         (Unaudited)(Unaudited)
                                                      (Note 12)
Cash flows from operating activities:
  Net income ......................................   $ 514,389  $ 3,344,303 $ 1,727,907  $ 468,139  $ 407,216
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
    Extraordinary gain on extinguishment of
       restructured debt ..........................        --      (152,780)        --         --         --
    Interest expense on restructured debt .........      69,390       5,000         --         --         --
    Bad debt provision ............................        --        22,800        7,200       --         --
    Depreciation and amortization .................     232,201     141,616      123,795     75,000     66,000
    Deferred taxes ................................     (98,000)     (1,000)      (7,000)  (233,000)  (511,000)
    Non cash compensation expense                       270,000        --           --         --         --
    Accounts receivable ...........................     714,807    (270,921)  (1,792,654)  (538,945)   850,885
    Inventory .....................................    (681,423)  1,523,539     (173,828)   859,000 (2,359,842)
    Other receivables .............................     (16,604)    (53,355)      94,019     94,019       --
    Prepaid expenses ..............................     (60,486)     14,249      (61,201)   (37,063)   (17,207)
    Accounts payable and accrued expenses .........     941,545  (1,858,289)   1,042,776    435,368   (439,747)
    Accrued Settlement ............................        --          --           --         --      828,862
    Income taxes payable ..........................     367,891     154,531     (413,556)  (294,940)   596,999
                                                     ---------- -----------  ----------- ----------  ---------

        Net cash provided by (used in)
            operating activities ..................   2,253,710   2,869,693      547,458    827,578   (577,834)
                                                     ---------- -----------  ----------- ----------  ---------
Cash flows used in investing activities:
   Issuance of note receivable - related parties ..    (464,400)       --       (300,000)   (86,541)  (261,000)
  Repayments of note receivable - related parties .        --       464,400         --         --         --
  Acquisition of property and equipment ...........    (135,661)   (139,048)    (171,129)   (67,090)  (136,496)
                                                     ---------- -----------  ----------- ----------  ---------
        Net cash provided by (used in)
           investing activities ...................    (600,061)    325,352     (471,129)  (153,631)  (397,496)
                                                     ---------- -----------  ----------- ----------  ---------
Cash flows used in financing activities:
  Decrease in bank acceptances payable ............    (158,893)       --           --         --         --
  Repayment of restructured debt ..................        --      (525,000)        --         --         --
  Repayments of loans to related parties ..........    (316,144)   (293,873)        --         --         --
  Payments on short term borrowings ...............  (1,701,449) (1,406,019         --         --         --
                                                     ---------- -----------  ----------- ----------  ---------
        Net cash used in financing activities .....  (2,176,486) (2,224,892)        --         --         --
                                                     ---------- -----------  ----------- ----------  ---------
Net increase (decrease) in cash and
   cash equivalents ...............................    (522,837)    970,153       76,329    673,947   (975,330)
Cash and cash equivalents, beginning of period ....   1,034,753     511,916    1,482,069  1,482,069  1,558,398
                                                     ---------- -----------  ----------- ----------  ---------
Cash and cash equivalents, end of period ..........  $  511,916 $ 1,482,069  $ 1,558,398 $2,156,016  $ 583,068
                                                     ========== ===========  =========== ==========  =========
Supplemental disclosures of cash flow information:
  Cash paid during the period for:

Interest ..........................................  $  261,668 $   139,921  $      --    $    --     $   --
                                                     ========== ===========  ===========  =========  =========
Income taxes ......................................  $  114,000 $ 2,003,100  $ 1,720,620  $ 383,000  $ 200,000
                                                     ========== ===========  ===========  =========  =========

                See accompanying notes to financial statements.

                           Ajax Manufacturing Company

                          Notes to Financial Statements

      1. Business Description. Ajax Manufacturing Company (the "Company" or "Ajax") principally manufactures and refurbishes trailer chassis at its Hillsborough, New Jersey facility. The Company also manufactures industrial waste and refuse containers. Certain transactions of the Company were initially executed under the name of an inactive, affiliated corporation controlled by the Company's Stockholder; related costs were funded by the Company and reflected in the accompanying financial statements.

      2. Summary of Significant Accounting Policies

      Revenue Recognition.

      The Company recognizes revenue when the product is inspected and accepted by its customers or the customers' authorized agent and title has transferred.

      Cash Equivalents

      The Company considers all highly liquid investments with maturities of less than three months when purchased to be cash equivalents.

      Income Taxes

      The Company follows Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the difference between the financial statement and tax basis of assets and liabilities using expected tax rates in effect for the year in which the differences are expected to reverse.

      Inventory

      Inventory is stated at the lower of cost, determined on a first-in, first-out basis, or market.

      Inventory at September 30, 1997 has been costed using the gross-profit method which was utilized in arriving at cost of sales for the six months ended September 30, 1997 and 1996.

      Property and Equipment

      Property and equipment are stated at cost. Depreciation is computed using the straight line method for financial reporting purposes. The estimated lives used in depreciating the assets are:
                                                                         Years
                                                                        ------
      Transportation equipment ....................................      3 - 5
      Leasehold improvements ......................................    10 - 25
      Furniture, fixtures and office equipment ....................      5 - 7
      Machinery and equipment .....................................      5 - 7

      Depreciation on leasehold improvements is recorded over the lesser of the useful lives of the assets or lease term. Expenditures for major renewals and improvements that extend the useful lives of property and equipment are capitalized. Expenditures for routine maintenance and repairs are charged to expense as incurred.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The costs the Company will ultimately incur and the value of assets ultimately realized could differ in the near term from the related amounts reflected in the accompanying financial statements.

      Significant accounting estimates include valuation of inventory, useful lives of property and equipment and in the measurement of contingencies.

      Fair Value of Financial Instruments

      Generally accepted accounting principles require disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments

                           Ajax Manufacturing Company
disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. For cash equivalents, accounts receivable and accounts payable, it is estimated that the carrying amounts at March 31, 1996 and 1997 approximated fair values for these instruments because of their short-term maturities or payment terms. Due to unspecified repayment terms of the amounts due from related parties, it is not practicable to determine the fair value of these non-interest bearing amounts.

      Effects of Recent Accounting Pronouncements

      In February 1997, SFAS No. 128, "Earnings per Share", was issued. The pronouncement, which is effective for periods ending after December 15, 1997, requires dual presentation of basic and diluted earnings per share. Given its current ownership structure, the disclosure of earnings per share is not required and, accordingly, this statement is not expected to have an impact on the Company's disclosures.

      In June 1997, SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information, were issued. SFAS No. 130 addresses standards for reporting and display of comprehensive income and its components and SFAS No. 131 requires disclosure of reportable operating segments. Both statements are effective for the Company's 1999 fiscal year. The Company will be reviewing these pronouncements to determine their applicability, if any.

      3. Inventory. Inventory is comprised of the following:


                                                                   (Unaudited)
                                              March 31,           September 30,
                                     ------------------------     -------------
                                        1996           1997           1997
                                       ------         ------         ------
      Raw materials ...............  $1,936,467      $1,837,542    $4,605,600
      Work in progress ............     958,117         766,000       712,093
      Finished goods ..............     446,511         911,381       557,072
                                     ----------      ----------    ----------
                                     $3,341,095      $3,514,923    $5,874,765
                                     ==========      ==========    ==========


      4. Property and Equipment. Property and equipment are summarized by major classifications as follows:

                                                                   (Unaudited)
                                                 March 31,         September 30,
                                        ----------------------     -------------
                                           1996         1997           1997
                                          ------       ------          -----
      Transportation equipment .....   $   150,907   $   181,197     $ 213,904
      Leasehold improvements .......     1,096,307     1,096,307     1,111,257
      Furniture, fixtures and
         office equipment ..........       169,011       190,045       192,570
      Machinery and equipment ......     1,952,870     2,065,407     2,151,722
                                       -----------   -----------    ----------
                                         3,369,095     3,532,956     3,669,453
      Less: Accumulated depreciation
         and amortization ..........     2,422,780     2,539,307     2,605,309
                                       -----------   -----------    ----------
                                       $   946,315   $   993,649    $1,064,144
                                       ===========   ===========    ==========

      5. Short-Term Borrowings. In November 1995, the Company entered into a revolving line of credit agreement with a bank (the "Agreement") which permits borrowings up to the lesser of (1) $2,000,000 or (2) the sum of defined account receivables and inventory levels, plus $750,000. Interest on the revolving line of credit is payable monthly at the bank's rate, plus 2%. There was no outstanding balance as of March 31, 1996 and 1997 and September 30, 1997 (unaudited). Interest expense for the years ended March 31, 1996 and 1997 and the six months ended September 30, 1997 (unaudited), totaled $41,962, $0 and $0, respectively.

      The Agreement contains certain restrictions, including prohibitions on additional borrowings or guarantees, the sale of assets and the payment of dividends. The Company is also required to maintain certain financial ratios. As of March 31, 1997 and September 30, 1997 (unaudited), the Company was in compliance with all financial and operating covenants as specified in the Agreement. Substantially all of the assets of the Company are pledged as collateral against outstanding borrowings. This Agreement will be terminated upon completion of the sale of the Company, discussed in Note 11.

      The Company's previous line of credit facilities were replaced by the Agreement. Related interest expense for the years ended March 31, 1995 and 1996 were $243,539 and $57,705, respectively. The interest rates in effect on outstanding borrowings as of March 31, 1995 was 12 1/2%.

                           Ajax Manufacturing Company

      6. Restructured Debt. At March 31, 1992, the Company was in technical default of the payment terms of the balance ($485,343) of its 11 1/2% notes. The Company and the creditor commenced negotiations on restructuring the payment terms of this note and on April 19,1995, a settlement was reached. In return for a full release of the obligation and interests in related collateral, the Company paid $525,000 to the creditor. The accompanying financial statements reflect the accrual of compounded interest expense through the settlement date. The balance outstanding at March 31, 1995 was $672,780, including $187,437 of accrued interest. The excess of the carrying value of this contractual obligation over the settlement amount ($90,140, net of a current tax benefit of $16,000 and a deferred tax provision of $78,640) has been recognized as an extraordinary gain for the year ended March 31, 1996.

      Interest expense for this note totaled $69,390 and $5,000 for the years ended March 31, 1995 and 1996, respectively.

      7. Income Taxes. The provision (benefit) for income taxes in the statements of income and retained earnings consists of the following components:


                                                                  (Unaudited)
                                                               Six Months Ended
                                  Year ended March 31,           September 30,
                           -------------------------------       -------------
                            1995         1996         1997           1997
                            -----        ----         -----          -----
Current:
  Federal .............    $435,000    $1,674,000  $   910,000      $652,000
  State ...............     161,000       522,000      265,000       145,000
                           --------    ----------   ----------      --------
Deferred:
  Federal .............     (81,000)         (800)      (6,000)     (424,000)
  State ...............     (17,000)         (200)      (1,000)      (87,000)
                           --------    ----------   ----------      --------
Total provision .......    $498,000    $2,195,000   $1,168,000      $286,000
                           ========    ==========   ==========      ========


      Deferred tax assets (liabilities) consist of the following items:
                                                                   (Unaudited)
                                              March 31,           September 30,
                                       ---------------------      ------------
                                        1996           1997            1997
                                        ----           ----            ----
Deferred tax asset:
      Accounts receivable .........   $   9,000      $  12,000      $  12,000
      Inventory ...................     154,000        160,000        289,000
      Accrued liabilities .........        --             --          382,000
      Warranty accrual ............      36,000         33,000         33,000
                                      ---------      ---------      ---------
                                      $ 199,000      $ 205,000      $ 716,000
                                      =========      =========      =========
Deferred tax liabilities:
      Principally property,
          plant and equipment
          basis difference ........   $ (13,000)     $ (12,000)     $ (12,000)
                                      =========      =========      =========

      A reconciliation between the Company's effective tax-rate and the U.S. statutory rate is as follows:


                                                                  (Unaudited)
                                                                Six Months Ended
                                         Year ended March 31,     September 30,
                                   ---------------------------  ----------------
                                    1995       1996       1997        1997
                                    ----       -----      ----        ----
U.S. statutory rate applied
   to pretax income ..............  34.0%     34.0%      34.0%        34.0%
State tax provision, net of
   federal tax benefit ...........   7.0       7.0        7.0          7.0
Non deductible compensation
   expense .......................  10.2        --         --           --
Other ............................  (2.0)      (.7)       (.7)          --
                                    ----      ----       ----         ----
Total effective tax rate .........  49.2%     40.3%      40.3%        41.0%
                                    ====      ====       ====         ====


      8. Related Party Transactions. Lease Obligations with Stockholder. The Company leases its manufacturing and office facilities from its sole Stockholder on a monthly basis. (See Note 11). Rent expense incurred by the Company is $310,000, $516,667, $620,000 and $310,000 for the years ended March 31, 1995,
1996 and 1997 and the six months ended September 30, 1997 (unaudited), respectively. At March 31, 1997 and September 30, 1997 (unaudited), prepaid rent totaled $103,333 and $51,667, respectively.

      Selling, General and Administrative Expenses

      The Company does not have employment agreements with its President, also the Company's Stockholder and his son, an officer of the Company ("Officer"). The Stockholder's and Officer's compensation varies with the overall

                           Ajax Manufacturing Company
performance of the Company and is generally subject to limitations imposed by financial institutions, which have outstanding indebtedness with the Company. Salary and incentives expense for the Company's Stockholder was $13,000, $1,232,500, $581,947 and $184,000 for the years ended March 31, 1995, 1996 and
1997 and the six months ended September 30, 1997, respectively. The Company has also recorded a non cash charge of $270,000 in the fiscal year ended March 31, 1995 related to the imputed compensation expense on the value assigned to the Stockholder's services. The Company increased Contributed Capital for the amount of such charges (see note 12). Salaries and incentives expense for the Officer was $110,500, $386,613, $680,546 and $100,100 for the years ended March 31,
1995, 1996 and 1997, respectively.


      Loans

      At March 31, 1997, and September 30, 1997 the Company had loan receivables of $300,000 and $561,000 (unaudited), respectively, from related parties, principally an officer and the Stockholder. The loans do not bear interest or stipulate payment terms; accordingly, the receivables are considered non-current.

      In 1989, the Company borrowed approximately $300,000 from an officer, with an interest rate of 9% with principal amortized over a term of 30 years. The outstanding balance at March 31, 1995 was $279,323. The Company repaid the entire balance of this loan in September 1995. There was no gain or loss on the early repayment of the debt. Interest expense for this note totaled $25,940 and $12,834 for the years ended March 31, 1995 and 1996, respectively.

      Guarantees

      Through various guarantees, the Company's Stockholder is contingently liable for repayment of certain indebtedness of the Company. There was no outstanding principal of such borrowings at March 31, 1996 and 1997. There are no direct costs to the Company associated with these guarantees.

      9. Major Customers and Concentrations.

      Major Customers

      Listed below are five customers who individually accounted for 10% or more of net sales for the years ended March 31, 1995, 1996 and 1997, respectively and the six months ended September 30, 1997 (unaudited):

                                                                   September 30,
  Customer         1995             1996             1997             1997
  --------         -----           ------            -----            -----
     A               32%             33%              57%              59%
     B               --              26               33               --
     C               --              18               --               --
     D               30              10               --               24
     E               37              --               --               --
                     --              --               --               --
                     99%             87%              90%              83%
                     ==              ==               ==               ==

      Historically, the Company has relied on a limited number of customers for a substantial portion of its total revenues. The Company expects that a significant portion of its future revenues will continue to be generated by a limited number of customers. The loss of any of these customers or any substantial reduction in orders by any of these customers could have a material adverse effect on operating results.

      Concentrations

      As discussed in Note 1, the Company's manufacturing and refurbishing processes are concentrated in one facility.

      The Company maintains cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

      Credit Risk

      Accounts receivable are primarily composed of unsecured balances. The Company does not require collateral as a condition of sale.

                           Ajax Manufacturing Company

      The Company has $634,000 (84% of total) and $1,660,000 (65% of total) of accounts receivable with a sole customer at March 31, 1996 and 1997, respectively. At March 31, 1997, another customer had an accounts receivable balance of approximately $882,000 (34% of total). At September 30, 1997 two customers had accounts receivable balances of approximately $385,000 and $1,051,000. This represents approximately 23% and 62%, respectively, of the accounts receivable balance at September 30, 1997.


      10. Commitments and Contingencies.

      Environmental Matters

      The Company is subject to various Federal, state and local laws and regulations governing the use, discharge and disposal of hazardous materials. Except as noted below, management believes that the Company is in substantial compliance with current laws and regulations. Accordingly, no reserve has been established for such exposures. Compliance with current laws and regulations has not had, and is not expected to have, a material adverse effect on the Company's financial condition. However, it is possible that additional health related or environmental issues may arise in the future which the Company cannot predict at present.

      The Company is subject to extensive federal, state and local regulation of environmental matters relating to its operations. The Company and its Stockholder are currently involved in site investigations to ascertain whether any environmental remediation efforts are required and, if necessary, the magnitude and extent of such costs.

      On May 8, 1997,  the New Jersey  Department  of  Environmental  Protection
("NJDEP") issued an Administrative Order of Civil Administrative Penalty Assessment ("Order and Notice") assessing the Company a $9,000 penalty for emitting volatile organic compounds ("VOC") in excess of permissible limits in 1995. In response to the Order and Notice, the Company submitted to the NJDEP an adjudicatory hearing request which contests the $9,000 assessment and outlines the steps that the Company has taken to comply with the air quality regulatory requirements for volatile compound emissions. The NJDEP could make further assessments with respect to other years in which the allowable volatile compound limits were exceeded by the Company, although no other assessments have yet been received.

      In March 1997, the Company applied for new permits which seek to increase the VOC emission limits of the paint spray booths by almost 25 additional tons per year, which application was denied by NJDEP on July 30, 1997. The Company has appealed the NJDEP denial, and if new permits are not granted the Company will not be in compliance with its allowable emission limits during 1997.


      The Company is presently preparing an amendment to its permit application proposing that the Company and NJDEP enter into a Administrative Consent Order or other form of agreement (a "Compliance Schedule") as to VOC emissions from the three paint spray booths at the facility. The Company plans to propose a timetable by which it will change its primer and topcoat paint formulations from current, solvent based products that generate high amounts of VOC upon drying to water-based and lower-solvent based primers and topcoats, which would generate lower amounts of VOC upon drying. The Company believes that such change is technically feasible and that by making such change, the Company will reduce VOC emissions to levels allowable under the Company's present permits while allowing the Company to produce numbers of completed chassis comparable to those produced in recent years. Water-based primers are currently available. The Company has been advised by paint manufacturers that topcoat paints with progressively lower VOC content are currently being tested and will become available during the next twelve months. These primers and paints are suitable for the purposes of the Company's customers. Use of the new primer and paint products is expected to require certain modifications of the Company's production lines, primarily because water-based primer requires an additionally heated drying environment than solvent-based primer. The Company is preparing its plan for installing such modifications, which will be presented to NJDEP as part of the planned
Compliance Schedule proposal. The cost of such modifications and of the equipment required therefor is estimated to be less than $100,000. There is no assurance that NJDEP will grant a Compliance Schedule to the Company, or if granted the Compliance Schedule will not include NJDEP demands for fines, penalties, or other sanctions. If NJDEP does not grant a Compliance Schedule, the Company might need to reduce its output of chassis until lower VOC formulations are utilized.

                           Ajax Manufacturing Company

      The outcome of NJDEP regulatory actions cannot be predicted with certainty. The NJDEP could fine the Company for operating the shot blaster booths without a completed permit until February 5, 1997, for operating the heaters for the paint spray booths without a permit, and/or for emitting more VOCs from the paint spray booths than allowed by its permits. If changing to water-based primers and low VOC topcoat paints is not acceptable to NJDEP, NJDEP could require the Company to take other steps to comply with NJDEP requirements and the Clean Air Act, including capital improvements to ensure compliance with air quality regulations. Such improvements could include a VOC incinerator and/or other control apparatus which could cost $2,000,000 or more.

      Failure to comply with NJDEP regulations and directives could result in fines and/or NJDEP orders to curtail or shutdown operations, any or all of which could have a material adverse effect on the Company's business, results of operations, and financial condition.

      While it is not feasible to predict the outcome of all these matters, management, based upon all available information, is of the opinion that the ultimate disposition of these environmental matters will not have a material adverse effect on the Company's financial position or results of operations.

      Disposal Costs

      The Company also engages independent contractors to arrange, at no cost to the Company or the lessor, for the disposal of parts of refurbished chassis and used equipment that are stored at its present location. The Company has not established reserves related to the associated disposal costs of such items (in the event the current leasing arrangement ceases and the Company relocates), since such costs will be the responsibility of its lessor, also the Company's Stockholder.

      Legal

      The Company is either a plaintiff or a defendant in several pending legal matters arising in the normal course of operations. In the opinion of management, the final resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

      Included in "Other income," in the accompanying 1995 and 1996 statements of income and retained earnings are the proceeds from legal settlements of $66,700, and $35,003 respectively. The Company initiated litigation against certain inventory manufacturers for damages arising from purchases of substandard product.

      Internal Revenue Service ("IRS") Review


      Revenue derived from sales of the Company's manufactured chassis is subject to Federal excise tax. The Company uses certain estimates and valuation assumptions in calculating excise tax liabilities. On July 3, 1997, the IRS notified Ajax of an assessment totaling $1,722,000 (which includes $287,000 of penalties) for the period from March 1995 through December 1996. In November of 1997 the Company and its outside counsel, based on preliminary discussions with the IRS, decided to pursue a settlement agreement. On November 7, 1997 the
Company paid approximately $829,000 to settle this matter. The Company recognized the effects of this settlement as a charge in the six month period ended September 30, 1997.


      11. Sale of Company. On August 11, 1997 the Company's Stockholder executed an agreement to sell the Company to an independent third party, Standard Automotive Corporation ("SAC"), for consideration approximating $23.9 million. The exact purchase price is subject to adjustment by the parties and will be based on the financial position of the Company as of the closing date. The amount of the contested IRS assessments discussed in Note 10 will be placed in escrow pending the settlement of the matter.

      In connection with the sale, the Company will execute a lease with its Stockholder for an initial term of five years with four renewal options totaling twenty years. The estimated annual base rent over the initial term will be $600,000.


      12. 1995 Restatement

      The financial statements for the year ended March 31, 1995 have been restated to reflect the recognition of a $270,000 non cash charge for the value, in excess of amounts paid, ascribed to the services rendered by the Company's Stockholder during that period.

                           Ajax Manufacturing Company

      The Company recorded a corresponding increase in Contributed Capital to reflect the value of such services for the year ended March 31, 1995. The effect of the restatement was to reduce the Company's net income for the year ended March 31, 1995 and retained earnings as of March 31, 1995, 1996 and 1997 by $270,000 from amounts previously published (see note 8).

      13. Unaudited Interim Statements


      The financial statements as of September 30, 1997 and for the six month periods ended September 30, 1996 and 1997 are unaudited; however in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been made. The results of interim periods are not necessarily indicative of the results to be obtained in a full fiscal year.

================================================================================

No Underwriter, dealer, sales person or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the hereof or that the information contained herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                           --------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary ........................................................    3
Risk Factors ..............................................................    9
The Acquisition ...........................................................   17
Use of Proceeds ...........................................................   19
Dividend Policy ...........................................................   19
Capitalization ............................................................   20
Dilution ..................................................................   21
Selected Financial Data ...................................................   23
Unaudited Selected Pro Forma Financial Data ...............................   24
Management's Discussion and Analysis of
  Financial Condition and Results of Operations ...........................   27
Business ..................................................................   33
Management ................................................................   41
Principal Shareholders ....................................................   45
Certain Transactions ......................................................   46
Description of Securities .................................................   47
Shares Eligible for Future Sale ...........................................   52
Certain Federal Income Tax Considerations .................................   53
Underwriting ..............................................................   56
Legal Matters .............................................................   58
Experts ...................................................................   58
Additional Information ....................................................   58
Index to Financial Statements .............................................  F-1

                           --------------------------


Until _______, 1998 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.


================================================================================


================================================================================

                               STANDARD AUTOMOTIVE
                                   CORPORATION

                                1,000,000 Shares
                                       of
                             Convertible Redeemable
                                 Preferred Stock

                                1,300,000 Shares
                                       of
                                  Common Stock

                                   ----------
                                   PROSPECTUS
                                   ----------

                               WESTPORT RESOURCES
                            INVESTMENT SERVICES, INC.

                              DIRKS & COMPANY, INC.

                        MILLENNIUM FINANCIAL GROUP, INC.
                              (European Co-Manager)

                            RAF FINANCIAL CORPORATION

                                 _________, 1997

================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the AMEX filing fee, the amounts set forth below are estimates.

      Securities and Exchange Commission registration fee ........   $   9,114
      AMEX filing fee ............................................      20,000
      NASD filing fee ............................................       3,508
      Printing and engraving expenses ............................     100,000*
      Legal fees and expenses ....................................     400,000*
      Accounting fees and expenses ...............................     250,000*
      Blue Sky fees and expenses .................................       5,000*
      Transfer agent fees and expenses ...........................       5,000*
      Miscellaneous Expenses .....................................      17,378*

      Total ......................................................   $ 810,000
                                                                     =========

----------
* Estimated.

Item 14. Indemnification of Directors and Officers

      Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Pursuant to section 102(b)(7) of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation of the Company provides that the directors of the Company, individually or collectively, shall not be held personally liable to the Registrant or its stockholders for monetary damages for breaches of fiduciary duty as directors, except that any director shall remain liable (1) for any breach of the director's fiduciary duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) for liability under
Section 174 of the General Corporation Law of the State of Delaware or (4) for any transaction from which the director derived an improper personal benefit. The by-laws of the Company provide for indemnification of its officers and directors to the full extent authorized by law.

      Reference is made to Section 7 of the form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement.

Item 15. Recent Sales of Unregistered Securities

      In March 1997, the Company issued an aggregate of 1,567,500 shares (after giving effect to the November 10, 1997 reverse stock split) of Common Stock to Karl Massaro, William Merker, Steven Merker and Andrew Levy in connection with its organization for an aggregate of $2,067.50. The Company believes that the issuance of such shares is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act") pursuant to Section 4(2) thereof as a transaction not involving a public offering.

      On August 8, 1997, for aggregate consideration of $325,000, the Company sold $325,000 in aggregate principal amount of Notes (the "Bridge Notes") to the following third party investors: Gary Dorsi, Thomas Szemiot, Robert H. Rathauser, Dr. Stephen Jankovic, Ghanshyambhai G. Patel, Martin R. Lesh, Mark M. Wiener, Abbas K. Shikary, Swayam Prakash, Financial Merchant Group, Inc., David Leibman. The Company paid an aggregate of $32,500 as commissions in connection with the sale of the Bridge Notes. The Company believes that the issuance of the Bridge Notes is exempt from the registration requirements of the Act, pursuant to Section 4(2) thereof as a transaction not involving a public offering. Upon closing of this Offering, the Company will issue to the holders of the Bridge Notes a number of shares of Common Stock determined by dividing such principal amount by the initial public offering price per share of the Common Stock offered hereby. The Company believes that the issuance of such shares will be exempt from the registration requirements of the Act pursuant to Section 4(2) thereof as a transaction not involving a public offering.

      Upon closing of this Offering, the Company will grant options to purchase up to 50,000 shares of Common Stock to Mr. Carl Massaro. The Company believes that the grant of such options is exempt from the registration requirements of the Act pursuant to Section 4(2) thereof as a transaction not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

      (a) Exhibits:

  Exhibit No.          Description of Exhibit
  ----------           ----------------------
    1.1      Form of Underwriting Agreement***
    3.1      Amended and Restated Certificate of Incorporation of the Company***
    3.2      Form of Certificate of Designation, Preferences and Rights of
             8 1/2% Senior Convertible Redeemable Preferred Stock***
    3.3      By-Laws of the Company***

    4.2      Form of  Representative's  Warrant Agreement and Form of Warrant***
    5.1      Opinion of Phillips Nizer Benjamin Krim & Ballon LLP*
   10.1 Stock Purchase and Redemption Agreement between Standard Automotive Corporation and Carl Massaro dated August 11, 1997***
   10.2 Form of Employment Agreement between the Company and Karl Massaro dated _______, 1997***
   10.3 Form of Consulting Agreement between the Company and Carl Massaro dated _______, 1997***
   10.4      Form of Employment Agreement between the Company and Steven Merker
             dated _______,            1997***
   10.5 Form of Lease between the Company and Carl Massaro dated ____________, 1997***
   10.6 Form of Option Agreement dated _________ 1997 between the Company and Carl Massaro*
   10.7      1997 Incentive Stock Option Plan***
   10.8 Advisory Agreement between the Company and Barclay Partners LLC dated ___________, 1997*** 10.9 Advisory Agreement between the Company and Redstone Capital Corp. dated ___________, 1997***
   10.10 Form of Redemption Note to be executed by the Company in favor of Carl Massaro dated _______, 1997.***
   10.11 Form of Security Agreement between the Company and Carl Massaro dated _______, 1997.***
   10.12 Form of Guaranty made by the Company in favor of Carl Massaro dated _______, 1997.***
   10.13 Form of Escrow Agreement among the Company, Carl Massaro and Phillips Nizer Benjamin Krim & Ballon LLP dated _______, 1997.***
   10.14 Amendment to Stock Purchase and Redemption Agreement between Standard Automotive Corporation and Carl Massaro dated
             August 11, 1997*
   10.15     Remediation Agreement between Ajax Manufacturing Company and the
             NJDEP*

   12. Computation of Pro Forma, As Adjusted Ratio of Earnings to Combined Fixed Charges and Preferred
             Stock Dividends*
   23.1      Consent of BDO Seidman, LLP*
   23.2      Consent of BDO Seidman, LLP*
   23.3      Consent of Phillips Nizer Benjamin Krim & Ballon LLP
             (included in Exhibit 5.1)
   24.1      Power of Attorney (included in Part II)


----------
*     Filed herewith


**    To be filed by amendment

***   Previously filed

      (b) Financial Statement Schedules:

      All financial statement schedules are omitted because the information is not required, is not material or is otherwise included in the financial statements or related notes thereto.

Item 17. Undertakings

      The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

      (2) For the purposes of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

      The undersigned Registrant hereby undertakes:

            (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus  required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the  prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) to include any material  information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof;

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this Offering.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned in the City of New York, State of New York, on December 11, 1997.

                                        STANDARD AUTOMOTIVE CORPORATION

                                        By:        /s/ Karl Massaro
                                           -------------------------------------
                                            Karl Massaro, President and Director
                                                 (Principal Executive Officer)

      In accordance with the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates stated.

        Signature                      Titles                        Date
        ---------                      ------                        ----


           *                  Director                         December 11, 1997
-------------------------
       Roy Ceccato

   /s/ Karl Massaro           President and Director           December 11, 1997
-------------------------       (Principal Executive Officer)
       Karl Massaro

   /s/ Steven Merker          Treasurer and                    December 11, 1997
-------------------------       Principal Financial
       Steven Merker            and Accounting Officer
                                and Director

             *               Vice President, Secretary         December 11, 1997
-------------------------        Director
      William Merker

             *               Director                          December 11, 1997
-------------------------
      Joseph Spinella

                             Director                          December 11, 1997
-------------------------
      William Needham



*By: /s/Steven Merker
    -----------------
      Steven Merker
     Attorney-in-Fact


----------
*  Executed pursuant to a power of attorney contained in Registration Statement.